SEVENTH AMENDED AND RESTATED

REVOLVING CREDIT AGREEMENT

Effective as of March 19, 2007

Among

GROUP 1 AUTOMOTIVE, INC.,

the Subsidiary Borrowers Listed Herein,

THE LENDERS LISTED HEREIN,

JPMORGAN CHASE BANK, N.A.

as Administrative Agent,

COMERICA BANK,

as Floor Plan Agent,

and

BANK OF AMERICA, N.A.

as Syndication Agent

* * * * *

J. P. Morgan Securities Inc.

Lead Arranger and Sole Bookrunner

Andrews Kurth LLP
Counsel for Administrative Agent

TABLE OF CONTENTS

Page

Article I CERTAIN DEFINED TERMS, ACCOUNTING TERMS AND CONSTRUCTION

Section 1.1 Section 1.2 Section 1.3	Certain Defined Terms Accounting Terms Interpretation

Article II THE FLOOR PLAN LOANS

Section 2.1 Section 2.2 Section 2.3 Section 2.4 Section 2.5 Section 2.6 Section 2.7 Section 2.8 Section 2.9 Section 2.10 Section 2.11	Floor Plan Loan Commitments
Floor Plan Loans.
Floor Plan Borrowing Procedure
Notice of Types of Floor Plan Loans and Interest Periods
Payments; Application of Payments
Title Documents
Power of Attorney
Issuance of Drafting Agreements
Conditions to Issuance
Drafts Under Manufacturers Drafting Letters
Obligations Absolute

Article III ACQUISITION LOANS

Section 3.1
Section 3.2
Section 3.3
Section 3.4
Article IV SWING LINE LOANS
Section 4.1
Section 4.2
Section 4.3
Section 4.4
Section 4.5
Section 4.6
Article V ALL LOANS
Section 5.1
Section 5.2
Section 5.3
Section 5.4
Section 5.5
Section 5.6
Section 5.7
Section 5.8
Section 5.9
Section 5.10
Section 5.11
Section 5.12
Section 5.13
Section 5.14
Section 5.15
Section 5.16
Section 5.17
Section 5.18
Acquisition Loan Commitments
Acquisition Loans
Acquisition Loan Borrowing Procedure
Reserve Commitment; Reduction of Acquisition Loan Advance Limit

Swing Line Commitments
Accrual of Interest; Margin Adjustments
Requests for Swing Line Loans
Disbursement of Swing Line Loans
Refunding of or Participation Interest in Swing Line Loans
Swing Line Overdraft Loans

Notes; Advancement and Repayment of Loans
Interest on Loans
Interest on Overdue Amounts
Fees
Termination, Reduction or Conversion of Commitments
Alternate Rate of Interest
Prepayment of Loans; Mandatory Reduction of Indebtedness
Reserve Requirements; Change in Circumstances
Change in Legality
Breakage Costs and Related Matters
Pro Rata Treatment
Place of Payments
Sharing of Setoffs
Payments Free of Taxes
Applicable Interest Rate
Extension of Maturity Date
Replacement Lenders
Increase of Commitments

Article VI LETTERS OF CREDIT

Section 6.1 Section 6.2 Section 6.3 Section 6.4 Section 6.5 Section 6.6 Section 6.7 Section 6.8	General
Issuance, Amendment and Renewal of Letters of Credit
Risk Participations, Drawings and Reimbursements
Repayment of Participation
Role of the Issuing Bank
Obligations Absolute
Letter of Credit Fees
Cash Collateralization

Article VII REPRESENTATIONS AND WARRANTIES

Section 7.1
Section 7.2
Section 7.3
Section 7.4
Section 7.5
Section 7.6
Section 7.7
Section 7.8
Section 7.9
Section 7.10
Section 7.11
Section 7.12
Section 7.13
Section 7.14
Section 7.15
Section 7.16
Section 7.17
Section 7.18
Section 7.19
Organization; Corporate Powers
Authorization
Governmental Approval
Enforceability
Financial Statements
No Material Adverse Change
Title to Properties; Security Documents
Litigation; Compliance with Laws; Etc
Agreements; No Default
Federal Reserve Regulations
Taxes
Pension and Welfare Plans
No Material Misstatements
Investment Company Act
Maintenance of Insurance
Existing Liens
Environmental Matters
Subsidiaries
Engaged in Motor Vehicle Sales

Section 7.20 Dealer Franchise Agreements and Manufacturer Framework Agreements

Section 7.21 Use of Proceeds

Article VIII CONDITIONS OF LENDING

Section 8.1 Section 8.2 Section 8.3 Section 8.4	Conditions Precedent to Closing Date Conditions Precedent to Initial Borrowings Conditions Precedent to Each Borrowing Conditions Precedent to Conversions and Continuations

Article IX AFFIRMATIVE COVENANTS

Section 9.1
Section 9.2
Section 9.3
Section 9.4
Section 9.5
Section 9.6
Section 9.7
Section 9.8
Section 9.9
Section 9.10
Section 9.11
Section 9.12
Section 9.13
Section 9.14
Section 9.15
Section 9.16
Section 9.17
Section 9.18
Existence
Repair
Insurance
Obligations and Taxes
Financial Statements; Reports
Litigation and Other Notices
ERISA
Books, Records and Access
Use of Proceeds
Nature of Business
Compliance
Audits
Demonstrators and Rental Motor Vehicles
Disbursement Account
Further Assurances
Permitted Acquisitions
Ford Borrower and GM Borrower Dividends
Segregated Bank Accounts

Article X NEGATIVE COVENANTS
Section 10.1
Section 10.2
Section 10.3
Section 10.4
Section 10.5
Section 10.6
Section 10.7
Section 10.8
Section 10.9
Section 10.10
Section 10.11
Section 10.12
Section 10.13
Section 10.14
Section 10.15

Indebtedness
Liens
Consolidations and Mergers
Disposition of Assets
Investments
Transactions with Affiliates
Other Agreements
Fiscal Year; Accounting
Credit Standards
Pension Plans
Stockholder’s Equity
Restricted Payments
Fixed Charge Coverage Ratio
Senior Secured Leverage Ratio and Total Leverage Ratio
Current Ratio

Article XI EVENTS OF DEFAULT AND REMEDIES

Section 11.1 Section 11.2 Section 11.3 Section 11.4 Section 11.5 Section 11.6	Acquisition Events of Default Acquisition Remedies Floor Plan Events of Default Floor Plan Remedies Overdrawing of Floor Plan Loans Application of Collateral

Article XII THE AGENT, FLOOR PLAN AGENT AND THE COLLATERAL

Section 12.1 Authorization and Action of the Agent; Rights and Duties Regarding Collateral, Priority of Distributions

Section 12.2 Section 12.3 Section 12.4 Section 12.5 Section 12.6 Section 12.7 Section 12.8 Section 12.9 Section 12.10 Section 12.11 Section 12.12 Section 12.13 Section 12.14	Agent’s Reliance
Agent and Affiliates; JPMorgan Chase and Affiliates
Lenders’ Indemnity of Agent
Lender Credit Decision
Resignation of Agent; Successor Agent
Notice of Default
Authorization and Action of the Floor Plan Agent.
Floor Plan Agent’s Reliance
Floor Plan Agent and Affiliates; Comerica and Affiliates
Floor Plan Agent’s Indemnity
Lender Credit Decision
Resignation of Floor Plan Agent; Successor Floor Plan Agent
Notice of Default

Article XIII MISCELLANEOUS
Section 13.1
Section 13.2
Section 13.3
Section 13.4
Section 13.5
Section 13.6
Section 13.7
Section 13.8
Section 13.9
Section 13.10
Section 13.11
Section 13.12
Section 13.13
Section 13.14
Section 13.15
Section 13.16
Section 13.17
Section 13.18
Section 13.19

Notices, Etc
Survival of Agreement
Successors and Assigns; Participations
Expenses of the Agents and Lenders; Indemnity
Right of Setoff
Governing Law; Jurisdiction
Waivers; Amendments
Interest
Severability; Conflicts
Counterparts
Binding Effect
Further Assurances
Subsidiary Solvency Savings Clause
Joint and Several Liability and Related Matters
USA Patriot Act
Loans Under Prior Credit Agreement
FINAL AGREEMENT OF THE PARTIES
Confidentiality
WAIVER OF JURY TRIAL

Exhibits:
EXHIBIT 1.1A EXHIBIT 1.1B EXHIBIT 1.1C EXHIBIT 1.1D EXHIBIT 1.1E EXHIBIT 1.1F EXHIBIT 1.1G EXHIBIT 5.18(b) EXHIBIT 5.18(c) EXHIBIT 8.1(g) EXHIBIT 9.5(c) EXHIBIT 13.3(b)	FORM OF ADDENDUM AND JOINDER AGREEMENT TO
REVOLVING CREDIT AGREEMENT AND NOTE
FORM OF ADMINISTRATIVE QUESTIONNAIRE
FORM OF FLOOR PLAN NOTE
FORM OF REQUEST FOR BORROWING (Floor Plan
Loans/Swing Line Loans)
FORM OF REQUEST FOR BORROWING (Acquisition Loans)
FORM OF ACQUISITION NOTE
FORM OF SWING LINE NOTE
FORM OF NEW LENDER AGREEMENT
FORM OF COMMITMENT INCREASE AGREEMENT
FORM OF LEGAL OPINION
FORM OF COMPLIANCE CERTIFICATE
FORM OF ASSIGNMENT AND ACCEPTANCE

Schedules:
SCHEDULE 1.1(a) SCHEDULE 1.1(b) SCHEDULE 1.1(c) SCHEDULE 7.8(a) SCHEDULE 7.12 SCHEDULE 7.16(g) SCHEDULE 7.18 SCHEDULE 7.20 FRAMEWORK AGREEMENTS SCHEDULE 10.1(b)	LENDERS AND COMMITMENTS FORD BORROWERS GM BORROWERS LITIGATION ERISA DISCLOSURES EXISTING LIENS SUBSIDIARIES DEALER FRANCHISE AGREEMENTS AND MANUFACTURER EXISTING INDEBTEDNESS

THIS SEVENTH AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT dated effective as of March 19, 2007, is entered into among GROUP 1 AUTOMOTIVE, INC., a Delaware corporation (the “Company”), each of the Subsidiaries of the Company listed on the signature pages hereof and such other Subsidiaries of the Company which hereafter shall become parties this Agreement (the Company and the Restricted Subsidiaries of the Company are sometimes referred to herein as, individually, a “Borrower,” and collectively, the “Borrowers”), the lenders listed on the signature pages hereof or that become party hereto pursuant to Section 5.18 or Section 13.3 (the “Lenders”), JPMORGAN CHASE BANK, N.A. (as successor by merger to The Chase Manhattan Bank and Chase Bank of Texas, N.A. and formerly known as JPMorgan Chase Bank), as Administrative Agent for the Lenders (in such capacity together with any successor in such capacity pursuant to Section 12.6, the “Agent”), COMERICA BANK, as Floor Plan Agent for the Lenders (in such capacity together with any successor in such capacity pursuant to Section 12.13, the “Floor Plan Agent”), and BANK OF AMERICA, N.A., as Syndication Agent.

R E C I T A L S

WHEREAS, on December 31, 1997, the Borrowers, the lenders party thereto, the Agent and the Floor Plan Agent entered into the Revolving Credit Agreement (the “Initial Agreement”), whereby, upon the terms and conditions therein stated, such lenders agreed to make loans to the Borrowers up to the aggregate amount of $125,000,000, to be used by the Borrowers for the purposes set forth in Section 9.9 of the Initial Agreement; and

WHEREAS, on June 19, 1998, the Borrowers, the lenders party thereto, the Agent and the Floor Plan Agent amended the Initial Agreement and entered into an Amended and Restated Revolving Credit Agreement (hereinafter called the “Amended and Restated Agreement”) whereby, upon the terms and conditions therein stated, such lenders agreed to make loans to the Borrowers up to the aggregate amount of $345,000,000 to be used by the Borrowers for the purposes set forth in Section 9.9 of the Amended and Restated Agreement; and

WHEREAS, on November 10, 1998, the Borrowers, the lenders party thereto, the Agent and the Floor Plan Agent amended the Amended and Restated Agreement and entered into the Second Amended and Restated Revolving Credit Agreement (hereinafter called the “Second Amended and Restated Agreement”) whereby, upon the terms and conditions therein stated, such lenders agreed to make loans to the Borrowers up to the aggregate amount of $425,000,000 to be used by the Borrowers for the purposes set forth in Section 9.9 of the Second Amended and Restated Agreement; and

WHEREAS, on May 12, 1999, the Borrowers, the lenders party thereto, the Agent and the Floor Plan Agent amended the Second Amended and Restated Revolving Credit Agreement and entered into the Third Amended and Restated Revolving Credit Agreement (hereinafter called the “Third Amended and Restated Agreement”) whereby, upon the terms and conditions therein stated, such lenders agreed to make loans to the Borrowers up to the aggregate amount of $500,000,000 to be used by the Borrowers for the purposes set forth in Section 9.9 of the Third Amended and Restated Agreement; and

WHEREAS, on October 15, 1999 and effective as of November 1, 1999, the Borrowers, the lenders party thereto, the Agent and the Floor Plan Agent amended the Third Amended and Restated Revolving Credit Agreement and entered into the Fourth Amended and Restated Revolving Credit Agreement (as subsequently amended, hereinafter called the “Fourth Amended and Restated Agreement”) whereby, upon the terms and conditions therein stated, such lenders agreed to make loans to the Borrowers up to the aggregate amount of $1,000,000,000 to be used by the Borrowers for the purposes set forth in Section 9.9 of the Fourth Amended and Restated Agreement; and

WHEREAS, on June 2, 2003, the Borrowers, the lenders party thereto, the Agent and the Floor Plan Agent amended the Fourth Amended and Restated Revolving Credit Agreement and entered into the Fifth Amended and Restated Revolving Credit Agreement (as subsequently amended, hereinafter called the “Fifth Amended and Restated Agreement”) whereby, upon the terms and conditions therein stated, such lenders agreed to make loans to the Borrowers up to the aggregate amount of $775,000,000 to be used by the Borrowers for the purposes set forth in Section 9.9 of the Fifth Amended and Restated Agreement; and

WHEREAS, on December 16, 2005, the Borrowers, the lenders party thereto, the Agent and the Floor Plan Agent amended the Fifth Amended and Restated Revolving Credit Agreement and entered into the Sixth Amended and Restated Revolving Credit Agreement (as subsequently amended, hereinafter called the “Sixth Amended and Restated Agreement” and together with the Initial Agreement and the First, Second, Third, Fourth and Fifth Amended and Restated Agreements, the “Prior Agreements”) whereby, upon the terms and conditions therein stated, such lenders agreed to make loans to the Borrowers up to the aggregate amount of $950,000,000 to be used by the Borrowers for the purposes set forth in Section 9.9 of the Sixth Amended and Restated Agreement; and

WHEREAS, the Borrowers, the Lenders, the Agent and the Floor Plan Agent mutually desire to amend certain aspects of the Sixth Amended and Restated Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINED TERMS, ACCOUNTING TERMS AND CONSTRUCTION

Section 1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“ABR Borrowing” means a Borrowing consisting of one or more Alternate Base Rate Loans.

“Account” means any “account” as such term is defined in the UCC, now or hereafter owned by the Company or any of its Restricted Subsidiaries, including rights to payment for goods and services sold or leased, whether now in existence or arising in the future.

“Acquisition” means the acquisition by the Company or any of its Wholly Owned Subsidiaries of (i) not less than one hundred percent (100%) of the capital stock or other evidence of equity ownership (but excluding director qualifying shares) of an Auto Dealer, or (ii) all or substantially all of the assets of an Auto Dealer.

“Acquisition Event of Default” means the occurrence of one of the events specified in Section 11.1.

“Acquisition Loan” has the meaning specified in Section 3.1.

“Acquisition Loan Advance Limit” means, as of any Borrowing Date of an Acquisition Loan, an amount equal to the Total Acquisition Loan Commitment (not to exceed the percentage of the Total Floor Plan Loan Commitment in effect as of the Closing Date), less any applicable Reserve Commitment measured in Dollars.

“Acquisition Loan Commitment” means for each Acquisition Loan Lender, its obligation to make Acquisition Loans to the Company in the designated currency up to the amount set forth opposite such Lender’s name on Schedule 1.1(a) under the caption “Acquisition Loan Commitments” (as the same may be permanently terminated or reduced or increased from time to time pursuant to the applicable provisions of Section 2.3(d)(iii), Section 3.4, Section 5.5, Section 5.18 or Section 11.2 or as such amount may be increased or decreased from time to time by an Assignment and Acceptance pursuant to Section 5.17 or Section 13.3(b)).

“Acquisition Loan Lender” means any Lender specified in Schedule 1.1(a) as having an Acquisition Loan Commitment.

“Acquisition Notes” means each of the Notes substantially in the form of Exhibit 1.1F, duly issued by the Company to each Lender in the aggregate principal face amount of such Lender’s Acquisition Loan Commitment.

“Addendum” means the form of Addendum and Joinder Agreement substantially in the form of Exhibit 1.1A.

“Adjusted Senior Indebtedness” means, for any date of determination, for the Company and its Restricted Subsidiaries on a consolidated basis, Adjusted Total Indebtedness minus Subordinated Indebtedness.

“Adjusted Total Indebtedness” means, as of any date of determination, for the Company and its Restricted Subsidiaries, on a consolidated basis, the difference between (a) Indebtedness and (b) the sum of (i) Floor Plan Loans outstanding, (ii) Permitted New Vehicle Floor Plan Indebtedness, (iii) Excluded Capital Leases, and (iv) Retail Loan Guarantees not in excess of ten percent (10%) of Stockholders’ Equity.

“Administrative Questionnaire” means an Administrative Questionnaire in the form of Exhibit 1.1B hereto, which each Lender shall complete and provide to the Agent on or prior to the Closing Date or which is delivered by any new Lenders after the Closing Date pursuant to Section 13.3(b).

“Affiliate” of any Person means any other Person who directly or indirectly beneficially owns or controls five percent (5%) or more of the total voting power of shares of capital stock of such Person having the right to vote for directors under ordinary circumstances, any Person controlling, controlled by or under common control with any such Person (within the meaning of Rule 405 under the Securities Act of 1933), and any director or executive officer of such Person.

“Agency Fee(s)” has the meaning specified in Section 5.4(b).

“Agent” has the meaning specified in the introduction to this Agreement.

“Agent’s Letter” has the meaning specified in Section 5.4(b).

“Agreement” means this Seventh Amended and Restated Revolving Credit Agreement.

“Alternate Base Rate” means, for any day, a fluctuating rate per annum (rounded upwards to the next highest one-eighth (?) of one percent (1%) if not already an integral multiple of one-eighth (?) of one percent (1%)) equal to the greater of (a) the Prime Rate in effect on such day, and (b) the Federal Funds Effective Rate in effect on such day plus one half (1/2) of one percent (1%). “Prime Rate” means, for any day, the rate most recently announced by JPMorgan Chase Bank, N.A., as its prime lending rate for commercial loans in the U.S., as in effect from time to time, automatically fluctuating upward and downward with and, at the time specified in each such announcement, without notice to any Borrower or any other Person, which prime rate may not necessarily represent the lowest or best rate actually charged to a customer. “Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by it. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate, or the Federal Funds Effective Rate, respectively.

“Alternate Base Rate Loan” means any Acquisition Loan requested in Dollars with respect to which the Company shall have selected an interest rate based on the Alternate Base Rate in accordance with the provisions of this Agreement.

“Alternative Currency” means Euros or Pounds Sterling, at the option of the Company.

“Alternative Currency Agent” means J.P. Morgan Europe Limited in London, an Affiliate of the Agent, acting at the request of the Agent.

“Applicable Lending Office” means, with respect to a Lender, such Lender’s Domestic Lending Office in the case of a Comerica Prime Rate Loan and an Alternate Base Rate Loan, such Lender’s Eurodollar Lending Office in the case of a Eurodollar Loan and such Lender’s Facility Office in the case of a Eurocurrency or Pounds Sterling Loan.

“Applicable Margin” means, on any date, with respect to Eurodollar, Eurocurrency, Pounds Sterling Loans or Alternate Base Rate Loans, the applicable percentages set forth below based upon the Total Leverage Ratio determined as of such date.

Eurodollar
Eurocurrency
Total LeveragePounds Sterling			Alternate Base	Commitment
Ratio		Margin	Rate Margin	Fee Rate
Category 1	x = 3.25	2.25%	.75%	.375%
Category 2	2.00 = x < 3.25	2.00%	.50%	.35%
Category 3	1.50 = x < 2.00	1.75%	.25%	.30%
Category 4	x < 1.50	1.50%	.00%	.25%

Each change in the Applicable Margin shall apply to all Eurodollar Loans that are outstanding at any time during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change, even if such effective date occurs in the middle of an Interest Period.

“Assignment and Acceptance” has the meaning specified in Section 13.3(b).

“Auto Dealer” means a Person engaged in the sale of New and/or Used Motor Vehicles pursuant to, in the case of New Motor Vehicles, a franchise or licensing agreement with a Manufacturer and related operations.

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Book Value” means the net book value of an asset determined in accordance with GAAP.

“Borrower” or “Borrowers” has the meaning specified in the introduction to this Agreement.

“Borrowing” means a Loan or a group of Loans of a single Type made by the Lenders on a single date and as to which a single Interest Period is in effect.

“Borrowing Date” means, with respect to each Borrowing, the Business Day upon which the proceeds of such Borrowing are made available to any Borrower.

“Business Day” means (a) with respect to any borrowing, payment or rate selection of ABR, LIBOR, Eurocurrency or Pounds Sterling Borrowings, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago, Houston, New York and London for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in Dollars and the other Alternative Currencies are carried on in the London interbank market (and, if the Loans which are the subject of such Borrowing, payment or rate selection are denominated in Euros, a day which is a TARGET Day) and (b) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Houston, Chicago, New York and London for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Capital Lease” means any lease required to be accounted for as a capital lease under GAAP.

“Cash Collateral Account” has the meaning specified in Section 6.8(a).

“Change of Control” will be deemed to have occurred if either (a) the shares of the Company cease to be publicly traded or (b) at any time after the Closing Date, individuals who were either directors of the Company on the Closing Date or directors approved (by recommendation, nomination, election or otherwise) by a majority of the directors cease to constitute a majority of the members of the board of directors of the Company.

“Closing Date” means the date hereof.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means the collateral described in each of the Security Documents.

“Comerica Alternate Base Rate” means, for any day, an interest rate per annum equal to the Federal Funds Effective Rate in effect on such day plus one percent (1%).

“Comerica Prime-based Rate” means, for any day, that rate of interest which is equal to (a) the greater of (i) the Comerica Prime Rate and (ii) the Comerica Alternate Base Rate minus (b) 0.50%.

“Comerica Prime Rate” means the per annum rate of interest announced by the Floor Plan Agent, at its main office from time to time as its “prime rate” (it being acknowledged that such announced rate may not necessarily be the lowest rate charged by the Floor Plan Agent to any of its customers), which rate shall change simultaneously with any change in such announced rate.

“Comerica Prime Rate Loan” or “Comerica Prime Rate Borrowing” means any Floor Plan or Swing Line Loan with respect to which the Company shall have selected an interest rate based on the Comerica Prime-based Rate in accordance with the provisions of this Agreement.

“Commitment” means at any time (a) for each Lender, the sum of (i) such Lender’s Acquisition Loan Commitment and (ii) such Lender’s Floor Plan Loan Commitment, each as in effect at such time; and (b) for the Swing Line Bank, its obligation to make Swing Line Loans to the Floor Plan Borrowers up to the amount of the Swing Line Commitment, as shown on Schedule 1.1(a) and as the same may be increased or decreased pursuant to the provisions of Section 2.3(d)(iii), Section 3.4, Section 5.5 or Section 5.18.

“Commitment Fees” means, collectively, the Floor Plan Loan Commitment Fees and the Acquisition Loan Commitment Fees as such terms are defined in Section 5.4(a).

“Commitment Increase Agreement” has the meaning specified in Section 5.18(c).

“Commitment Increase Notice” has the meaning specified in Section 5.18(a).

“Communications” has the meaning specified in Section 13.1.

“Company” has the meaning specified in the introduction to this Agreement.

“Confidential Information Memorandum” means the Confidential Information Memorandum dated February, 2007 furnished by J.P. Morgan Securities Inc. as Arranger relating to the credit facilities evidenced by this Agreement. -

“Consolidated EBITDA” means, for any period for which the amount thereof is to be determined, Consolidated Net Income for such period, plus, to the extent deducted in the determination of Consolidated Net Income and without duplication with items included in the adjustments to Net Income under GAAP in the determination of Consolidated Net Income, (a) provisions for income taxes, (b) Interest Expense, (c) depreciation and amortization expense, and (d) other non-cash income or charges.

“Consolidated Net Income” means the Net Income (or net losses) of the Company and its Restricted Subsidiaries on a consolidated basis.

“Consolidated Pro Forma EBITDA” means the Pro Forma EBITDA of the Company and its Restricted Subsidiaries, determined on a consolidated basis.

“Current Ratio” means, as of any date of determination, for the Company and its Restricted Subsidiaries on a consolidated basis, the ratio of (a) current assets as of such date plus the amounts of the Acquisition Loan Advance Limit then available to be drawn to (b) the sum of current liabilities (but excluding any current maturities of Acquisition Loans) plus (to the extent not otherwise included in current liabilities) the then outstanding balance of all Floor Plan Indebtedness as of such date.

“Curtailment Date” means (a) with respect to a New Motor Vehicle, one year after the date it is Deemed Floored, (b) with respect to a Fleet Motor Vehicle, thirty (30) days from the date it is Deemed Floored, (c) with respect to a Demonstrator, two hundred ten (210) days from the date it is Deemed Floored, (d) with respect to a Used Motor Vehicle, one hundred twenty (120) days from the date it is Deemed Floored, (e) with respect to a Program Car, one hundred eighty (180) days from the date it is Deemed Floored, and (f) with respect to a Rental Motor Vehicle the first to occur of (y) two (2) years from the date it is Deemed Floored or (z) the introduction by the Manufacturer of the third model year for such Motor Vehicle.

“Dealer/Manufacturer Agreement” has the meaning specified in Section 7.20.

“Dealership” means any physical site or group of related physical sites at which any Restricted Subsidiary of the Company operates Motor Vehicle dealerships. Such sites may include showrooms, storage lots and repair and/or service facilities.

“Deemed Floored” means with respect to a Motor Vehicle, the earlier of (a) the date a Floor Plan Loan Borrowing is deemed by the Floor Plan Agent, in its sole discretion, to be advanced by the Floor Plan Agent, or (b) thirty (30) days after an advance is made on a Floor Plan Loan with respect to such Motor Vehicle.

“Default” means any event or condition which, with the lapse of time or giving of notice or both, would constitute an Event of Default.

“Demonstrator” means a New Motor Vehicle with mileage resulting from customer test drives or use of such Motor Vehicle by dealership personnel and that has not been previously titled.

“Disposition” means the sale, lease, conveyance or other disposition of property.

“Dollars” and the symbol “$” mean the lawful currency of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in its Administrative Questionnaire or such other office as such Lender may hereafter designate from time to time as its “Domestic Lending Office” by written notice to the Company and the Agent.

“Draft” means a draft on a Floor Plan Borrower’s account with the Floor Plan Agent made by a Manufacturer in accordance with the terms of a Drafting Agreement.

“Drafting Agreement” means an agreement (whether or not issued in the form of a letter of credit) by and among the Floor Plan Agent and a Manufacturer, entered into for the account of a Floor Plan Borrower (and in some cases acknowledged or countersigned by a Floor Plan Borrower) under which a Manufacturer is entitled to submit Drafts to the Floor Plan Agent (via ACH electronic transfer or otherwise) for payment of invoices identifying one or more Motor Vehicles delivered or shipped to such Floor Plan Borrower, on terms and conditions consistent with the usual customs and practices in effect from time to time for the automobile industry.

“Earnings Available for Fixed Charges” means, for any period of determination, an amount equal to (a) Consolidated EBITDA plus (b) lease expenses minus (c) cash income taxes in each case for the Company and its Restricted Subsidiaries, determined on a consolidated basis as reported in the annual audited and the quarterly unaudited financial statements of the Company provided in accordance with Section 9.5(b).

“EBITDA” means, for any Person, for any period, Net Income for such period, plus, to the extent deducted in the determination of Net Income and without duplication with items included in the adjustments under GAAP to Net Income in the determination of net income, (a) provisions for income taxes, (b) Interest Expense, (c) depreciation and amortization expense and (d) other non cash income or charges.

“Eligible Assignee” means (a) any Lender or any Affiliate of such Lender other than an Affiliate of a Lender engaged in the business of automotive dealerships; (b) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of one billion Dollars ($1,000,000,000) and having deposits that are rated in either of the two highest generic letter rating categories (without regard to subcategories) from either Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. (“S&P”) or Moody’s Investor’s Service, Inc. (“Moody’s”) or a comparable nationally recognized national or international rating agency if S&P and Moody’s are not then rating such banks; (c) a commercial bank organized under the laws of any other country which is a member of the OECD, or a political subdivision of any such country, having total assets in excess of one billion Dollars ($1,000,000,000) or its equivalent in any other currency, provided that such bank is acting through a branch located in the country in which it is organized or another country which is also a member of the OECD; (d) the central bank of any country which is a member of the OECD; (e) the finance subsidiary of a Manufacturer; or (f) any other Person approved by the Agent and the Company (if such consent is required pursuant to Section 13.3), which approval shall not be unreasonably withheld.

“EMU” means the economic and monetary union of the European Union provided for in the Maastricht Treaty, effective January 1, 1993, among the participating member states party thereto.

“Equivalent Amount” means as at any date the amount of Euros or Pounds Sterling into which an amount of Dollars may be converted, or the amount of Dollars into which an amount of Euros or Pounds Sterling may be converted, in either case by the Agent at the mid-point noon spot rate of exchange for such date in Brussels or London at approximately 11:00 a.m., local time on such date.

“ERISA” means the Employee Retirement Income Security Act of 1974, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

“ERISA Affiliate” means any corporation, trade or business that is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Sections 414(b) and 414(c), respectively, of the Code or Section 4001(a)(14) of ERISA.

“Escrow and Security Agreement” means the Escrow and Security Agreements executed in connection with any of the Prior Agreements by the Company and certain other Borrowers in favor of the Agent for the benefit of the Lenders with respect to all of the capital stock and other equity interests of the Company’s direct and indirect Subsidiaries with respect to which the Company or such other Borrower is not prohibited by a Manufacturer from being a party thereto.

“Euro”, “Euros” and “€” mean the currency of the participating member states of the EMU.

“Eurocurrency Borrowing” means a Borrowing comprised of one or more Eurocurrency Loans.

“Eurocurrency Loan” means an Acquisition Loan requested in Euros with respect to which the Company shall have elected an interest rate based on the Eurocurrency Rate.

“Eurocurrency Rate” means, with respect to a Eurocurrency Loan, the rate per annum (rounded up to 1/16 of 1%, if necessary), the percentage rate per annum determined by the Alternative Currency Agent to be the current rate of the Banking Federation of the European Union for the Reuters (Telerate) Screen — Page 248 as of 11:00 a.m., Continental European Time, two (2) Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear thereon (or otherwise on such service), the “Eurocurrency Rate” for purposes of this definition shall be determined by: (i) reference to such other comparable publicly available service for displaying EURIBOR rates as may be reasonably selected by the Alternative Currency Agent or (ii) at its option, the rate at which Euros approximately equal in principal amount to such Borrowing and for a maturity equal to the applicable Interest Period are offered in immediately available funds to the principal office of the Alternative Currency Agent in London, England by leading banks in the European Market for Euros at approximately 11:00 a.m., London, England time, two (2) Business Days prior to the commencement of such Interest Period.

“Eurodollar Borrowing” means a Borrowing comprised of one or more Eurodollar Loans.

“Eurodollar Lending Office” means, with respect to each Lender, the office of such Lender which such Lender has designated as its “Eurodollar Lending Office” in its Administrative Questionnaire or such other office of such Lender as such Lender may hereafter designate from time to time as its “Eurodollar Lending Office” by written notice to the Company and the Agent.

“Eurodollar Loan” means any Loan with respect to which the Company shall have selected an interest rate based on the LIBO Rate in accordance with the provisions of this Agreement.

“Event of Default” means either a Floor Plan Event of Default or an Acquisition Event of Default.

“Excess/Payments in Process” means, as of any date of determination, the funds transferred from any Floor Plan Borrower to the Floor Plan Agent in payment of Floor Plan Loans which have at such time not yet been applied on a VIN-specific basis.

“Excluded Capital Lease” means any lease originally recorded as an operating lease and subsequently reclassified as a Capital Lease.

“Facility Office” means the office of a Lender, or of the Affiliate of a Lender, designated by such Lender as its lending office for Eurocurrency or Pounds Sterling Loans.

“Federal Funds Effective Rate” has the meaning specified in the definition of “Alternate Base Rate.”

“Fixed Charge Coverage Ratio” means the ratio of (a) Earnings Available for Fixed Charges to (b) Fixed Charges.

“Fixed Charges” means, for any period of determination, without duplication, the sum of (a) Interest Expense, (b) lease expense, (c) scheduled principal payments, (d) cash dividends and (e) Maintenance Capital Expenditures, in each case, for the Company and its Restricted Subsidiaries, determined on a consolidated basis.

“Fleet Motor Vehicle” means one of a large group of New Motor Vehicles sold to a Person (e.g., a rental car agency) which purchases in excess of ten (10) vehicles per month for commercial use.

“Floor Plan Adjustment Date” means each of (a) the last Business Day of each calendar month or the first Business Day of each calendar month, at the option of Floor Plan Agent, , and (b) the first Business Day after two (2) Business Days prior written notice from the Swing Line Bank to the Agent requesting therein a Floor Plan Adjustment Date.

“Floor Plan Advance Limit” means (a) with respect to New Motor Vehicles, Rental Motor Vehicles and Demonstrators, the wholesale purchase price invoiced by a Manufacturer to the Floor Plan Borrower, and (b) with respect to Used Motor Vehicles and Program Cars, the cost of such vehicles to the applicable Floor Plan Borrower; provided that, (i) with respect to Used Motor Vehicles and Program Cars, the aggregate amount of Floor Plan Loans outstanding at any time may not exceed an amount equal to seventy percent (70%) of the aggregate Book Value of all Used Motor Vehicles and Program Cars owned by the Floor Plan Borrowers.

“Floor Plan Agent” has the meaning specified in the introduction to this Agreement.

“Floor Plan Agent’s Letter” has the meaning specified in Section 5.4(c).

“Floor Plan Borrower” means the Company and any Restricted Subsidiary of the Company that is an Auto Dealer party to this Agreement, and has granted a first priority Lien to the Agent for the benefit of the Lenders on certain of its property that is Collateral in accordance with the Security Documents, subject only to Permitted Liens.

“Floor Plan Event of Default” means the occurrence of one of the events specified in Section 11.3.

“Floor Plan Indebtedness” means all secured Indebtedness of the Borrowers incurred to finance Motor Vehicles.

“Floor Plan Interest Expense” means that component of the Company and its Restricted Subsidiaries’ aggregate Interest Expense, determined on a consolidated basis, attributable to Floor Plan Indebtedness.

“Floor Plan Lenders” means all Lenders having a Floor Plan Loan Commitment.

“Floor Plan Loan” has the meaning specified in Section 2.1.

“Floor Plan Loan Commitment” means for each Floor Plan Lender, its obligation to make Floor Plan Loans to the Floor Plan Borrowers up to the amount set forth opposite such Lender’s name on Schedule 1.1(a) under the caption “Floor Plan Loan Commitments” (as the same may be permanently terminated, reduced or increased from time to time pursuant to the applicable provisions of Section 2.3(d)(iii), Section 3.4, Section 5.5, Section 5.18 or Section 11.4 and as such amount may be increased or decreased from time to time by an Assignment and Acceptance pursuant to Section 5.17 or Section 13.3(b)).

“Floor Plan Note” means each of the Notes substantially in the form of Exhibit 1.1C, duly issued by the Floor Plan Borrowers to each Lender in the aggregate principal face amount of such Lender’s Floor Plan Loan Commitment.

“Ford Borrower” means the Borrowers set forth on Schedule 1.1(b) and any other Restricted Subsidiary of the Company engaged in the sale of New Motor Vehicles manufactured by any division of the Ford Motor Company pursuant to a Dealer/Manufacturer Agreement with the Ford Motor Company.

“Ford Borrower Liability Amount” means, at any time, an amount equal to the lesser of (a) all Obligations owed to the Lenders by the Company and/or any of the Ford Borrowers or (b) the sum of (i) an amount equal to all Floor Plan Loans outstanding to any Ford Borrower, and (ii) an amount equal to the greater of (y) $25,000,000 or (z) all cash consideration ever paid by the Company or any of its Subsidiaries in connection with the acquisition of the stock or other equity interest in, or assets of, any Auto Dealer engaged in the sale of New Motor Vehicles manufactured by Ford Motor Company, and (iii) an amount equal to all reasonable costs and expenses associated with the collection and enforcement of the obligations of any Ford Borrower arising under the Loan Documents including attorneys’ fees, and (iv) an amount equal to all capital contributions and expenditures for capital or fixed assets, made by the Company or any of its Subsidiaries on behalf of any Ford Borrower.

“Fronting Fees” has the meaning specified in Section 6.7(b).

“GAAP” means generally accepted accounting principles as in effect, as of the applicable date of determination thereof, from time to time as set forth in the opinions, statements and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board applied on a consistent basis.

“GM Borrowers” means the Borrowers set forth on Schedule 1.1(c) and any other Subsidiary of the Company engaged in the sale of New Motor Vehicles manufactured by any division of General Motors Corporation pursuant to a Dealer/Manufacturer Agreement with General Motors Corporation.

“GM Borrower Guaranty” means the Guaranty Agreement executed in connection with the Fourth Amended and Restated Agreement, by the GM Borrowers in favor of the Agent for the benefit of the Lenders.

“GM Borrower Liability Amount” means, at any time, the sum of (a) an amount equal to the Floor Plan Borrowings of all GM Borrowers and (b) an amount equal to all reasonable costs and expenses associated with the collection and enforcement of the obligations of any GM Borrower arising under the Loan Documents including attorneys’ fees and expenses in connection with Floor Plan Loans of any GM Borrower.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government.

“Guarantee” by any Person means all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing, or in effect guaranteeing, any Indebtedness, dividend or other obligation of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, including all obligations incurred through an agreement, contingent or otherwise, by such Person:

(a) to purchase such Indebtedness or obligation or any property or assets constituting security therefor,

(b) (i) to advance or supply funds for the purchase or payment of such Indebtedness or obligation or (ii) to maintain working capital or other balance sheet condition or otherwise to maintain funds for the purchase or payment of such Indebtedness or obligation,

(c) to lease property under a Capital Lease or any other lease, the lessee under which is a Person other than the Company or a Wholly Owned Subsidiary or to purchase securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the Primary Obligor to make payment of such Indebtedness or perform such obligation, or

(d) otherwise to assure the owner of such Indebtedness or such obligation of the Primary Obligor against loss in respect thereof.

“Hedging Agreement” means any interest rate or currency swap, rate cap, rate floor, rate collar, forward agreement, or other exchange or rate protection agreement with the Agent, any Lender, or any Affiliate of the Agent or any Lender or any option with respect to any such transaction that is entered into in the ordinary course of business for risk management purposes and not for speculative purposes.

“Highest Lawful Rate” means, as to any Lender, the maximum non-usurious rate of interest, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the aggregate principal amount of all Loans under the laws of the United States of America and/or the laws of the State of Texas as may be applicable thereto and as applied in accordance with Section 13.6 and that are presently in effect or, to the extent allowed under such applicable law, which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable law now allows.

“Honor Date” has the meaning specified in Section 6.3(b).

“Indebtedness” of any Person means, without duplication:

(a) any obligation of such Person for borrowed money, including any obligation of such Person evidenced by bonds, debentures, notes, letter of credit reimbursement agreements or other similar debt instruments,

(b) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, regardless of whether any personal liability exists in respect thereof,

(c) any obligation of such Person for the deferred purchase price of any property or services, regardless of whether any personal liability exists in respect thereof, except accounts payable from time to time incurred in the ordinary course of such Person’s business and which are not in excess of ninety (90) days past invoice or billing date,

(d) obligations in respect of Capital Leases of such Person,

(e) all Guarantees by such Person; provided, however, that a Guarantee will not be considered Indebtedness if the underlying obligation secured by such Guarantee would not constitute Indebtedness under this Agreement,

(f) any Indebtedness of another Person secured by a Lien on any asset of such first Person, whether or not such Indebtedness is assumed by such first Person, and

(g) any Indebtedness consisting of preferred stock of a Person having a mandatory redemption date prior to the Maturity Date.

“Indemnitee” has the meaning specified in Section 13.4(b).

“Insolvency Proceeding” means (a) any case, action or proceeding relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other similar arrangements in respect of its creditors generally or any substantial portion of a Person’s creditors, undertaken under federal law.

“Intercreditor Agreements” mean those certain intercreditor agreements, reasonably satisfactory to the Agent, the Floor Plan Agent and the Required Lenders, executed in connection herewith between the Agent and certain parties providing Permitted New Vehicle Floor Plan Indebtedness.

“Interest Expense” means, for any Person, determined on a consolidated basis, the sum of all interest on Indebtedness paid or payable (including the portion of rents payable under Capital Leases allocable to interest, but excluding interest allowances from Manufacturers) plus all original issue discount and other interest expense associated with Indebtedness amortized or required to be amortized in accordance with GAAP.

“Interest Payment Date” means, (a) with respect to Floor Plan Loans (other than Swing Line Loans and Swing Line Overdraft Loans), the last day of each month and the last day of the Interest Period applicable to each such Loan (and, in addition, in the case of any Interest Period more than thirty (30) days’ duration, the day that would have been the Interest Payment Date of such Interest Period if such Interest Period had been of one month or thirty (30) days’ duration), (b) with respect to Acquisition Loans which are Eurodollar, Eurocurrency or Pounds Sterling Loans, the last day of the Interest Period applicable to each such Loan (and in addition, in the case of any Interest Period of six months, the day that would have been the Interest Payment Date of such Interest Period if such Interest Period had been three months), and (c) with respect to Alternate Base Rate Loans, on the first Business Day of each January, April, July and October of each year, commencing January 1, 2006 and with respect to Swing Line Loans, Swing Line Overdraft Loans and Comerica Prime Rate Loans, on the fifth (5th) Business Day of each month.

“Interest Period” means: with respect to:

(a) Floor Plan Loans (other than Swing Line Loans) that are Eurodollar Loans, the period commencing on the date of such Eurodollar Loan and ending, at the option of the Company, on either the 7th, 14th or 21st day thereafter or on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) of the following month; provided, that (i) if any Interest Period would end on a day that shall not be a Business Day, such Interest Period shall be extended to the next succeeding Business Day, (ii) no Interest Period shall end later than the Maturity Date, and (iii) interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period; and

(b) Acquisition Loans that are Eurodollar, Eurocurrency or Pounds Sterling Loans, the period commencing on the date of such Eurodollar Loan and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) of the calendar month that is one, two, three or six months thereafter, as the Company may elect; provided, that (i) if any Interest Period would end on a day that shall not be a Business Day, such Interest Period shall be extended to the next succeeding Business Day, (ii) no Interest Period shall end later than the Maturity Date, and (iii) interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Inventory Detail Report” means a report delivered pursuant to by the Company and the other Floor Plan Borrowers (on an individual and consolidated basis) which breaks out in detail the New Motor Vehicles, Rental Motor Vehicles, Used Motor Vehicles, Demonstrators, and Program Vehicles held by such Floor Plan Borrower as reflected in its Manufacturer/Dealer Statements.

“Investment” means, as to any Person, any investment so classified under GAAP.

“Issue” means, with respect to any Letter of Credit, to issue or to extend the expiration date of, or to renew or increase the amount of, such Letter of Credit; and the terms “Issued,” “Issuing” and “Issuance” have corresponding meanings.

“Issuing Bank” means JPMorgan Chase Bank, N.A., in its capacity as issuer of one or more Letters of Credit hereunder, together with any successor letter of credit issuer and any replacement letter of credit issuer.

“Lenders” has the meaning specified in the introduction to this Agreement, and Lender(s) shall include the Floor Plan Lenders, the Acquisition Loan Lenders and the Swing Line Bank unless the context otherwise requires.

“Letter of Credit” means any letter of credit issued by the Issuing Bank pursuant to Article VI.

“Letter of Credit Advance” means each Lender’s participation in any Letter of Credit Borrowing in accordance with its Pro Rata Share of Acquisition Loan Commitments.

“Letter of Credit Application” and “Letter of Credit Amendment Application” means an application form for Issuance of, and for amendment of, Letters of Credit in the then standard form promulgated by the Issuing Bank.

“Letter of Credit Commitment” means the obligation of the Issuing Bank to Issue, and the obligation of the Lenders severally to participate in, Letters of Credit from time to time Issued or outstanding under Article VI in an aggregate amount not to exceed on any date Fifty Million and No/100 Dollars ($50,000,000.00); provided, that the Letter of Credit Commitment of each Lender is a part of its Acquisition Loan Commitment, rather than a separate, independent commitment.

“Letter of Credit Fees” has the meaning specified in Section 6.7(a).

“Letter of Credit Obligations” means at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, plus (b) the amount of all unreimbursed drawings under all Letters of Credit, including all outstanding Loans outstanding under Section 6.3(b) or Section 6.3(c).

“Letter of Credit Related Documents” means the Letters of Credit, the Letter of Credit Applications, the Letter of Credit Amendment Applications and any other document relating to any Letter of Credit, including any of the Issuing Bank’s standard documents for issuance of Letters of Credit.

“Letter of Credit Termination Date” has the meaning provided in Section 6.1(a).

“LIBO Rate” means with respect to a Borrowing the rate (rounded to the nearest one-sixteenth (1/16) of one percent (1%) or, if there is no nearest one-sixteenth (1/16) of one percent (1%), the next higher one-sixteenth (1/16) of one percent (1%)) at which dollar deposits approximately equal in principal amount to such Borrowing and for a maturity equal to the applicable Interest Period are offered in immediately available funds to the principal office of the Agent or the Alternative Currency Agent in London, England (or if neither of said Agents, at the time any such determination is made, do not maintain an office in London, England, the principal office of any Affiliate of either Agent in London, England) by leading banks in the London interbank market for Eurodollars at approximately 11:00 a.m., London, England time, two Business Days prior to the commencement of such Interest Period.

“Lien” means any mortgage, pledge, hypothecation, judgment lien or similar legal process, conditional sale, title retention or other security interest, or any lease in the nature thereof.

“Loan” means an Alternate Base Rate Loan, a Eurodollar Loan, an Acquisition Loan, a Pounds Sterling Loan, a Eurocurrency Loan, a Floor Plan Loan, a Swing Line Loan or a Swing Line Overdraft Loan; and “Loans” means all such Loans made pursuant to this Agreement.

“Loan Documents” means this Agreement, the Notes, the Security Documents, the Agent’s Letter, the Floor Plan Agent’s Letter, the GM Borrower Guaranty, the Intercreditor Agreements and all other documents and instruments executed by the Borrowers or any other Person in connection with this Agreement and the Loans.

“Maintenance Capital Expenditures” means an amount equal to $200,000 per year per Dealership.

“Mandatory Costs” means any additional costs to any Lender in connection with a Eurocurrency or Pounds Sterling Loan due to such Lender’s compliance with the rules or requirements of the Bank of England, the Financial Services Authority of the United Kingdom or the European Central Bank as determined by such Lender, which determination shall be conclusive absent manifest error.

“Manufacturer” means the manufacturer or a manufacturer appointed wholesale distributor of a Motor Vehicle.

“Manufacturer/Dealer Statement” means a financial statement prepared by a Floor Plan Borrower for a Manufacturer and delivered to the Manufacturer on a periodic basis as required by the Manufacturer.

“Manufacturer’s Certificate” means any Manufacturer’s statement of origin, certificate of origin or any other document evidencing the ownership or transfer of ownership of a New Motor Vehicle from a Manufacturer to a Borrower.

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Effect” means, relative to any occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding), (i) a material adverse effect on the financial condition, business, operations, assets or prospects of the Company and its Restricted Subsidiaries, on a consolidated basis, (ii) a material impairment of the ability of the Company and its Restricted Subsidiaries on a consolidated basis to perform their Obligations under the Loan Documents or (iii) a material impairment of the validity or enforceability of the Loan Documents.

“Maturity Date” means March 19, 2012 or the earlier termination of the Commitments under Section 5.5, Section 11.2 and Section 11.4 unless extended pursuant to Section 5.16.

“Maximum Permissible Rate” has the meaning specified in Section 13.8.

“Motor Vehicle” means any motorized vehicle approved for highway use by any State of the United States.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Net Income” means for any Person, for any period of determination, the net income (or net losses) of such Person and its Subsidiaries on a consolidated basis as determined in accordance with GAAP after deducting, to the extent included in computing said net income and without duplication, (i) the income (or deficit) of any Person (other than a Wholly Owned Subsidiary of such Person), in which such Person or any of its Subsidiaries has any ownership interest, except to the extent that any such income has been actually received by such Person or such Subsidiary in the form of cash dividends or similar cash distribution, (ii) any income (or deficit) of any other Person accrued prior to the date it becomes a Subsidiary of such Person or merges into or consolidates with such entity, (iii) the gain or loss (net of any tax effect) resulting from the sale of any capital assets, (iv) any gains or losses or other income which are non-recurring or extraordinary, and (v) any portion of the net income of any Subsidiaries which is not available for distribution.

“New Lender” has the meaning specified in Section 5.18(b).

“New Lender Agreement” has the meaning specified in Section 5.18(b).

“New Motor Vehicle” means any Motor Vehicle not previously titled and which Motor Vehicle is from the Manufacturer with which the Person owning said Motor Vehicle has an executed Dealer/Manufacturer Agreement, excluding Demonstrators, Rental Motor Vehicles and Program Cars.

“Note” and “Notes” mean each of the Acquisition Notes, the Floor Plan Notes and the Swing Line Note.

“Obligations” means all advances, debts, liabilities, obligations, covenants and duties, arising under any Loan Document or any Hedging Agreement owing by any Borrower or any Restricted Subsidiary of any Borrower to any Lender, the Agent, the Floor Plan Agent, the Swing Line Bank or the Issuing Bank, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising.

“OECD” means the Organization for Economic Cooperation and Development.

“Other Activities” has the meaning specified in Section 12.3.

“Other Financings” has the meaning specified in Section 12.3.

“Other Taxes” has the meaning specified in Section 5.14(b).

“Out of Balance” means that (i) with respect to a Motor Vehicle, the outstanding balance of the Floor Plan Loan pursuant to which such Motor Vehicle was purchased exceeds the Floor Plan Advance Limit and (ii) with respect to a Floor Plan Loan, the outstanding balance thereof has not been paid in accordance with the terms of this Agreement; provided, however, that so long as the outstanding balance of (y) Motor Vehicles for which cash has been received upon the sale thereof shall have been received within five (5) days of the sale thereof and (z) Sale Dated Motor Vehicles shall have been received within ten (10) days of the sale thereof, such Loans shall not be considered Out of Balance.

“Overage Amount” has the meaning specified in Section 9.12(b).

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Permitted Acquisition” has the meaning specified in Section 9.16(a).

“Permitted Liens” means those Liens described in Section 10.2.

“Permitted New Vehicle Floor Plan Indebtedness” has the meaning specified in Section 10.1(q).

“Permitted Real Estate Debt” means (i) Indebtedness of a Subsidiary existing as of the Closing Date or incurred in connection with a Permitted Acquisition, provided that such Indebtedness is secured solely by real estate, improvements, fixtures, leases, rents and related real property rights of such Subsidiary used in the day-to-day operations of its business and (ii) other Indebtedness and related interest rate swap agreements of a Subsidiary, provided that such Indebtedness is secured solely by real estate, improvements, fixtures, leases, rents and related real property rights of such Subsidiary and further provided that the amount of such indebtedness does not exceed 95% of the fair market value of the real estate collateral securing such Indebtedness.

“Person” means any natural person, corporation, trust, business trust, association, company, limited liability company, joint venture, partnership or Governmental Authority.

“Plan” means a “pension plan,” as such term is defined in Section 3(2)(A) of ERISA (other than a Multiemployer Plan), established or maintained by the Company or any of its Subsidiaries or any ERISA Affiliate or as to which the Company or any of its Subsidiaries or any ERISA Affiliate contributes or is a member or otherwise may have any liability.

“Pounds Sterling” and the symbol £ means pounds sterling, the official currency of the United Kingdom.

“Pounds Sterling Borrowing” means a Borrowing comprised of one or more Pounds Sterling Loans.

“Pounds Sterling Loan” means an Acquisition Loan requested in Pounds Sterling with respect to which the Company shall have selected an interest rate based on the Pounds Sterling Rate.

“Pounds Sterling Rate” means, with respect of a Pounds Sterling Loan, the rate per annum (rounded up to 1/16 of 1%, if necessary), at which Pounds Sterling approximately equal in principal amount to the requested Borrowing and for a maturity equal to the applicable Interest Period, appear on the applicable page of the Reuters Screen as of 11:00 a.m., London Time, on the first day of such Interest Period. In the event that such rate does not appear thereon (or otherwise on such service), the “Pounds Sterling Rate” for purposes of this definition shall be determined by: (i) reference to such other comparable publicly available service for displaying Pounds Sterling rates as may be reasonably selected by the Alternative Currency Agent, or (ii) at the option of the Alternative Currency Agent the rate at which Pounds Sterling approximately equal in principal amount to such Borrowing and for a maturity equal to the applicable Interest Period are offered in immediately available funds to the principal office of the Alternative Currency Agent in London, England.

“Prime Rate” has the meaning specified in the definition of the term “Alternate Base Rate.”

“Pro Forma EBITDA” means, for any Person, for any period of determination, EBITDA of such Person for the immediately preceding four fiscal quarters plus (or minus), without duplication, the EBITDA for such four quarter period of any Person acquired during such period as if such acquisition had occurred on the first day of such four quarter period, provided, if a calculation of Pro Forma EBITDA results in an increase in the Company’s Consolidated EBITDA by 10% or more from the most recent date of determination, no such increase above 10% shall be considered a part of any computation hereunder unless the applicable calculations of Pro Forma EBITDA are based on supporting calculations and such other information as the Agent may reasonably request to determine the accuracy of such calculation.

“Pro Forma Floor Plan Interest Expense” means, for any Person, as of any period of determination, Floor Plan Interest Expense of such Person for the immediately preceding four fiscal quarters plus, without duplication, the Floor Plan Interest Expense for such period of any Person acquired during such period, as if acquired on the first day of such period.

“Pro Rata Share of Acquisition Loan Commitments” means, at any time, with respect to any Acquisition Loan Lender, the percentage corresponding to a fraction, the numerator of which shall be the amount of the Acquisition Loan Commitment of such Lender and the denominator of which shall be the Total Acquisition Loan Commitments.

“Pro Rata Share of Floor Plan Loan Commitments” means, at any time, with respect to any Floor Plan Lender, the percentage corresponding to a fraction, the numerator of which shall be the amount of the Floor Plan Loan Commitment of such Lender and the denominator of which shall be the Total Floor Plan Loan Commitments.

“Pro Rata Share of Total Commitments” means, at any time, with respect to any Lender, the percentage corresponding to a fraction, the numerator of which is such Lender’s Commitment and the denominator of which shall be the aggregate amount of the Total Commitment.

“Program Car” means any Motor Vehicle in the current or immediately preceding model year in readily saleable condition, previously used by a car rental company as a part of its rental fleet or previously driven by an executive of a Manufacturer before being offered for sale to the Company or any other Floor Plan Borrower at a Manufacturer sponsored auction.

“Qualified Sale/Leaseback Transaction” means a sale by any of the Borrowers of real property and related fixtures and accessories used in the ordinary course of business, which property is, in a concurrent transaction, leased by such Borrower from the purchaser thereof under a lease agreement, the terms of which, as of the date of such transaction, based upon the immediately preceding four fiscal quarters of the Company, would not cause the Company to be in Default under any of the provisions of this Agreement.

“Quoted Rate” means the lesser of (i) rate of interest per annum offered by Swing Line Bank in its sole discretion with respect to a Swing Line Loan or a Swing Line Overdraft Loan, such rate to be derived from the LIBO Rate (or other cost of funds, as selected by Swing Line Bank) on the applicable date of determination, plus (x) .875% if such Loan is to finance New Motor Vehicles, Demonstrators or Rental Motor Vehicles or (y) .975% if such Loan is to finance Used Motor Vehicles or Program Cars, and (ii) the Highest Lawful Rate.

“Ratification Agreements” means those documents executed of even date herewith that ratify the security documents and guaranties executed in connection with the Fourth Amended and Restated Agreement.

“Re-Allocation Date” has the meaning specified in Section 5.18(e).

“Refunded Swing Line Loans” has the meaning specified in Section 4.5(a).

“Register” has the meaning specified in Section 13.3(d).

“Regulation D” means Regulation D of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Rental Motor Vehicle” means a Motor Vehicle less than two years old owned by a Floor Plan Borrower and purchased directly from a Manufacturer as a New Motor Vehicle and used as a service loaner vehicle or is periodically subject to a rental contract with customers of the Floor Plan Borrower for loaner or rental periods of up to thirty (30) consecutive days or is used by dealership personnel in connection with parts and service operations.

“Reportable Event” means a Reportable Event as referenced in Section 4043(b)(3) of ERISA, other than an event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Request for Borrowing” means, in connection with a Floor Plan Loan or a Swing Line Loan, under the Floor Plan Commitment, a Request for Borrowing substantially in the form attached hereto as Exhibit 1.1D, and in the case of an Acquisition Loan or a Swing Line Loan under the Acquisition Commitment, a Request for Borrowing substantially in the form attached hereto as Exhibit 1.1E.

“Required Lenders” means, at any time, Lenders holding more than fifty percent (50%) of the Total Commitments in Dollars as shown on Schedule 1.1a or, after all of the Commitments have terminated, more than fifty percent (50%) of the Indebtedness outstanding under the Loan Documents, provided that any Swing Line Loans shall be allocated among the Lenders pro rata.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of any arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Commitment” has the meaning specified in Section 3.4.

“Restricted Payment” means, as to any Person, any dividend or other distribution of assets, properties, cash, rights, obligations or securities made by such Person or any Subsidiary of such Person on account of shares of such Person’s capital stock, or any partnership interest or similar ownership interest in such Person, or any purchase, retirement, redemption or other acquisition made by such Person or any Subsidiary of such Person of any of such Person’s capital stock, partnership interest or similar ownership interest or warrants, rights or options evidencing a right to acquire such shares or interests.

“Restricted Subsidiary” means any direct or indirect Subsidiary of the Company organized under the laws of the United States or any state, territory or other political subdivision thereof and is directly owned by the Company or another Restricted Subsidiary.

“Retail Loan Guarantees” means any Guarantee by the Company or any of its Restricted Subsidiaries in favor of any Person of retail installment contracts or other retail payment obligations in respect of Motor Vehicles sold to a customer.

“Sale Dated” means, in connection with the sale of a Motor Vehicle, that closing of the sale of such Motor Vehicle is pending financing or other contingencies.

“Security Agreement” means the Security Agreements executed in connection with any of the Prior Agreements, executed by each of the Borrowers in favor of the Agent for the benefit of the Lenders covering the assets of the Borrowers described therein.

“Security Documents” means this Agreement, the Escrow and Security Agreement, the Security Agreements, the Ratification Agreements, the agreements or instruments described or referred to in Section 8.1(b) and any and all other agreements or instruments now or hereafter executed and delivered by any Borrower or any other Person in connection with, or as security for, the payments or performance of any of the Obligations.

“Senior Secured Leverage Ratio” means as of any date of determination, for the Company and its Restricted Subsidiaries, the ratio of (a) Adjusted Senior Indebtedness that is secured by any assets of the Company or any of its direct or indirect Restricted Subsidiaries or is Guaranteed by the Company or any direct or indirect Restricted Subsidiary as of such date to (b) (y) Consolidated Pro Forma EBITDA as of such date, minus (z) Pro Forma Floor Plan Interest Expense of the Company and its Restricted Subsidiaries, determined on a consolidated basis and after having given effect to any proposed Acquisition, as of such date.

“Stockholders’ Equity” means, as of any date of determination, the consolidated stockholders’ equity of the Company and its Restricted Subsidiaries determined in accordance with GAAP, after eliminating all intercompany items and after deducting from stockholders’ equity such portion thereof as is properly attributable to minority interests in Subsidiaries as reflected in the financial statements most recently delivered.

“Subordinated Indebtedness” means (i) Indebtedness of any Restricted Subsidiary having maturities and terms, and which is subordinated to payment of the Notes, and approved (with respect to the maturity and subordination terms only, but approval of the Agent and Floor Plan Agent shall not be required for the incurrence of such Indebtedness generally) in writing by the Agent and the Floor Plan Agent and which, in the aggregate, is less than ten percent (10%) of Stockholders’ Equity and (ii) unsecured subordinated Indebtedness of the Company (which may be Guaranteed by the Restricted Subsidiaries of the Company on an unsecured basis) provided that such Indebtedness (x) is subordinated to payment of the Notes as approved in writing by the Agent, (which approval of subordination terms (including any description of “senior” debt) shall be required for any such Indebtedness, including, without limitation, any Indebtedness issued pursuant to supplemental indentures entered into under the Subordinated Indenture dated August 13, 2003 among the Company, the subsidiary guarantors named therein and Wells Fargo Bank, N.A. as Trustee), (y) does not have a maturity before August 15, 2013, and (z) has terms that are no more restrictive than the terms of the Loan Documents (taken as a whole in each case) and further provided that, after giving effect to the issuance of such Indebtedness, no Default or Event of Default shall have occurred or be continuing or would occur as a result thereof.

“Subsidiary” means any Person of which or in which any other Person (the “Parent”) or any other Subsidiary of the Parent owns directly or indirectly fifty percent (50%) or more of:

(a) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such Person, if it is a corporation;

(b) the capital interest or profits interest of such Person, if it is a partnership, joint venture or similar entity; or

(c) the beneficial interest of such Person, if it is a trust, association or other unincorporated organization.

“Swing Line Bank” means Comerica Bank and its successors and assignees as provided in this Agreement.

“Swing Line Commitment” means, for the Swing Line Bank, its obligation to make Swing Line Loans to the Floor Plan Borrowers up to $100,000,000; provided that, subject to the provisions of Article IV, the Swing Line Commitment is a part of the Floor Plan Loan Commitment rather than a separate, independent commitment.

“Swing Line Loan” has the meaning specified in Section 4.1(a).

“Swing Line Minimum Amount” means the amount of Swing Line Loans which in the mutual determination of the Borrowers and the Floor Plan Agent shall remain outstanding as of each Floor Plan Adjustment Date, which amount may change from time to time as the Borrowers and the Floor Plan Agent shall mutually agree; provided, however, the Swing Line Minimum Amount shall in any event not be in excess of Twenty Million Dollars ($20,000,000).

“Swing Line Note” means the Note substantially in the form of Exhibit 1.1G, duly executed by all of the Floor Plan Borrowers and payable to and delivered to the Swing Line Bank, in the principal face amount of the Swing Line Commitment.

“Swing Line Overdraft Borrowing Request” has the meaning specified in Section 2.3(d)(iii)(4).

“Swing Line Overdraft Loan” has the meaning specified in Section 2.3(d)(iii)(4).

“TARGET Day” means any day on which the TARGET payment system is open for the settlement of payments in Euros.

“Taxes” has the meaning specified in Section 5.14(a).

“Total Acquisition Loan Commitment” means, at any time, the aggregate amount of the Acquisition Loan Commitments of all Lenders, as in effect at such time in accordance with this Agreement, which Commitments, as of the Closing Date, equal the Dollar equivalent of $350,000,000, whether designated partly in Dollars and partly in one or more Alternative Currencies.

“Total Commitment” means, at any time, the aggregate amount of the Commitments of all Lenders, as in effect at such time in accordance with this Agreement, which Commitments, as of the Closing Date, equal the Dollar equivalent of $1,350,000,000, whether designated all in Dollars or partly in Dollars and partly in one or more Alternative Currencies.

“Total Floor Plan Loan Commitments” means at any time, the aggregate amount of the Floor Plan Loan Commitments of all Lenders, as in effect at such time in accordance with this Agreement, which Commitments, as of the Closing Date, equal $1,000,000,000.

“Total Leverage Ratio” means, as of any date of determination, for the Company and its Restricted Subsidiaries on a consolidated basis, the ratio on such date of (a) Adjusted Total Indebtedness to (b) the difference between (i) Consolidated Pro Forma EBITDA and (ii) Pro Forma Floor Plan Interest Expense of the Company and its Restricted Subsidiaries, determined on a consolidated basis and after having given effect to any proposed Acquisition, as of such date.

“Transferee” has the meaning specified in Section 5.14(a).

“Type” means any type of Loan determined with respect to the currency and/or the interest rate option applicable thereto.

“UCC” means the Uniform Commercial Code as adopted and in effect in the State of Texas from time to time.

“Unrestricted Subsidiary” means any direct or indirect Subsidiary of the Company that is not a Restricted Subsidiary and any Subsidiary of an Unrestricted Subsidiary.

“Used Motor Vehicle” means a Motor Vehicle that is in the current or preceding four (4) model years and that is not a New Motor Vehicle, a Demonstrator or a Rental Motor Vehicle and has been previously titled.

“Wholly Owned Subsidiary” means any Person of which the Company or its other Wholly Owned Subsidiaries own directly or indirectly one hundred percent (100%) of:

(a) the issued and outstanding shares of stock (except shares required as directors’ qualifying shares and shares constituting less than two percent (2%) of the issued and outstanding shares);

(b) the capital interest or profits interest of such Person, if it is a partnership, joint venture or similar entity;

(c) the beneficial interest of such Person, if it is a trust, association or other unincorporated organization; or

(d) any Foreign Subsidiary that is required by the applicable laws and regulations of such foreign jurisdiction to be partially owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction, provided that the Company, directly or indirectly, owns the remaining equity interests in such Subsidiary and, by contract or otherwise, controls the management and business of such Subsidiary and derives economic benefits of ownership of such Subsidiary to substantially the same extent as if such Subsidiary were a Wholly-Owned Subsidiary.

Section 1.2 Accounting Terms. Except as otherwise herein specifically provided, each accounting term used herein shall have the meaning given it under GAAP.

Section 1.3 Interpretation.

(a) In this Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any gender includes the other gender;

(iii) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(iv) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually, provided that nothing in this clause (iv) is intended to authorize any assignment not otherwise permitted by this Agreement;

(v) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended, supplemented or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof, and reference to any Note includes any note issued pursuant hereto in extension or renewal thereof and in substitution or replacement therefor;

(vi) unless the context indicates otherwise, reference to any Article, Section, Schedule or Exhibit means such Article or Section hereof or such Schedule or Exhibit hereto;

(vii) the word “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term;

(viii) with respect to the determination of any period of time, the word “from” means “from and including” and the word “to” means “to but excluding”; and

(ix) reference to any law means such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time.

(b) The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

(c) No provision of this Agreement shall be interpreted or construed against any Person solely because that Person or its legal representative drafted such provision.

ARTICLE II

THE FLOOR PLAN LOANS

Section 2.1 Floor Plan Loan Commitments.

Subject to the terms and conditions and relying upon the representations and warranties of the Borrowers herein set forth, each Floor Plan Lender severally and not jointly agrees to make revolving credit loans (each such loan, a “Floor Plan Loan”) to any Floor Plan Borrower from time to time on any Business Day during the period from the Closing Date to the Maturity Date in an aggregate amount not to exceed at any time such Lender’s Pro Rata Share of Floor Plan Loan Commitments; provided, however, that, subject to Section 2.3(d)(iii), after giving effect to all Floor Plan Loans and Swing Line Loans requested on any date, the aggregate principal amount of all outstanding Floor Plan Loans and Swing Line Loans shall not at any time exceed the aggregate Floor Plan Loan Commitments and, further provided that the aggregate principal amount of all outstanding Floor Plan Loans, Swing Line Loans, Acquisition Loans and Letter of Credit Obligations shall not at any time exceed the Total Commitment. Subject to the other terms and conditions hereof, any Floor Plan Borrower may borrow, prepay and reborrow Floor Plan Loans under this Section 2.1.

Section 2.2 Floor Plan Loans.

(a) Each Floor Plan Loan Borrowing shall be in the minimum aggregate principal amount of One Million Dollars ($1,000,000) and in integral multiples of One Million Dollars ($1,000,000); provided that a Swing Line Loan, Swing Line Overdraft Loan, Comerica Prime Rate Loan or a Floor Plan Loan resulting from a Draft may be in any amount and shall consist of Floor Plan Loans of the same Type made ratably by the Floor Plan Lenders in accordance with their respective Pro Rata Share of Floor Plan Loan Commitments; provided, however, that the failure of any Floor Plan Lender to make any Floor Plan Loan shall not relieve any other Floor Plan Lender of its obligation to lend hereunder.

(b) Each Floor Plan Loan Borrowing shall be a Comerica Prime Rate Borrowing or a Eurodollar Borrowing (other than those resulting from a Draft, which shall be initially borrowed as Swing Line Loans bearing interest at the Quoted Rate) as any of the Floor Plan Borrowers may request pursuant to Section 2.3. Each Floor Plan Lender may fulfill its obligation to make Floor Plan Loans with respect to any Eurodollar Loan by causing, at its option, any domestic or foreign branch or Affiliate of such Floor Plan Lender to make such Loan, provided that the exercise of such option shall not affect the obligation of the applicable Floor Plan Borrower to repay such Loan in accordance with the terms of the applicable Note.

(c) A Floor Plan Borrower shall not be entitled to request a Floor Plan Borrowing hereunder until it (i) has executed and delivered to the Floor Plan Lenders, as aforesaid, the Notes, and to the Swing Line Bank, a Swing Line Note, or has joined such Notes by execution and delivery of an Addendum (ii) has become a party to this Agreement by execution and delivery of this Agreement or an Addendum, and (iii) has become a party to the Security Documents, accompanied in each case by authority documents, legal opinions and other supporting documents as required by Agent, Floor Plan Agent and the Required Lenders hereunder and has otherwise complied with the provisions of Section 9.16(b).

Section 2.3 Floor Plan Borrowing Procedure. Any Floor Plan Borrower may request a Floor Plan Loan, (i) in the case of Floor Plan Loans, subject to Section 2.8 through Section 2.11, pursuant to a Draft, by delivery of such Draft in accordance with the express terms of a Drafting Agreement or (ii) by delivery to the Floor Plan Agent of a written Request for Borrowing. Floor Plan Loan Borrowings are subject to the following and to the remaining provisions hereof:

(a) each such Request for Borrowing shall set forth the following information:

(i) the proposed date of such Borrowing, which must be a Business Day;

(ii) the aggregate amount of such requested Borrowing;

(iii) whether such Floor Plan Borrowing is to be a Comerica Prime Rate Loan or a Eurodollar Loan, or in the case of a Swing Line Loan, a Loan at the Quoted Rate (provided, however, that all Drafts shall be deemed to be requested as Swing Line Loans at the Quoted Rate) and the Interest Period applicable thereto;

(iv) a description of the Motor Vehicle(s) purchased or to be purchased with the proceeds of such Borrowing, including for each Motor Vehicle, its vehicle identification number, make, model and purchase price, and whether such Motor Vehicle is a New Motor Vehicle, Used Motor Vehicle, Rental Motor Vehicle, Program Car or Demonstrator;

(v) if requested by the Floor Plan Agent, in the case of a Request for Borrowing requested directly by a Floor Plan Borrower to fund the purchase of Used Motor Vehicles, such Borrower shall deliver a current Manufacturer/Dealer Statement with appropriate inventory breakout as required by the Floor Plan Agent with the first such Request for Borrowing in any month; and

(vi) certify that the conditions precedent set forth in have been satisfied as of such proposed Borrowing Date.

(b) each such Request for Borrowing shall be delivered to the Floor Plan Agent (i) in the case of a Draft by a Manufacturer, by 11:00 a.m., Houston, Texas time one (1) Business Day prior to a proposed Borrowing Date, (ii) in the case of a Eurodollar Borrowing, not later than 10:00 a.m., Houston, Texas time, three (3) Business Days prior to the Borrowing Date of a proposed Borrowing, and (iii) in the case of a Comerica Prime Rate Borrowing, not later than 11:00 a.m., Houston, Texas time on the proposed Borrowing Date.

(c) the aggregate principal amount of each such Borrowing shall not exceed the aggregate Floor Plan Advance Limit for the Motor Vehicles described in such Request for Borrowing.

(d) Notwithstanding the foregoing,

(i) if the Floor Plan Agent has, at the request of the Required Lenders or acting in its discretion according to the terms hereof, taken action to suspend or terminate Drafts pursuant to one or more Drafting Agreements and such Drafting Agreements have in fact been suspended or terminated in accordance with their respective terms, then the Floor Plan Agent shall not fund the amount of such Draft; and

(ii) if on any day the conditions precedent set forth in Section 8.3 have been satisfied and (A) the aggregate principal amount of a Request for Borrowing of a Floor Plan Loan, plus (B) the aggregate principal amount of all other Floor Plan Loans then outstanding plus (C) the aggregate principal amount of all Swing Line Loans (but minus the amount of any Swing Line Loans to be refunded with the proceeds of such Borrowing) then outstanding exceeds the aggregate principal amount of such Loans outstanding as of the immediately preceding Floor Plan Adjustment Date and such Request for Borrowing is less than the available Swing Line Commitment then such Borrowing shall constitute a Swing Line Loan and shall be disbursed in accordance with the provisions of Article IV hereof; and

(iii) if on any day the conditions precedent set forth in Section 8.3 have been satisfied and a Draft is presented for payment, the payment of which would cause (A) the aggregate principal amount of all Floor Plan Loans then outstanding, plus (B) the aggregate principal amount of all Swing Line Loans then outstanding, plus (C) the aggregate principal amount of all Requests for Borrowings of Floor Plan Loans outstanding as of such day to exceed the aggregate Floor Plan Loan Commitments as of such day, then, in such event:

(1) the Company may either immediately reduce any pending Request for Borrowing of a Floor Plan Loan which does not consist of a Draft or make a payment of principal on Floor Plan Loans and/or Swing Line Loans in an amount which would prevent the aggregate amounts described in (A), (B) and (C) above from exceeding the aggregate Floor Plan Loan Commitments; or

(2) the Company may request an increase in the aggregate Floor Plan Loan Commitments by converting a portion of the Acquisition Loan Commitment pursuant to Section 5.5(b), and such Request for Borrowing shall be funded to the extent of such increase; or

(3) if the Company does not elect to act under clause (1) or (2) above and if there is a Reserve Commitment available under Section 3.4, then the aggregate Floor Plan Loan Commitments shall be increased by the amount of such Reserve Commitment, and such Draft shall be funded to the extent of such increase; or

(4) if there is no Reserve Commitment available, such Draft shall be deemed for all purposes a Swing Line Overdraft Loan Borrowing Request (each a “Swing Line Overdraft Borrowing Request”) and such Borrowing shall constitute a Swing Line Overdraft Loan (each, a “Swing Line Overdraft Loan”) to be disbursed and subject to the provisions of Section 4.6.

(e) Each Request for Borrowing may be in writing (including via facsimile) or telephonic (if promptly confirmed in writing). Each Request for Borrowing, once given, shall be irrevocable. Each of the Floor Plan Borrowers hereby authorizes the Floor Plan Agent to disburse Floor Plan Loans under this Section 2.3 pursuant to the telephone instructions of any Person purporting to be a Person identified by name on a written list of Persons authorized by each such Floor Plan Borrower to make a Request for Borrowing for Floor Plan Loans on behalf of such Borrower(s). Notwithstanding the foregoing, each of the Floor Plan Borrowers acknowledges and agrees that the applicable Floor Plan Borrower shall bear all risk of loss resulting from disbursements made upon any telephone request.

(f) If at any time between Floor Plan Adjustment Dates, the payment of all of a Swing Line Loan would cause the outstanding balance of all Swing Line Loans to be less than the Swing Line Minimum Amount, the Company may elect to cause such funds to be invested in overnight funds or other securities held by Comerica Securities, Inc. and acceptable to the Floor Plan Agent and the Lenders, which investments shall be subject to the first priority security interest of the Floor Plan Agent for the benefit of the Lenders to secure the outstanding balance of the Obligations. The Floor Plan Agent and any of the Floor Plan Borrowers may enter into an agreement from time to time to facilitate the investment of such funds.

(g) The Floor Plan Agent may notify each Floor Plan Lender of any Request for Borrowing in connection with Borrowings with respect to which the Floor Plan Lenders will make advances pursuant to Section 2.4(c).

Section 2.4 Notice of Types of Floor Plan Loans and Interest Periods.

(a) On or before 10:00 a.m. Houston, Texas time, three (3) Business Days prior to the last Business Day of each calendar month, the Company shall provide a written (including via facsimile) Request for Borrowing to the Floor Plan Agent designating the Type of Floor Plan Loans which will be outstanding commencing on the Floor Plan Adjustment Date immediately following such notice until the next succeeding Floor Plan Adjustment Date. If, for any reason, the Company does not deliver the Request for Borrowing as herein provided, including, without limitation providing for three (3) Business Days’ notice, the Company shall be deemed to have requested that on such Floor Plan Adjustment Date all Floor Plan Loans be Eurodollar Borrowings.

(b) On or before 11:00 a.m. Houston, Texas time on each Floor Plan Adjustment Date, the Floor Plan Agent shall provide written (including via facsimile) notice to the Agent of the amount of (i) Floor Plan Loans outstanding, plus (ii) Swing Line Loans (plus Swing Line Overdraft Loans, if any) outstanding in excess of the Swing Line Minimum Amount, plus (iii) the amount of Floor Plan Loans being requested pursuant to any Request for Borrowing of Floor Plan Loans, as of 10:00 a.m., Houston, Texas time on such date. Upon receipt of such notice, the Agent shall provide prompt written (including via fax) notice to the Floor Plan Lenders advising them (A) that the amount of Floor Plan Loans required pursuant to (i), (ii) and (iii) above is greater than the amount required as of the immediately preceding Floor Plan Adjustment Date and, with respect to each Floor Plan Lender, the amount of additional Floor Plan Loans to be advanced by such Floor Plan Lender, (B) that the amount of Floor Plan Loans required pursuant to (i), (ii) and (iii) above, has decreased since the immediately preceding Floor Plan Adjustment Date and, with respect to each Floor Plan Lender, the amount of such repayment to be made to such Floor Plan Lender, or (C) that there is no change in the amount of Floor Plan Loans required pursuant to (i), (ii) and (iii) above since the immediately preceding Floor Plan Adjustment Date. Such notice shall also advise the Floor Plan Lenders of the Type of Floor Plan Loans the Floor Plan Borrowers have selected, subject to Section 5.15(b), for the period of time from the next Floor Plan Adjustment Date to the next succeeding Floor Plan Adjustment Date.

(c) Each Floor Plan Lender shall, upon request from the Agent, from time to time as herein provided, advance the amount required in connection with each such Floor Plan Loan Borrowing by paying to the Agent in U.S. Dollars and in immediately available funds on the same day as the proposed date for Borrowings (that is not a Floor Plan Adjustment Date) pursuant to a Request for Borrowing that has been delivered to the Floor Plan Lenders or on each Floor Plan Adjustment Date, as applicable not later than 1:00 p.m., Houston, Texas time, and, subject to satisfaction of the conditions set forth in Article VIII, and the terms, provisions and conditions set forth in Section 2.3 and Section 4.3, the Agent shall promptly and in any event on the same day, credit the amounts so received to the account of the Floor Plan Agent, or, if a Floor Plan Loan Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Floor Plan Lenders. Upon receipt of such funds the Floor Plan Agent shall promptly and in any event on the same day, credit the amount so received to the account of the applicable Borrower.

(d) On each Floor Plan Adjustment Date if (i) Swing Line Loans (plus Swing Line Overdraft Loans, if any) outstanding are greater than the Swing Line Minimum Amount, the Swing Line Overdraft Loans shall be repaid and the Swing Line Loans shall be reduced to the Swing Line Minimum Amount with proceeds advanced by the Floor Plan Lenders pursuant to notices from the Floor Plan Agent given to the Agent as provided in Section 2.4(b) and the Agent shall remit the proceeds of such Floor Plan Loans to the Floor Plan Agent for application to the Swing Line Loans (and to the Swing Line Overdraft Loans, if any) outstanding in excess of the Swing Line Minimum Amount, or (ii) Swing Line Loans are less than the Swing Line Minimum Amount, the Swing Line Bank shall make a Swing Line Loan to the Floor Plan Borrowers in an amount required to cause the total amount of Swing Line Loans outstanding to equal the Swing Line Minimum Amount and the Floor Plan Agent shall remit the proceeds of such Swing Line Loan to the Floor Plan Borrowers.

Section 2.5 Payments; Application of Payments.

(a) Each Floor Plan Borrower shall, on the Curtailment Date of a Motor Vehicle financed hereunder, pay in full the Floor Plan Advance Limit with respect to such Motor Vehicle.

(b) Upon the sale of any Motor Vehicle by a Floor Plan Borrower, such Floor Plan Borrower shall pay in full the Floor Plan Advance Limit with respect to such Motor Vehicle immediately upon the earliest to occur of: (i) with respect to Motor Vehicles for which cash has been received upon the sale thereof, upon receipt of payment, (ii) with respect to Sale Dated Motor Vehicles, within ten (10) days of the date of such Motor Vehicle was sold and (iii) with respect to Fleet Motor Vehicles, within thirty (30) days of the date of sale.

(c) Subject to the provisions of Section 2.3(e), payments required to be made by any Floor Plan Borrower as set forth in Section 2.5(a) and Section 2.5(b) shall be applied in the following order: (i) first, to the outstanding principal balance of Swing Line Overdraft Loans, (ii) second, to the outstanding principal balance of Swing Line Loans (iii) third, only if no Swing Line Overdraft Loans or Swing Line Loans are then outstanding, to the outstanding principal balance of Floor Plan Loans that was funded from the Reserve Commitment, and (iv) finally, only if no Swing Line Overdraft Loans or Swing Line Loans and then outstanding and none of the outstanding principal balance of the Floor Plan Loans has been funded from the Reserve Commitment, to the remaining outstanding principal balance of the Floor Plan Loans.

(d) Each Floor Plan Borrower shall cause all proceeds from the sale of Motor Vehicles financed hereunder to be deposited directly into an account of the applicable Borrower with its local financial institution which proceeds shall be transferred to the Floor Plan Agent as Excess/Payments in Process for payment of the Loans as provided in Section 2.5(b).

(e) An amount equal to two percent (2%) of the original principal amount of Floor Plan Loans (or any portion thereof) attributable to each Rental Motor Vehicle shall be payable on the fifteenth (15th) day of each month after the date such Motor Vehicle is Deemed Floored.

Section 2.6 Title Documents. All original Manufacturer’s invoices and title documents evidencing the Floor Plan Borrowers’ ownership of all of their Motor Vehicles financed hereunder, including, without limitation, the Manufacturer’s Certificate, shall be maintained in safekeeping by the Floor Plan Borrowers in a manner acceptable to the Floor Plan Agent, unless and until a Floor Plan Event of Default has occurred and is continuing. After the occurrence and during the continuance of a Floor Plan Event of Default, Floor Plan Agent may request and the Floor Plan Borrowers shall deliver or cause to be delivered within three (3) Business Days of such request, all such original Manufacturer’s invoices and title documents being maintained by the Floor Plan Borrowers at the time of such request and, immediately, all such original Manufacturer’s invoices and title documents that later come into the possession of the Floor Plan Borrowers, to the Floor Plan Agent, and the Floor Plan Agent shall retain or hold all such original Manufacturer’s invoices and title documents so received. Thereafter, for so long as such Floor Plan Event of Default shall be continuing, all such original Manufacturer’s Certificates and title documents shall remain in the Floor Plan Agent’s possession until the Floor Plan Loan Borrowing in connection therewith or such ratable portion thereof in respect of a Motor Vehicle sold by any Floor Plan Borrower has been paid in full; provided that, upon the occurrence of a Floor Plan Event of Default and during the continuance thereof, the Floor Plan Agent may transfer, as applicable, title documents delivered to it pursuant to this Section 2.6 in connection with the sale of Motor Vehicles in accordance with its rights provided for in this Agreement or the other Loan Documents.

Section 2.7 Power of Attorney. For the purpose of expediting the financing of Motor Vehicles under the terms of this Agreement and for other purposes relating to such financing transaction, each of the Floor Plan Borrowers irrevocably constitutes and appoints the Floor Plan Agent and any of its officers, and each of them, severally, as its true and lawful attorneys-in-fact or attorney-in-fact with full authority to act on behalf of, and in the name of, place, and stead of, each such Floor Plan Borrower, regardless of whether or not an Event of Default shall have occurred hereunder, to prepare, execute, and deliver any and all instruments, documents, and agreements required to be executed and delivered by each such Floor Plan Borrower necessary to evidence Floor Plan Loan Borrowings (and if outstanding, Swing Line Overdraft Loans) hereunder and/or after the occurrence and during the continuance of an Event of Default, to evidence, perfect, or realize upon the security interest granted by this Agreement, and/or any of the Loan Documents, including, without limitation, the Notes evidencing the Floor Plan Loans, requests for advances, security agreements, financing statements, other instruments for the payment of money, receipts, manufacturer’s certificates of origin, certificates of origin, certificates of title, applications for certificates of title, other basic evidences of ownership, dealer reassignments of any of the foregoing, affidavits, and acknowledgments. The foregoing power of attorney shall be coupled with an interest, and shall be irrevocable so long as this Agreement remains in effect, any Drafting Agreement remains in effect or any Obligations remain outstanding under this Agreement or any of the Notes evidencing the Floor Plan Loans. Each of said attorneys-in-fact shall have the power to act hereunder with or without the other. The Floor Plan Agent may, but shall not be obligated to, notify the Floor Plan Borrowers of any such instruments or documents the Floor Plan Agent has executed on any Borrower’s behalf prior to such execution.

Section 2.8 Issuance of Drafting Agreements. Subject to the terms and conditions of this Agreement, Floor Plan Agent shall, at any time and from time to time from and after the Closing Date until thirty (30) Business Days prior to the Maturity Date, upon the written request of the Company or the applicable Floor Plan Borrower, countersigned by the Company, accompanied by applications, letter of credit agreements and/or such other documentation related thereto as the Floor Plan Agent may require, issue Drafting Agreements for the account of the applicable Floor Plan Borrower.

Section 2.9 Conditions to Issuance. The Floor Plan Agent shall not be obligated to enter into or issue a Drafting Agreement unless, as of the date of issuance of such Drafting Agreement:

(a) the Company or the applicable Floor Plan Borrower requesting the Drafting Agreement shall have delivered to the Floor Plan Agent not less than ten (10) Business Days prior to the requested date for issuance (or such shorter time as the Floor Plan Agent in its sole discretion may permit), a written application and such other documentation (including without limitation a letter of credit agreement if the Drafting Agreement is to be issued in the form of a letter of credit) and the terms of such documents and of the proposed Drafting Agreement shall satisfy the terms hereof and otherwise be satisfactory to Floor Plan Agent;

(b) the conditions precedent set forth in Section 8.3 are satisfied;

(c) no order, judgment or decree of any Governmental Authority shall by its terms purport to enjoin or restrain the Floor Plan Agent from entering into or issuing such Drafting Agreement; no Requirement of Law applicable to the Floor Plan Agent and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Floor Plan Agent shall prohibit the Floor Plan Agent, or request that the Floor Plan Agent refrain, from issuing or entering into Drafting Agreements generally or such Drafting Agreement in particular or shall impose upon the Floor Plan Agent with respect to such Drafting Agreement any restriction, reserve or capital requirement (for which the Floor Plan Agent is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Floor Plan Agent any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Floor Plan Agent in good faith deems material to it (relating to Drafts and Drafting Agreements); and

(d) the Floor Plan Agent does not receive written notice from any Lender, the Agent or any Floor Plan Borrower, on or prior to the Business Day prior to the requested date of issuance or entry into such Drafting Agreement that one or more of the applicable conditions contained in Article VIII (or in this Section 2.9) has not been satisfied or that a Default (relating to a Floor Plan Event of Default) or Floor Plan Event of Default has occurred and is continuing.

Each application for a Drafting Agreement issued by a Floor Plan Borrower hereunder shall constitute certification by each of the Company and the applicable Floor Plan Borrower of the matters set forth in Section 2.9(a) and (b), and Floor Plan Agent shall be entitled to rely on such certification without any duty of inquiry. Immediately upon the issuance or entering into by the Floor Plan Agent of each Drafting Agreement (except in respect of any Drafting Agreement issued or entered into by the Floor Plan Agent after it has obtained actual knowledge that a Floor Plan Event of Default has occurred and is continuing), each Floor Plan Lender, subject to Section 4.6 (relating to a Swing Line Overdraft Loan), hereby irrevocably and unconditionally agrees to, and does hereby, purchase from the Floor Plan Agent a participation in such Drafting Agreement and each Draft thereunder in an amount equal to the product of (i) the Pro Rata Share of Floor Plan Loan Commitments of such Floor Plan Lender and (ii) the amount of each Draft presented by a Manufacturer.

Notwithstanding the foregoing, the Floor Plan Agent shall take such action as necessary to terminate and suspend all Drafting Agreements effective ten (10) days prior to the Maturity Date, and none of the Borrowers shall be entitled to borrow under any Drafting Agreement after the date that is ten (10) days prior to the Maturity Date. Provided, however, the immediately foregoing sentence is intended only as a limitation to the Borrowers’ ability to borrow under Drafting Agreements and not as an enlargement of the Floor Plan Agent’s obligations hereunder.

Section 2.10 Drafts Under Manufacturers Drafting Letters.

(a) Each Draft submitted by a Manufacturer pursuant to a Drafting Agreement shall constitute a Request for Borrowing of a Floor Plan Loan, a Swing Line Loan, or a Swing Line Overdraft Loan, as the case may be. Upon its submission to the Floor Plan Agent, the Floor Plan Agent shall pay such Draft, unless it has been terminated or suspended. If the conditions precedent set forth in Section 8.3 have been satisfied, then such payment shall constitute a Floor Plan Loan in satisfaction of the Floor Plan Borrower’s reimbursement obligations in respect of such payment. Notwithstanding the foregoing, subject to the terms and conditions of Article XII hereof, the Floor Plan Agent may take all actions reasonably necessary to suspend and/or terminate Drafts in accordance with Section 11.4 and following the occurrence of any Default (relating to a Floor Plan Event of Default) or Floor Plan Event of Default.

(b) Notwithstanding the obligation (if any) of the Floor Plan Agent to fund a Draft, (i) if at any time any of the Floor Plan Borrowers has failed to satisfy the conditions precedent for the Floor Plan Agent to make a Floor Plan Loan or the Swing Line Bank to make a Swing Line Loan or a Swing Line Overdraft Loan, (ii) subject to Section 2.3(d)(iii) if at any time the amount of such Draft would cause the aggregate amount of Floor Plan Loans to exceed the aggregate Floor Plan Loan Commitments, or (iii) after a Default (relating to a Floor Plan Event of Default) or a Floor Plan Event of Default has occurred and is continuing, then in any such event, the funding of such Draft shall not constitute a waiver of any such condition, Default or Event of Default or otherwise in any manner whatsoever affect the rights and remedies available to the Floor Plan Agent, the Agent, the Swing Line Bank or any of the Floor Plan Lenders or the Lenders hereunder. In any such event, the Floor Plan Borrowers shall remain obligated to pay the amount of any Draft forthwith as set forth herein and shall have all other duties and obligations applicable to the Floor Plan Borrowers under this Agreement. Notwithstanding anything to the contrary contained herein, each of the Floor Plan Borrowers shall bear all risk of loss resulting from the payment of any Draft, or any resulting disbursements of the Floor Plan Loans, Swing Line Loans or Swing Line Overdraft Loans, as the case may be, whether or not due to the gross negligence, willful misconduct or fraud of any Manufacturer.

(c) Subject to Section 11.4 hereof, each Floor Plan Lender shall be obligated to fund Floor Plan Loans resulting from the presentation of Drafts, by making available their respective Pro Rata Share of Floor Plan Loan Commitments of the amounts so advanced, all in accordance with Section 2.2 hereof; provided, however, that if for any reason the Floor Plan Agent is prohibited from making a Floor Plan Loan in respect of any such Draft, each such Floor Plan Lender shall be deemed to and unconditionally agrees to purchase from the Floor Plan Agent a participation interest in the amount of such Draft (in the amount of its Pro Rata Share of Floor Plan Loan Commitments). Notwithstanding the amount of the aggregate Floor Plan Loan Commitments in effect from time to time, except with respect to the notices terminating or suspending drafting privileges to be given pursuant Section 11.1 or Section 11.4 hereof or any other notices given by the Floor Plan Agent in response to the written direction of the Required Lenders, the Floor Plan Agent shall not be obligated to terminate or suspend the drafting privileges of any Manufacturer under the Drafting Agreements even though the aggregate amount of Drafts which may be presented by Manufacturers under the Drafting Agreements may exceed the amount of the aggregate Floor Plan Loan Commitments in effect from time to time. Furthermore, (i) any limitations contained in any of the Drafting Agreements (whether in respect of daily Drafts to be presented or otherwise) are for informational purposes only and Floor Plan Agent shall not be obligated to monitor or limit the amount of Drafts presented or honored on the basis of any such limitations and (ii) any right of the Floor Plan Agent, acting in its discretion and not at the direction or with the concurrence of the Required Lenders, to terminate or suspend drafting privileges of any Manufacturer or otherwise exercise any right or remedy shall be for the sole benefit and protection of the Floor Plan Agent, and Floor Plan Agent shall not owe any duty to any of the other Lenders with respect to such rights or remedies or be required to exercise such rights or remedies to protect any of the other Lenders.

Section 2.11 Obligations Absolute. The Obligations of the Floor Plan Borrowers under this Agreement and any of the other Loan Documents to reimburse the Floor Plan Agent for Drafts presented by a Manufacturer under a Drafting Agreement and to repay any Swing Line Loans, the Floor Plan Loans or the Swing Line Overdraft Loans, as the case may be, funded to pay a Draft shall be unconditional and irrevocable. Such obligation shall be paid strictly in accordance with the terms of this Agreement and each such other Loan Document under all circumstances, including the following: (a) any lack of validity or enforceability of this Agreement or any of the other Loan Documents; (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of any Borrower in respect of any Draft or any Drafting Agreement or any other amendment or waiver of or any consent to departure from all or any of the applicable/related Loan Documents; (c) the existence of any claim, set-off, defense or other right that any Floor Plan Borrower may have at any time against any Manufacturer or any other beneficiary or transferee of any Drafting Agreement (or any Person for whom any such beneficiary or such transferee may be acting), the Floor Plan Agent or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the related Loan Documents or any unrelated transaction other than the defense of payment or claims arising out of the gross negligence, bad faith or willful misconduct of the Floor Plan Agent or the Swing Line Bank; (d) any Draft, demand, certificate or other document presented under a Drafting Agreement proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (e) any loss or delay in the transmission or otherwise of any document required in order to make a Draft under any Drafting Agreement; (f) any payment by the Floor Plan Agent under any Drafting Agreement against presentation of a draft or certificate that does not strictly comply with the terms of any Drafting Agreement; (g) any payment made by the Floor Plan Agent under any Drafting Agreement to any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver or other representative of a successor to any beneficiary or any transferee of any Drafting Agreement, including any arising in connection with any Insolvency Proceeding; (h) any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from all or any of the Obligations of any Borrower in respect of any Drafting Agreement; or (i) any other circumstance that might otherwise constitute a defense available to, or discharge of, any Borrower other than the defense of payment or claims arising out of the gross negligence, bad faith or willful misconduct of the Floor Plan Agent or the Swing Line Bank.

ARTICLE III

ACQUISITION LOANS

Section 3.1 Acquisition Loan Commitments. (a)  Subject to the terms and conditions and relying upon the representations and warranties of the Company herein set forth each Acquisition Loan Lender severally and not jointly agrees to make revolving credit loans to the Company, (each such loan, an “Acquisition Loan”) from time to time on any Business Day during the period from the Closing Date to the Maturity Date in an aggregate amount not to exceed at any time outstanding such Lender’s pro rata share of the lesser of (a) the Acquisition Loan Advance Limit or (b) the aggregate amount of the Acquisition Loan Commitments of all the Acquisition Loan Lenders; provided, however, that, after giving effect to any Acquisition Loan Borrowing, the aggregate amount of all outstanding Acquisition Loans and all outstanding Letter of Credit Obligations shall not at any time exceed the aggregate Acquisition Loan Commitments. Subject to the other terms and conditions hereof, the Company may borrow, prepay and reborrow Acquisition Loans under this Section 3.1(a).

(b) Notwithstanding paragraph (a) above, Acquisition Loans, may, at the option of the Company, be requested in or converted into one of the Alternative Currencies rather than Dollars in an amount up to the Equivalent Amount of not more than $175,000,000 calculated as of the date such Loans are requested. If so requested, only those Acquisition Loan Lenders designated on Schedule 1.1(a) as having Acquisition Loan Commitments in an Alternative Currency shall participate in making such Loans, notwithstanding that this results in such Lenders having amounts owing by the Company on a non pro rata basis. Following the advance of an Acquisition Loan in an Alternative Currency, the provisions of Section 3.2(c)(ii)) shall apply to subsequent Borrowings requested under the Acquisition Loan.

Section 3.2 Acquisition Loans.

(a) Each Acquisition Loan Borrowing shall be in the minimum aggregate principal amount of One Million Dollars ($1,000,000) or Equivalent Amount in an Alternative Currency (or the amount of a Letter of Credit Borrowing or the remaining balance of the aggregate Acquisition Loan Commitments, if less) and an integral multiple thereof, and shall consist of Acquisition Loans of the same Type made by the applicable Acquisition Loan Lenders in accordance with their respective Pro Rata Share of Acquisition Loan Commitments except as otherwise set forth in Section 3.1(b), above; provided, however, that the failure of any Lender to make any Acquisition Loan shall not relieve any other Lender of its obligation to lend hereunder.

(b) Each Acquisition Loan Borrowing requested in Dollars shall be an ABR Borrowing or a Eurodollar Borrowing, and each Acquisition Loan Borrowing requested in Euros or Pounds Sterling shall be a Eurocurrency Borrowing or Pounds Sterling Borrowing, respectively, as the Company may request, in a Request for Borrowing delivered to the Agent in accordance with Section 3.3. Each Acquisition Loan Lender may fulfill its Acquisition Loan Commitment with respect to any Eurodollar, Eurocurrency or Pounds Sterling Loan by causing, at its option, any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that the exercise of such option shall not affect the obligation of the Company to repay such Loan in accordance with the terms hereof. Subject to the provisions of Section 3.3(b) and Section 5.9, Acquisition Loan Borrowings of more than one Type may be outstanding at the same time.

(c) (i)  Each applicable Acquisition Loan Lender shall make Acquisition Loans equal to its then Pro Rata Share of the Acquisition Loan Commitments, if any, by paying the amount required to the Agent in at its office in Chicago, Illinois in U.S. Dollars or, if in an Alternative Currency, to the Alternative Currency Agent in London and in immediately available funds not later than 1:00 p.m., Houston, Texas time, or London time, as applicable, on the proposed Borrowing Date and, subject to satisfaction of the conditions set forth in Article VIII, the Agent or the Alternative Currency Agent shall promptly and in any event on the same day, credit the amounts so received to the general deposit account of the Company, with said Agent, or such other depository account as shall be designated by the Company or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(ii) If a Borrowing under the Acquisition Loan is made in an Alternative Currency, subsequent Acquisition Borrowings requested in, or converted into Dollars shall be advanced first by Acquisition Loan Lenders that do not have Acquisition Loan Commitments in an Alternative Currency until such time as the amount owing to each of the Acquisition Loan Lenders under the Acquisition Loan is equal to its Pro Rata Share of Acquisition Loan Commitments.

Section 3.3 Acquisition Loan Borrowing Procedure.

(a) In order to obtain an Acquisition Loan, the Company shall make an irrevocable written request therefor (or irrevocable telephone notice thereof, confirmed as soon as practicable by written request) in the form of a Request for Borrowing (i) in the case of an ABR Borrowing, to the Agent not later than 11:00 a.m., Houston, Texas time, on the Borrowing Date, (ii) in the case of a Eurodollar Borrowing, to the Agent not later than 11:00 a.m., Houston, Texas time, three (3) Business Days before the Borrowing Date, and (iii) in the case of any Alternative Currency Borrowing, to the Alternative Currency Agent not later than 11:00 a.m., London time, three (3) Business Days before the Borrowing Date. Each Request for Loan Borrowing shall be irrevocable and specify (1) whether the Loan then being requested is to be an ABR, Eurocurrency, Pounds Sterling or a Eurodollar Borrowing, (2) the Borrowing Date (which shall be a Business Day), (3) the aggregate amount thereof, and (4) if a Eurodollar, Eurocurrency or Pounds Sterling Loan is being requested, the Interest Period or Interest Periods with respect thereto. If no election as to the Type of Acquisition Loan Borrowing is specified for Dollar denominated Loans, such Borrowing shall be an ABR Borrowing. If no Interest Period is specified, the Company shall be deemed to have selected an Interest Period of one (1) month’s duration. The Agent shall promptly advise the Lenders of any Request for Borrowing given by the Company pursuant to this Section 3.3 and of each Lender’s portion of the requested Acquisition Loan Borrowing.

(b) No more than eight (8) Acquisition Loans may be outstanding at any time. For purposes of the foregoing, Borrowings comprised of Acquisition Loans having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

Section 3.4 Reserve Commitment; Reduction of Acquisition Loan Advance Limit. Notwithstanding the foregoing provisions of this Article III, in the event that on any day the aggregate outstanding principal amount of all (a) Floor Plan Loans, plus (b) Swing Line Loans, plus (c) Requests for Floor Plan Loan Borrowings exceeds ninety-seven and one-half percent (97.5%) of the Total Floor Plan Loan Commitments as of such date, then (i) a portion of the Total Acquisition Loan Commitment (the “Reserve Commitment”) in an amount equal to the lesser of (y) Five Million Dollars ($5,000,000) or (z) the entire remaining unused portion of the Acquisition Loan Commitment as of such date, shall be reserved and shall no longer be available for funding Acquisition Loans, and (ii) the Acquisition Loan Advance Limit shall be reduced by the amount by which the (x) Floor Plan Loans, plus (y) Swing Line Loans plus (z) Requests for Floor Plan Loan Borrowings exceeds ninety-seven and one-half percent (97.5%) of the Total Floor Plan Loan Commitments until the next Business Day on which such condition no longer exists.

ARTICLE IV

SWING LINE LOANS

Section 4.1 Swing Line Commitments.

(a) The Swing Line Bank shall, on the terms and subject to the conditions hereinafter set forth (including Section 4.3), make one or more advances (each such advance being a “Swing Line Loan”) to any Floor Plan Borrower from time to time on any Business Day during the period from the Closing Date to the Maturity Date in an aggregate principal amount not to exceed at any time (not including Swing Line Overdraft Loans) the aggregate amount of the Swing Line Commitment as such amount may change from time to time.

(b) The Swing Line Bank may on the terms and subject to the conditions hereinafter set forth (including Section 4.3) make one or more Swing Line Loans to any Floor Plan Borrower from time to time on any Business Day during the period from the Closing Date to the Maturity Date in an aggregate principal amount greater than the Swing Line Commitment but not to exceed at any time (not including Swing Line Overdraft Loans) the aggregate amount of the Floor Plan Loan Commitments of all the Lenders; provided, however, that after giving effect to all Borrowings of Swing Line Loans, Floor Plan Loans and all Floor Plan Loans requested on any date, the sum of the aggregate principal amount of all outstanding Floor Plan Loans and Swing Line Loans (but excluding Swing Line Overdraft Loans) shall not exceed the aggregate amount of the then applicable aggregate Floor Plan Loan Commitments.

(c) Unless otherwise refinanced pursuant to Section 4.5, all Swing Line Loans (including the Swing Line Overdraft Loans) shall be evidenced by the Swing Line Note, under which advances, repayments and readvances may be made, subject to the terms and conditions of this Agreement and all other Swing Line Loans shall be due and payable on each Floor Plan Adjustment Date. Each Swing Line Loan that is a Eurodollar Loan shall mature and the principal amount thereof shall be due and payable by the applicable Floor Plan Borrower, as the case may be, on the last day of the Interest Period applicable thereto. In no event whatsoever shall any outstanding Swing Line Loan be deemed to reduce, modify or affect any Lender’s obligation to make Floor Plan Loans based upon its Pro Rata Share of Floor Plan Loan Commitments.

Section 4.2 Accrual of Interest; Margin Adjustments. Each Swing Line Loan and each Swing Line Overdraft Loan shall, from time to time after the date of such Loan, bear interest at the Quoted Rate. The amount and date of each such Swing Line Loan and each such Swing Line Overdraft Loan, the Quoted Rate, its Interest Period, and the amount and date of any repayment shall be noted on the Swing Line Bank’s records, which records will be conclusive evidence thereof, absent manifest error; provided, however, that any failure by the Swing Line Bank to record any such information shall not affect the obligations of the applicable Floor Plan Borrower with respect thereto in accordance with the terms of this Agreement and the Loan Documents, and, further provided, that, upon the occurrence and during the continuance of a Floor Plan Event of Default and commencing on the last day of any applicable Interest Period, each Swing Line Loan shall bear interest at the Comerica Prime-based Rate.

Section 4.3 Requests for Swing Line Loans.

(a) On the Closing Date, subject to the terms and conditions hereunder set forth, the Swing Line Bank shall make a Swing Line Loan to one or more of the Floor Plan Borrowers pursuant to a Request for Borrowing in an amount equal to the Swing Line Minimum Amount.

(b) On any day that a Request for Borrowing constitutes a Request for Borrowing of a Swing Line Loan pursuant to Section 2.3(d)(ii), the applicable Floor Plan Borrower shall be deemed to have delivered to Swing Line Bank a Request for Borrowing in connection therewith, subject to the following and to the remaining provisions of this Section 4.3:

(i) the aggregate principal amount of such requested Swing Line Loan Borrowing, plus the aggregate principal amount of all other Swing Line Loans then outstanding shall not exceed the Swing Line Commitment;

(ii) such Request for Borrowing shall be irrevocable and shall constitute a certification by the Company of the provisions of Section 8.3; and

(iii) such Request for Borrowing may be in writing (including via facsimile) or telephonic (if promptly confirmed in writing). Each of the Floor Plan Borrowers hereby authorizes the Swing Line Bank to disburse Swing Line Loans pursuant to the telephone instructions of any Person purporting to be a Person identified by name on a written list of Persons authorized by each such Floor Plan Borrower to make Requests for Borrowings of Swing Line Loans on behalf of such Floor Plan Borrowers. Notwithstanding the foregoing, each of the Floor Plan Borrowers acknowledges and agrees that such Floor Plan Borrower shall bear all risk of loss resulting from disbursements made upon any telephone request.

Section 4.4 Disbursement of Swing Line Loans. Subject to receipt of a Request for Borrowing of a Swing Line Loan and to the other terms and conditions of this Agreement, the Swing Line Bank shall make available to any Floor Plan Borrower the amount so requested, in same day funds, not later than 1:00 p.m., Houston, Texas time on the Borrowing Date of such Swing Line Loan, by credit to an account of the applicable Floor Plan Borrower maintained with the Swing Line Bank or to such other account or third party as such Floor Plan Borrower may reasonably direct. The Swing Line Bank shall promptly notify the Floor Plan Agent of any Swing Line Loan by telephone or telecopier.

Section 4.5 Refunding of or Participation Interest in Swing Line Loans.

(a) On any Floor Plan Adjustment Date and upon the occurrence and during the continuance of an Event of Default other than those described in paragraph (b) below, the Swing Line Bank in its sole and absolute discretion (subject, and in addition to, ordinary course settlements as set forth in Section 2.4(d)) may, on behalf of any Floor Plan Borrower (each of whom hereby irrevocably directs the Swing Line Bank to act on its behalf), make a written (including via fax) request to the Floor Plan Agent, requesting the Floor Plan Lenders (including the Swing Line Bank in its capacity as a Floor Plan Lender) to make Floor Plan Loans in an amount equal to the outstanding principal amount of the Swing Line Loans in accordance with each Floor Plan Lender’s respective Pro Rata Share of Floor Plan Loan Commitments (including the portion thereof which constitutes the Swing Line Minimum Amount but excluding Swing Line Overdraft Loans). Such loans (the “Refunded Swing Line Loans”), shall accrue interest at (i) the Comerica Prime-based Rate, if requested upon the occurrence of an Event of Default, or (ii) the LIBO Rate plus the Applicable Margin or the Comerica Prime-based Rate, at the Borrowers’ option, if requested on any Floor Plan Adjustment Date. The Refunded Swing Line Loans shall be made immediately in respect of Swing Line Loans as of the day following the last day of the Applicable Interest Period in respect of Swing Line Loans accruing interest at the Quoted Rate; provided that no such request shall require any Floor Plan Lender to make Floor Plan Loans in excess of such Floor Plan Lender’s Floor Plan Loan Commitment on the date such request is made. Unless an Event of Default has occurred and is continuing, Refunded Swing Line Loans shall not be subject to the indemnification provisions of Section 5.10, and no losses, costs or expenses may be assessed by the Swing Line Bank against the applicable Floor Plan Borrower or the other Floor Plan Lenders as a consequence thereof. Unless an Event of Default described in Section 11.1(f), Section 11.1(g), Section 11.3(d), Section 11.3(e), Section 11.3(f), or Section 11.3(g) shall have occurred (in which event the procedures of Section 4.5(b) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Floor Plan Loan are then satisfied, each Floor Plan Lender shall upon request by the Agent in the manner specified in Section 2.4 make the proceeds of its Floor Plan Loan available to the Floor Plan Agent for the benefit of the Swing Line Bank.

(b) If, prior to making of a Refunded Swing Line Loan pursuant to Section 4.5(a), an Event of Default described in Section 11.1(f), Section 11.1(g), Section 11.3(d), Section 11.3(e), Section 11.3(f), or Section 11.3(g) shall have occurred, each Floor Plan Lender shall, in the manner provided in Section 2.10(a) and Section 2.10(c), on the date such Floor Plan Loan was to have been made, purchase from the Swing Line Bank participation interests in the Refunded Swing Line Loan equal to such Floor Plan Lender’s Pro Rata Share of the Floor Plan Loan Commitments; provided, however, except for any Borrowing which occurs as a result of a Draft made prior to the effective suspension or termination of the Drafting Agreement pursuant to which such Borrowing occurred which Borrowing is subject to Section 2.10, no Floor Plan Lender shall be obligated to purchase a participation interest in a Refunded Swing Line Loan to the extent such Loan was made by the Swing Line Bank when the conditions precedent in Section 8.3 were not satisfied.

(c) Subject to Section 4.5(b), above, each Floor Plan Lender’s obligation to make Floor Plan Loans and to purchase participation interests in accordance with Section 4.5(a) and Section 4.5(b) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff counterclaim, recoupment, defense or other right which such Floor Plan Lender may have against the Swing Line Bank, any Floor Plan Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of any Default or Event of Default; (iii) any adverse change in the condition (financial or otherwise) of any Floor Plan Borrower or any other Person; (iv) any breach of this Agreement by any Floor Plan Borrower or any other Person; (v) any inability of any Floor Plan Borrower to satisfy the conditions precedent to a Borrowing set forth in this Agreement on the date upon which such Floor Plan Loan is required to be made or such participating interest is to be purchased; or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Floor Plan Lender does not make available to the Floor Plan Agent the amount required pursuant to Section 4.5(a) or Section 4.5(b), as the case may be, the Swing Line Bank shall be entitled to recover such amount on demand from such Floor Plan Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Effective Rate.

(d) Refunded Swing Line Loans which are funded by the Floor Plan Lenders after two (2) Business Days’ notice as provided in Section 4.5(a) shall thereafter become Floor Plan Loans and, subject to any right of acceleration herein provided, shall remain outstanding until the next succeeding Floor Plan Adjustment Date. Such Loans shall accrue interest in favor of the Floor Plan Lenders in accordance with each Floor Plan Lender’s respective Pro Rata Share of Floor Plan Loan Commitments at the Comerica Prime-based Rate. On the next succeeding Floor Plan Adjustment Date such Loans shall be treated as all other Floor Plan Loans outstanding in accordance with the provisions of Section 2.4(b).

Section 4.6 Swing Line Overdraft Loans.

(a) On any day that a Request for Borrowing of a Floor Plan Loan constitutes a Swing Line Overdraft Borrowing Request pursuant to Section 2.3(d)(iii), the applicable Floor Plan Borrower shall be deemed to have delivered a Swing Line Overdraft Borrowing Request. Such Swing Line Overdraft Borrowing Request shall be irrevocable and shall constitute a certification by the Company of the provisions of Section 8.3.

(b) Swing Line Overdraft Loans shall be made only by the Swing Line Bank, solely for its own account and shall not be subject to the provisions of Section 4.5; provided, however, at any time a Swing Line Overdraft Loan is outstanding, all funds received from any source (other than deposits already in the Cash Collateral Account) in respect of this Agreement shall be applied first to the payment in full of the Swing Line Overdraft Loans; and the Floor Plan Agent, the Agent and the Lenders, as the case may be, shall remit to the Swing Line Bank, and the Swing Line Bank shall have the right to receive, all payments (including any prepayments) of principal and interest made by any Borrower in respect of any Loan and all other proceeds of Collateral securing the Loans for application and reduction of the aggregate principal amount of outstanding Swing Line Overdraft Loans.

ARTICLE V

ALL LOANS

Section 5.1 Notes; Advancement and Repayment of Loans.

(a) All Loans made hereunder may be advanced by each Lender, at its option, from its primary place of business or its Applicable Lending Office, which locations may change from time to time (subject to the provisions of Section 5.14) during the term hereof, and shall be evidenced by the Notes or the Swing Line Note, as the case may be and payable as therein provided, which Notes shall be dated the Closing Date, and shall be in an aggregate principal amount equal to the Total Commitments on such date. The outstanding principal balance of such Loans and all interest thereon and all the Obligations, as evidenced by the Notes, shall be due and payable in the currency in which said Loan was made in accordance with the terms and provisions of this Agreement and on the Maturity Date. Each Note shall bear interest from its date on the outstanding principal balance thereof as provided in Section 5.2.

(b) Each Lender or the Agent, on its behalf, and the Swing Line Bank is hereby authorized by each Borrower to endorse on a schedule attached to the Notes delivered to it (or a computer generated supplement thereto, which supplement shall be deemed to be a part thereof), or otherwise record in such Lender’s or Agent’s, as the case may be, internal records, an appropriate notation evidencing the date and amount of each Loan, as well as the date and amount of each payment and prepayment with respect thereto; provided, that the failure of any Lender or the Agent or the Swing Line Bank to make such a notation or any error in such a notation shall not affect the Obligations of any Borrower hereunder, under the Notes or under the Swing Line Note.

Section 5.2 Interest on Loans.

(a) Subject to the provisions of Section 5.3, each Alternate Base Rate Loan shall bear interest at a rate per annum, equal to the lesser of (i) the Alternate Base Rate plus the Applicable Margin for Alternate Base Rate Loans and (ii) the Highest Lawful Rate (if the Alternate Base Rate is based on the Prime Rate, computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be; or if the Alternate Base Rate is based on the Federal Funds Effective Rate, computed on the basis of the actual number of days elapsed over a year of 360 days).

(b) Subject to the provisions of Section 5.3, each Comerica Prime Rate Loan shall bear interest at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be) equal to the lesser of (i) the Comerica Prime-based Rate in effect from time to time and (ii) the Highest Lawful Rate.

(c) Subject to the provisions of Section 5.3, (i) each Eurodollar, Eurocurrency or Pounds Sterling Loan which is an Acquisition Loan shall bear interest at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days for Eurocurrency and Eurodollar Loans and 365 days for Pounds Sterling Loans) equal to the lesser of (1) the LIBO Rate, Eurocurrency Rate or Pounds Sterling Rate for the Interest Period in effect for such Loan plus the Applicable Margin for such Loans, and each change in the Applicable Margin shall apply to all such Loans that are outstanding during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change, even if the effective date occurs in the middle of an Interest Period and (2) the Highest Lawful Rate; and (ii) each Eurodollar Loan which is a Floor Plan Loan (excluding Swing Line Loans) shall bear interest at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the lesser of (1) LIBO Rate for the Interest Period in effect for such Loan plus: (A) .875% if such Loan is to finance New Motor Vehicles, Demonstrators or Rental Motor Vehicles or (B) .975% if such Loan is to finance Used Motor Vehicles or Program Cars and (2) the Highest Lawful Rate.

(d) Interest on each Swing Line Loan to which the Quoted Rate applies at Borrower’s option and Swing Line Overdraft Loan and Drafts shall bear interest at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the lesser of (i) the Quoted Rate for the Interest Period in effect for such Loan and (ii) the Highest Lawful Rate.

(e) Interest on each Acquisition Loan, each Swing Line Loan and each Floor Plan Loan shall be payable in arrears on each Interest Payment Date applicable to such Loan except as otherwise provided in this Agreement. The applicable LIBO Rate, Eurocurrency Rate or Pounds Sterling Rate, and the Alternate Base Rate shall be determined by the Agent, the Comerica Prime-based Rate shall be determined by the Floor Plan Agent, and the Quoted Rate shall be determined by the Swing Line Bank, and such determinations shall be conclusive absent manifest error. The Agent or Floor Plan Agent, as applicable shall promptly advise the Borrowers and each Lender of each such determination.

Section 5.3 Interest on Overdue Amounts. If any Borrower shall default in the payment of the principal of or interest on any Loan or any other amount due hereunder, by acceleration or otherwise, such Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed on the basis of the actual number of days elapsed over a period of 365/366 days) equal to the lesser of (a) the Highest Lawful Rate and (b) (i) the Alternate Base Rate plus two percent (2%) per annum in the case of any Loans denominated in Dollars, and (ii) the then applicable rate plus 3% per annum in the case of any Loans denominated in Euros or Pounds Sterling.

Section 5.4 Fees.

(a) The Company shall pay to the Agent, on the last day of each March, June, September and December and on the Maturity Date, in immediately available funds, (i) for the pro rata benefit of the Floor Plan Lenders, a Floor Plan Loan Commitment fee (the “Floor Plan Loan Commitment Fee”) equal to twenty one-hundredths of one percent (0.20%) per annum times the average unused amount of the Floor Plan Loan Commitments during the immediately preceding fiscal quarter (or shorter portion thereof) just ended (including any unused portion of the Acquisition Loan Commitments that has been reallocated or converted to the Floor Plan Loan Commitment in accordance with the terms hereof); (ii) for the benefit of the Acquisition Loan Lenders, ratably in accordance with the actual amount of such Lender’s available Acquisition Loan Commitment (after giving effect to all outstanding Loans thereunder) an Acquisition Loan Commitment fee (the “Acquisition Loan Commitment Fee”) equal to the sum of (x) the average unused amount of the Acquisition Loan Commitments times the Commitment Fee Rate set forth in the table contained in the definition of Applicable Margin and (y) to the extent that the average Acquisition Loan Commitments, after giving effect to any reallocation of Acquisition Loan Commitments to the Floor Plan Loan Commitments in accordance with the terms hereof, is less than $200,000,000, an amount equal to the unused portion of the Acquisition Loan Commitments that has been reallocated or converted to the Floor Plan Loan Commitment in accordance with the terms hereof and that reduces the Acquisition Loan Commitments below $200,000,000 times the difference between the Commitment Fee Rate set forth in the table contained in the definition of Applicable Margin and twenty one-hundredths of one percent (0.20%) per annum in each such case during the immediately preceding fiscal quarter (or shorter period thereof) just ended. All Commitment Fees under this Section 5.4(a) shall be computed on the basis of the actual number of days elapsed in a year of 365 or 366 days, as the case may be. The Commitment of a Lender shall be deemed “unused” to the extent and in the amount such Lender is obligated to fund future Loans or Letter of Credit Obligations of any Borrower regardless of whether or not any amounts are outstanding under any Swing Line Loan. For purposes of calculating the “unused” amount of the Acquisition Commitments, Acquisitions Loans made in Alternate Currencies shall be deemed to be outstanding in the Equivalent Amount, calculated as of the date each Acquisition Loan was made. The Floor Plan Loan Commitment Fees and the Acquisition Loan Commitment Fees due to each Lender shall commence to accrue on the Closing Date and cease to accrue on the earlier of the Maturity Date and the termination of the Commitments of such Lender pursuant to Section 5.5 or Section 13.3(b).

(b) The Company shall pay the Agent and J.P. Morgan Securities Inc. the fees (the “Agency Fees”) in such amount and on such dates as may be agreed among the Company, the Agent and J.P. Morgan Securities Inc., for their account, as applicable, as set forth in that certain letter agreement dated March 2, 2007 among said parties (the “Agent’s Letter”).

(c) The Company shall pay the Floor Plan Agent the floor plan agency fees (“Floor Plan Agency Fees”) in such amount and on such dates as may be agreed among the Company and the Floor Plan Agent pursuant to that certain letter agreement between said parties dated January 31, 2007 between said parties (the “Floor Plan Agent’s Letter”).

(d) The Company shall pay the Agent for the benefit of the Floor Plan Lenders, according to their Pro Rata Share of Floor Plan Loan Commitments, a fee in the amount of $750.00 for each day any Swing Line Overdraft Loan is outstanding; and such amount (if any) shall be payable on the last Business Day of each month.

(e) The Company shall pay to the Agent for the benefit of the Lenders on the Closing Date the fees payable to the Lenders as provided in the Agent’s Letter.

Section 5.5 Termination, Reduction or Conversion of Commitments.

(a) Upon at least three (3) Business Days’ prior written notice to the Agent, the Company may at any time, in whole, permanently terminate or permanently reduce the Total Commitments, among the Lenders in accordance with (i) their respective Pro Rata Share of Floor Plan Loan Commitments, and (ii) their respective Pro Rata Share of Acquisition Loan Commitments; provided (x) any such partial reduction of the Total Commitments shall be in minimum aggregate increments of Five Million Dollars ($5,000,000); (y) any such partial reduction shall be made ratably between the Total Floor Plan Loan Commitment and the Total Acquisition Loan Commitment respectively, and pro rata among the Lenders within each type of Commitment, and (z) no reduction shall reduce the amount of the Total Acquisition Loan Commitment to an amount which is less than the Letter of Credit Obligations outstanding at such time. In connection with any such reduction, the Floor Plan Agent in its sole discretion may, or at the direction of the Required Lenders, shall suspend and/or terminate all or any portion of the then outstanding Drafting Agreements. In addition, (i) no such reduction shall cause the Total Acquisition Loan Commitment to exceed its percentage of the Total Commitments in effect on the Closing Date and (ii) the ratio of such Lender’s Floor Plan Loan Commitment to such Lender’s Acquisition Loan Commitment shall never be less than such ratio on the Closing Date.

(b) Subject to Section 5.5(a) above and the provisions contained in this paragraph (b), at any time there exists any unused portion of the Acquisition Loan Commitments, the Company may request in writing the Agent to convert all or a part of such unused portion of the Acquisition Loan Commitments into Floor Plan Loan Commitments, provided, following such conversion, the total of the Acquisition Loan Commitments shall never be less than an amount equal to (i) the sum of all Acquisition Loans then outstanding, plus (ii) all Letter of Credit Obligations then outstanding, plus (iii) any Reserve Commitment; and in such event and following five (5) days prior written notice from the Company to the Agent, the Floor Plan Loan Commitments shall, upon such request, be increased by the amount so requested by the Company, such amount together with the Acquisition Loan Commitments not to exceed the Total Commitment. At any time there exists any unused amount of a converted portion of the Floor Plan Loan Commitments, the Company may request the Agent to reverse any such portion thereof, in whole or in part, and in such event the Floor Plan Loan Commitments and the Acquisition Loan Commitments shall be restored, as applicable, in the respective amounts so requested by the Company.

(c) Upon any such conversion of Acquisition Loan Commitments into Floor Plan Loan Commitments or vice versa, the Floor Plan Loan Commitments shall be increased or decreased, as the case may be, pro rata among the Floor Plan Lenders, and the Acquisition Loan Commitments shall be increased or decreased, as the case may be, in an aggregate amount of the corresponding increase or decrease in the Floor Plan Loan Commitments, which increase or decrease in the Acquisition Loan Commitments shall be allocated among the Acquisition Loan Lenders based on their Pro Rata Share of Acquisition Loan Commitments.

(d) At the time the Commitments of any Lender are terminated or reduced pursuant to Section 5.5(a), the Company shall pay to the Agent for the account of each such Lender, the Floor Plan Loan Commitment Fees and the Acquisition Loan Commitment Fees on the amount of such terminated or reduced Commitments owed to the date of such termination or reduction.

(e) Each of the Commitments shall automatically and permanently terminate on the Maturity Date.

Section 5.6 Alternate Rate of Interest. If on the day two (2) Business Days prior to the commencement of any Interest Period for a Eurodollar, Eurocurrency or Pounds Sterling Borrowing, the Agent shall have determined that: (a) deposits in the requested currency in the amount set forth in the such Request for Borrowing are not generally available in the London interbank market or that the rate at which such deposits are being offered will not adequately and fairly reflect the cost to any Lender or the Swing Line Bank of making or maintaining the principal amount of such Loan comprising such Borrowing during such Interest Period, or (b) reasonable means do not exist for ascertaining the LIBO Rate, Eurocurrency Rate or Pounds Sterling Rate, as applicable, then the Agent shall as soon as practicable thereafter give written notice of such determination to the Company, the Lenders and/or the Swing Line Bank; and any request by a Borrower for the making of any such Borrowing denominated in Dollars shall, until the circumstances giving rise to such notice no longer exist, be deemed to be a request for a Borrowing to be comprised of (i) if such Borrowing is a Floor Plan Loan Borrowing, Comerica Prime Rate Loans or (ii) if such Borrowing is an Acquisition Loan Borrowing funded in Dollars, Alternate Base Rate Loans. If such Borrowing is a Eurocurrency or Pounds Sterling Borrowing, such request shall be deemed to be withdrawn. Each determination of the Agent hereunder shall be conclusive, absent manifest error.

Section 5.7 Prepayment of Loans; Mandatory Reduction of Indebtedness.

(a) So long as no Swing Line Overdraft Loans are outstanding, each Acquisition Loan Borrowing, each Floor Plan Loan Borrowing and each Swing Line Loan may be prepaid at any time and from time to time, in whole or in part, subject to the requirements of Section 5.10, but otherwise without premium or penalty, upon at least three (3) Business Days’ prior written or facsimile notice to the Agent. Each Swing Line Overdraft Loan Borrowing may be prepaid at any time and from time to time, in whole or in part, subject to the requirements of Section 5.10, but otherwise without premium or penalty. Any prepayments of Acquisition Loans shall be made in the currency in which the Acquisition Loan being repaid was made.

(b) On the date of any termination or reduction of the Total Commitments pursuant to Section 5.5(a), each of the Borrowers shall prepay the Loans in an amount equal to the amount by which the Commitments are being so terminated or reduced, as shall be necessary in order that the aggregate principal amount of the Loans and Letter of Credit Obligations outstanding will not exceed the Total Commitments following such termination or reduction. All prepayments under this paragraph shall be subject to Section 5.10.

(c) Each notice of prepayment shall be irrevocable and shall specify the prepayment date and the principal amount of each Loan (or portion thereof) and the Type of Loan to be prepaid. All prepayments shall be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment.

(d) Subject to the provisions of Section 2.3(d)(iii), if at any time and for any reason:

(i) the aggregate principal amount of all (y) Floor Plan Loans outstanding, plus (z) Swing Line Loans outstanding shall exceed the Total Floor Plan Loan Commitments at such time, or

(ii) the aggregate principal amount of all (x) Acquisition Loans, plus (y) Letter of Credit Obligations shall exceed the amount of the Acquisition Loan Advance Limit, or

(iii) the aggregate principal amount of all (w) Floor Plan Loans outstanding, plus (x) Swing Line Loans outstanding, plus (y) Acquisition Loans outstanding, plus (z) Letter of Credit Obligations outstanding shall exceed the Total Commitments, the Borrowers shall immediately, upon demand, pay to the Agent an amount of such Obligations equal to such excess, provided, Borrowers shall have the right to direct such repayment first to prepay such portion of the Indebtedness not subject to the provisions of Section 5.10.

Section 5.8 Reserve Requirements; Change in Circumstances.

(a) It is understood that the cost to each Lender of making or maintaining any of the Eurodollar, Eurocurrency or Pounds Sterling Loans may fluctuate as a result of the applicability of reserve requirements imposed by the Board at the ratios provided for in Regulation D on the date hereof, or because of any Mandatory Costs now existing or hereafter imposed. The Borrowers agree to pay to such Lender from time to time such amounts as shall be necessary to compensate such Lender for the portion of the cost of making or maintaining Eurodollar, Eurocurrency or Pounds Sterling Loans resulting from any increase in such reserve requirements provided for in Regulation D (or any successor regulation or ruling issued in respect thereof) from those as in effect on the date hereof, or because of any Mandatory Costs now existing or hereafter imposed it being understood that the rates of interest applicable to such Loans have been determined on the assumption that no such reserve requirements or Mandatory Costs exist or will exist and that such rates do not reflect costs imposed on the Lenders in connection with such reserve requirements.

(b) Notwithstanding any other provision herein, if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to any Lender of the principal of or interest on any Eurodollar, Eurocurrency or Pounds Sterling Loan made by such Lender or any other fees or amounts payable hereunder (other than taxes imposed on the overall net income or profits of such Lender by the jurisdiction in which such Lender or its Applicable Lending Office has its principal office or is located or by any political subdivision or taxing authority therein), or shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, such Lender or shall impose on such Lender or the London interbank market any other condition affecting this Agreement or Eurodollar, Eurocurrency or Pounds Sterling Loans made by such Lender and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar, Eurocurrency or Pounds Sterling Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) in respect thereof, by an amount deemed by such Lender in its sole discretion to be material, then the Borrowers shall pay as required in Section 5.8(d) such additional amount or amounts as will compensate such Lender for such additional costs or an amount equal to such reduction will be paid to such Lender with respect to the Eurodollar, Eurocurrency or Pounds Sterling Loans, as applicable.

(c) If any Lender shall have determined that the applicability of any law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any Applicable Lending Office of such Lender) or such Lender’s holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender or such Lender’s holding company pursuant hereto to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or Mandatory Costs) by an amount deemed by such Lender to be material, then the Borrowers shall pay as required to Section 5.8(d) to such Lender such additional amount or amounts as will compensate such Lender for any such reduction.

(d) A certificate of each Lender setting forth in reasonable detail calculations (together with the basis and assumptions therefor) to establish such amount or amounts as shall be necessary to compensate without duplication such Lender (or participating banks or other entities pursuant to Section 13.3 subject to the limitations set forth therein) under Section 5.8(a), Section 5.8(b) or Section 5.8(c) shall be delivered to the Agent which shall promptly deliver the same to the Company and such certificate shall be rebuttably presumptive evidence of the amount or amounts which such Lender is entitled to receive. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after its receipt of the same.

(e) Any demand for compensation pursuant to this Section 5.8 must be made on or before one (1) year after the Lender incurs the expense, cost or economic loss referred to or such Lender shall be deemed to have waived the right to such compensation. The protection of this Section 5.8 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of any law, regulation or other condition which shall give rise to any demand by such Lender for compensation.

(f) Nothing in this Section 5.8 shall entitle any Lender to receive interest at a rate per annum in excess of the Highest Lawful Rate.

Section 5.9 Change in Legality.

(a) Notwithstanding anything to the contrary herein contained, if any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurodollar Loan, then, by written notice to the Agent, such Lender may:

(i) declare that Eurodollar, Eurocurrency or Pounds Sterling Loans will not thereafter be made by such Lender hereunder, whereupon any request by any Borrower for a Eurodollar Borrowing in such unlawful currency shall, as to such Lender only, not be available, unless such declaration shall be subsequently withdrawn; and

(ii) require that all outstanding Eurodollar Loans made by it be converted to Alternate Base Rate Loans or Comerica Prime Rate Loans, in which event all such Eurodollar Loans shall be automatically converted to Alternate Base Rate Loans if Acquisition Loans and to Comerica Prime Rate Loans if Floor Plan Loans or, if Eurocurrency or Pounds Sterling Loans, repaid, in each case, as of the effective date of such notice as provided in Section 5.9(b).

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal which would otherwise have been applied to repay the Eurodollar Loans made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the Alternate Base Rate Loans or Comerica Prime Rate Loans, as applicable, made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(b) For purposes of Section 5.9(a), a notice to the Agent by any Lender shall be effective as to each Eurodollar Loan on the last day of each applicable Interest Period.

Section 5.10 Breakage Costs and Related Matters.

(a) The Borrowers shall indemnify each Lender against any loss or expense which such Lender may sustain or incur as a consequence of (i) any failure by any Borrower to fulfill on the date of any Borrowing hereunder the applicable conditions set forth in Article VIII, (ii) any failure by any Borrower to borrow, convert or continue hereunder after delivery of a Request for Borrowing, including a Request for Borrowing pursuant to a Draft as described in Section 2.10 or a notice of conversion or continuation has been given pursuant to Section 2.4, Section 3.3 or Section 5.15, (iii) any payment, prepayment or conversion of a Eurodollar, Eurocurrency or Pounds Sterling Loan required by any other provision of this Agreement or otherwise made on a date other than the last day of the applicable Interest Period, (iv) any default in payment or prepayment of the principal amount of any Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, by irrevocable notice of prepayment or otherwise), or (v) the occurrence of any Event of Default, including, but not limited to, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a Eurodollar, Eurocurrency or Pounds Sterling Loan. Such loss or reasonable expense shall include an amount equal to the excess, if any, as reasonably determined by each Lender of (A) its cost of obtaining the funds for the Loan being paid, prepaid or converted or not borrowed (based on the LIBO, Eurodollar or Eurocurrency Rate applicable thereto) for the period from the date of such payment, prepayment or conversion or failure to borrow to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan which would have commenced on the date of such failure to borrow) over (B) the amount of interest (as reasonably determined by such Lender) that could be realized by such Lender in reemploying during such period the funds so paid, prepaid or converted or not borrowed. A certificate of each Lender setting forth in reasonable detail calculations (together with the basis and assumptions therefore) to establish any amount or amounts which such Lender is entitled to receive pursuant to this Section 5.10 shall be delivered to the Agent which shall promptly deliver the same to the Company and such certificate shall be rebuttably presumptive evidence of the amount or amounts which such Lender is entitled to receive. Nothing in this Section 5.10 shall entitle any Lender to receive interest in excess of the Highest Lawful Rate.

(b) The provisions of this Section 5.10 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any Note, or any investigation made by or on behalf of any Lender; provided demand for compensation pursuant to Section 5.8 must be made on or before one (1) year after the Lender incurs the expense, cost or economic loss referred to or such Lender shall be deemed to have waived the right to such compensation. All amounts due under this Section 5.10 shall be payable within ten (10) days after receipt of demand therefor.

Section 5.11 Pro Rata Treatment. Except for (i) Borrowings advanced under the Acquisition Loan in Alternative Currencies, (ii) the repayment of such Borrowings (which shall be pro rata for the benefit of the Lenders advancing same), (iii) subsequent Borrowings under the Acquisition Loan in Dollars to bring each Lender thereunder back into compliance with such Lender’s Pro Rata Share of Acquisition Loan Commitments, or (iv) as otherwise provided herein, each Borrowing, each payment or prepayment of principal of the Notes, each payment of interest on such Notes, each other reduction of the principal or interest outstanding under such Notes, however achieved, each payment of the Commitment Fees and each reduction of the Commitments shall be made, as applicable, in accordance with each Lender’s respective (i) Pro Rata Share of Floor Plan Loan Commitments and (ii) Pro Rata Share of Acquisition Loan Commitments.

Section 5.12 Place of Payments.

(a) The Borrowers shall make all payments of principal and interest on any Floor Plan Loan, Swing Line Loan and any Swing Line Overdraft Loan or of the proceeds of the sale of any Motor Vehicle, on the date when due in Dollars to the Floor Plan Agent at the office specified by the Floor Plan Agent. The Borrowers shall make all payments of principal and interest on any Acquisition Loan denominated in Dollars on the date when due in Dollars to the Agent at JPMorgan Chase Bank, N.A., 712 Main Street, Lobby, Houston, Texas 77002, or by wire transfer to JPMorgan Chase Bank, N.A., ABA#021000021, for credit to account #304-259-322, reference: Group 1 Automotive, Inc., Attn: Leslie Opeyemi. The Borrowers shall make all payments of principal and interest on any Acquisition Loans denominated in an Alternative Currency to the Alternative Currency Agent at the place designated by said Agent in its notice therefor. Except as otherwise provided in this Agreement, the Borrowers shall make all payments (including principal of or interest on any Borrowing, the Agency Fee, or any other fees or other amounts) payable hereunder and under any other Loan Document not later than 1:00 p.m., Houston, Texas time if being paid to the Agent or the Floor Plan Agent, and London time if being paid to the Alternative Currency Agent and, in each case, in immediately available funds, without setoff or counterclaim.

(b) Whenever any payment (including principal of or interest on any Borrowing or any fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest and fees, if applicable; provided, all payments must be made on or before the Maturity Date.

(c) Unless the Agent shall have received notice from a Lender prior to the date of a Borrowing that such Lender will not make available to the Agent its portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing. The Agent may, in reliance upon such assumption, make available to the appropriate Person on such date a corresponding amount. If, and to the extent that a Lender shall not have made its portion of a Borrowing available to the Agent, such Lender and the Borrowers severally, agree to pay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Agent until the date such amount is repaid to the Agent (i) in the case of the Borrowers, (A) at the Alternate Base Rate for Acquisition Loans made in Dollars, (B) at the Comerica Prime-based Rate for Floor Plan Loans and (C) at the Pounds Sterling Rate or Eurocurrency Rate, as applicable for Eurocurrency or Pounds Sterling Loans, and (ii) in the case of such Lender, at the Federal Funds Effective Rate for all Dollar denominated Loans and at the Eurocurrency Rate or Pounds Sterling Rate, as applicable, for all Alternative Currency Denominated Loans. If such Lender shall repay to the Agent such corresponding amount, such amount shall constitute such Lender’s portion of such Borrowing for purposes of this Agreement.

Section 5.13 Sharing of Setoffs. Except as otherwise provided in Section 4.6(b) in connection with the payment of Swing Line Overdraft Loans, each Lender agrees that if it shall, in any manner, including through the exercise of a right of banker’s lien, setoff or counterclaim against any Borrower, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any Insolvency Proceeding or otherwise, obtain payment (voluntary or involuntary) in respect of the Note held by it as a result of which the unpaid principal portion of the Note held by it shall be proportionately less than the unpaid principal portion of the Note held by any other Lender, it shall be deemed to have simultaneously purchased from such other Lender a participation in the Note held by such other Lender, so that the aggregate unpaid principal amount of the Note and participations in Notes held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Notes then outstanding as the principal amount of the Note held by it prior to such exercise of banker’s lien, setoff or counterclaim was to the principal amount of all Notes outstanding prior to such exercise of banker’s lien, setoff or counterclaim; provided, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 5.13 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrowers expressly consent to the foregoing arrangements and agree that any Person holding a participation in a Note under this Section 5.13 may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by any such Borrower to such Lender as fully as if such Lender had made a Loan directly to such Borrower in the amount of such participation.

Section 5.14 Payments Free of Taxes.

(a) Any and all payments by the Borrowers hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on the Agent’s, the Floor Plan Agent’s, the Swing Line Bank’s or any Lender’s or any transferee’s, assignee’s or participation holder’s (any such entity a “Transferee”) net income and franchise taxes imposed on the Agent, the Floor Plan Agent, the Swing Line Bank or any Lender (or Transferee) by the United States or any jurisdiction under the laws of which it is organized or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Borrowers shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Lenders (or any Transferee), the Agent, the Floor Plan Agent or the Swing Line Bank then: (i) the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.14) such Lender (or Transferee) or the Agent, the Floor Plan Agent or the Swing Line Bank (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with applicable law.

(b) In addition, the Borrowers agree to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document which are not excluded under this Section 5.14 (hereinafter referred to as “Other Taxes”).

(c) The Borrowers will indemnify each Lender (or Transferee), the Swing Line Bank, the Agent and the Floor Plan Agent for the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 5.14) paid by such Lender (or Transferee), the Swing Line Bank, the Agent and the Floor Plan Agent, as the case may be, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant taxing authority or other Governmental Authority. Such indemnification shall be made within thirty (30) days after the date any such Person indemnified hereunder makes written demand therefor, such demand to contain a certificate setting forth the calculations (including all assumptions and the basis therefor) to establish the amount for which indemnity is claimed. If a Lender (or Transferee), the Agent, the Swing Line Bank, or the Floor Plan Agent shall become aware that it is entitled to receive a refund in respect of Taxes or Other Taxes, it shall promptly notify the Company of the availability of such refund and shall, within thirty (30) days after receipt of a request by the Borrowers, apply for such refund at the Company’s expense. If any Lender (or Transferee), the Swing Line Bank, the Agent or the Floor Plan Agent receives a refund in respect of any Taxes or Other Taxes for which such Person has received payment from any of the Borrowers, it shall promptly notify the Company of such refund and shall, within thirty (30) days after receipt of a request by any of the Borrowers (or promptly upon receipt, if any of the Borrowers has requested application for such refund pursuant hereto), repay such refund to the Company, net of all out-of-pocket expenses of such Person and without interest; provided that the Borrowers, upon the request of such Person, agree to return such refund (plus penalties, interest or other charges) to such Person in the event such Person is required to repay such refund.

(d) Within thirty (30) days after the date of any payment of Taxes or Other Taxes withheld by the Borrowers in respect of any payment to any Lender (or Transferee), the Swing Line Bank, the Agent or the Floor Plan Agent, the Borrowers will furnish to such Person, at its address referred to in Section 13.1, the original or a certified copy of a receipt evidencing payment thereof to the extent available.

(e) Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 5.14 shall survive the payment in full of the principal of and interest on all Loans made hereunder.

(f) The Agent, the Floor Plan Agent, each Lender, the Swing Line Bank and each Transferee each represents that it is either (i) a corporation organized under the laws of the United States of America or any state thereof or (ii) it is entitled to complete exemption from United States withholding tax imposed on or with respect to any payments, including fees, to be made to it pursuant to this Agreement (y) under an applicable provision of a tax convention to which the United States of America is a party or (z) because it is acting through a branch, agency or office in the United States of America and any payment to be received by it hereunder is effectively connected with a trade or business in the United States of America. Each Lender (or Transferee) which is organized outside the United States shall, on the date it becomes a signatory hereto, deliver to the Company and the Agent such certificates, documents or other evidence, as required by the Code or Treasury Regulations issued pursuant thereto, including Internal Revenue Service Form W-8 BEN or Form W-8 ECI and any other certificate or statement of exemption required by Treasury Regulation Section 1.1441 1(a) or Section 1.1441 6(c) or any subsequent version thereof, properly completed and duly executed by such Lender (or Transferee) establishing such payments to it are (i) not subject to withholding under the Code because such payment is effectively connected with the conduct by such Lender (or Transferee) of a trade or business in the United States or (ii) exempt from United States tax under a provision of an applicable tax treaty. Unless the Company and the Agent have received forms or other documents satisfactory to them indicating that payments hereunder or under the Notes are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrowers, the Agent, the Swing Line Bank and/or the Floor Plan Agent shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Lender (or Transferee) or assignee organized under the laws of a jurisdiction outside the United States.

(g) The Borrowers shall not be required to pay any additional amounts to any Lender (or Transferee) in respect of United States withholding tax pursuant to Section 5.14(a) or Section 5.14(c) if the obligation to pay such additional amounts would not have arisen but for the failure of the representation in Section 5.14(f) to be true or a failure by such Lender (or Transferee) to comply with the provisions of Section 5.14(f) above unless such failure results from (i) a change in applicable law, regulation or official interpretation thereof or (ii) an amendment, modification or revocation of any applicable tax treaty or a change in official position regarding the application or interpretation thereof, in each case after the Closing Date (and, in the case of a Transferee, after the date of assignment or transfer).

(h) Any Lender (or Transferee) claiming any additional amounts payable pursuant to Section 5.8 or this Section 5.14 or an illegality under Section 5.9 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested by the Company or to change the jurisdiction of its Applicable Lending Office if the making of such a filing or change would avoid the need for or reduce the amount of any such additional amounts or remove such illegality which may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender (or Transferee).

Section 5.15 Applicable Interest Rate.

(a) The Company shall have the right with respect to Acquisition Loan Borrowings, at any time upon prior irrevocable notice to the Agent (x) not later than 10:00 a.m., Houston, Texas time, on the date of conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (y) not later than 11:00 a.m., Houston, Texas time, three (3) Business Days prior to conversion or continuation, to convert all or any portion of any ABR Borrowing into a Eurodollar Borrowing, to continue all or any portion of any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, or to select another interest period therefor, and (z) not later than 11:00 a.m., London time, three (3) Business Days prior to conversion or continuation, to continue any Alternative Currency Borrowing as a Borrowing in the same currency for an additional Interest Period, or to convert all or any portion of the Interest Period with respect to any Eurocurrency or Pounds Sterling Borrowing to another Interest Period subject, in each case, to the following:

(i) each conversion or continuation shall be made among the Lenders, in accordance with each Lender’s Pro Rata Share of Acquisition Loan Commitments subject to the provisions of Section 3.1(b) and Section 3.2(c)(ii) hereof;

(ii) if less than all the outstanding principal amount of any such Acquisition Loan shall be converted or continued, the aggregate principal amount of such Acquisition Loan converted or continued shall be an integral multiple of One Million Dollars ($1,000,000), and not less than One Million Dollars, Euros or Pounds Sterling as appropriate;

(iii) if any Eurodollar, Eurocurrency or Pounds Sterling Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Company shall pay any amounts due to the Lenders under Section 5.10;

(iv) any portion of a Borrowing required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

(v) (a) any portion of a Eurodollar Borrowing which cannot be converted into or continued as a Eurodollar Borrowing by reason of clause (iv) above shall be automatically converted at the end of the Interest Period in effect for such Acquisition Loan Borrowing into an ABR Borrowing and (b) any portion of an Alternative Currency that cannot be continued as such by reason of clause (iv) above shall be converted into a Borrowing at a rate determined by the Alternative Currency Agent, in its sole discretion, to be the then approximate equivalent of the rate previously being charged on said Alternative Currency Borrowing; and

(vi) accrued interest on an Acquisition Loan (or portion thereof) being converted or continued shall be paid by the Company at the time of conversion or continuation.

Each notice pursuant to this Section 5.15 shall be irrevocable and specify (w) the identity and amount of the Acquisition Loan Borrowing that the Company requests to be converted or continued, (x) whether such Acquisition Loan Borrowing is to be converted to or continued as a Eurodollar, Eurocurrency or Pounds Sterling Borrowing or an ABR Borrowing, (y) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (z) if such Acquisition Loan Borrowing is to be converted to or continued as a Eurodollar, Eurocurrency or Pounds Sterling Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar, Eurocurrency or Pounds Sterling Borrowing, the Company shall be deemed to have selected an Interest Period of one (1) month’s duration. The Agent or Alternative Currency Agent, as applicable, shall promptly advise the other Lenders of any notice given pursuant to this Section 5.15(a) and of each Lender’s portion of any converted or continued Borrowing and the applicable interest rate. If the Company shall not have given written notice in accordance with this Section 5.15(a) to continue any Eurodollar, Eurocurrency or Pounds Sterling Borrowing into a subsequent Interest Period (and shall not otherwise have given written notice in accordance with this Section 5.15(a) to convert such Acquisition Loan Borrowing), such Acquisition Loan Borrowing, if denominated in Dollars, shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be converted into an ABR Borrowing, and, if denominated in an Alternative Currency, shall be automatically continued for an identical Interest Period to the one expiring.

(b) The Company shall have the right with respect to Floor Plan Loan Borrowings, on behalf of any Floor Plan Borrower, at any time upon prior irrevocable notice to the Agent (x) not later than 10:00 a.m., Houston, Texas time, on the date of conversion, to convert any Eurodollar Borrowing into a Comerica Prime Rate Borrowing, (y) not later than 11:00 a.m., Houston, Texas time, three Business Days prior to conversion or continuation, to convert all or any portion of any Comerica Prime Rate Borrowing into a Eurodollar Borrowing or to continue all or any portion of any Eurodollar Borrowing of any Floor Plan Borrower as a Eurodollar Borrowing for an additional Interest Period, and (z) not later than 11:00 a.m., Houston, Texas time, three Business Days prior to conversion, to convert all or any portion of the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period subject in each case to the following:

(i) each conversion or continuation shall be made pro rata among the Lenders, in accordance with each Lender’s Pro Rata Share of Floor Plan Loan Commitments;

(ii) if less than all the outstanding principal amount of any such Floor Plan Loan Borrowing shall be converted or continued, the aggregate principal amount of such Floor Plan Loan Borrowing converted or continued shall be an integral multiple of One Million Dollars ($1,000,000) and not less than One Million Dollars ($1,000,000);

(iii) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Company shall pay any amounts due to the Lenders under Section 5.10;

(iv) any portion of a Eurodollar Borrowing maturing or required to be repaid in less than seven (7) days may not be converted into or continued as a Eurodollar Borrowing;

(v) any portion of a Eurodollar Borrowing which cannot be converted into or continued as a Eurodollar Borrowing by reason of clause (iv) above shall be automatically converted at the end of the Interest Period in effect for such Floor Plan Loan Borrowing into a Comerica Prime Rate Borrowing; and

(vi) accrued interest on an Floor Plan Loan (or portion thereof) being converted or continued shall be paid by the Company at the time of conversion or continuation.

Each notice pursuant to this Section 5.15(b) shall be irrevocable and specify (w) the identity and amount of the Floor Plan Loan Borrowing that the Company requests to be converted or continued, (x) whether such Floor Plan Loan Borrowing is to be converted to or continued as a Eurodollar Borrowing or a Comerica Prime Rate Borrowing, (y) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (z) if such Floor Plan Loan Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Company shall be deemed to have selected an Interest Period of one (1) month’s duration. The Agent shall promptly advise the other Lenders of any notice given pursuant to this Section 5.15(b) and of each Lender’s portion of any converted or continued Borrowing. If the Company shall not have given written notice in accordance with this Section 5.15(b) to continue any Eurodollar Borrowing into a subsequent Interest Period (and shall not otherwise have given written notice in accordance with this Section 5.15(b) to convert such Floor Plan Loan Borrowing), such Floor Plan Loan Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be converted into a Comerica Prime Rate Borrowing.

Section 5.16 Extension of Maturity Date.

(a) If no Default or Event of Default has occurred and is then continuing, the Company may, by written notice to Agent (with sufficient copies for each Lender) (which notice shall be irrevocable and which shall not be effective unless actually received by Agent) prior to April 1, but not before March 1, of each fiscal year, request that the Lenders extend the then applicable Maturity Date to a date that is one year later than the Maturity Date then in effect. Each Lender shall, not later than April 30th of such fiscal year, give written notice to the Agent stating whether such Lender is willing to extend the Maturity Date as requested. If Agent has received the written approvals of such request from each of the Lenders, then, effective upon the date of the Agent’s receipt of all such written approvals from the Lenders, the Maturity Date shall be so extended for an additional one year period, the term “Maturity Date” means such extended date and the Agent shall promptly notify the Company and the Lenders that such extension has occurred.

(b) If (i) any Lender gives the Agent written notice that it is unwilling to extend the Maturity Date as requested or (ii) any Lender fails to provide written approval to Agent of such a request on or before April 30 of such fiscal year, then, subject to Section 5.17(a)(iv), the Lenders shall be deemed to have declined to extend the Maturity Date, and the then-current Maturity Date shall remain in effect.

Section 5.17 Replacement Lenders.

(a) If any Lender (i) makes a demand for compensation pursuant to Section 5.8(a), Section 5.8(b) or Section 5.8(c), (ii) notifies the Agent of the unlawfulness of such Lender making or maintaining Eurodollar Loans as provided in Section 5.9, (iii) requests the Borrowers to make payments for Taxes or Other Taxes pursuant to Section 5.14, or (iv) gives the Agent notice as provided in Section 5.16(b) that it is unwilling to extend the Maturity Date or fails to provide approval of such extension, then in any such event the Company may, unless such Lender has notified the Company that the circumstances giving rise to such event no longer apply, terminate, in whole but not in part, the Commitments of such Lender (the “Terminated Lender”) at any time upon five Business Days’ prior written notice to the Terminated Lender and the Agent (such notice referred to herein as a “Notice of Termination”).

(b) In order to effect the termination of the Commitments of a Terminated Lender, the Company shall (i) obtain an agreement with one or more Lenders to increase their Commitments, (ii) request any one or more other Persons to become a “Lender” in place and instead of such Terminated Lender and agree to accept its Commitments subject to the terms hereof or (iii) request a reduction under Section 5.5(a); provided, such one or more other such Persons are Eligible Assignees reasonably acceptable to the Agent (such acceptance not to be unreasonably withheld or delayed) and become parties by executing an Assignment and Acceptance and (the Lenders or other Persons that agree to accept in whole or in part the Commitments being referred to herein as the “Replacement Lenders”), such that the aggregate increased and/or accepted Commitments of the Replacement Lenders under clauses (i) and (ii) above equal the Commitments of the Terminated Lenders.

(c) The Notice of Termination shall include the name of the Terminated Lender, the date the termination will occur (the “Termination Date”), the Replacement Lender or Replacement Lenders to which the Terminated Lender will assign its Commitments, and, if there will be more than one Replacement Lender, the portion of the Terminated Lender’s Commitments to be assigned to each Replacement Lender.

(d) On the Termination Date: (i) the Terminated Lender shall by execution and delivery of an Assignment and Acceptance assign its Commitments to the Replacement Lender or Replacement Lenders (pro rata, if there is more than one Replacement Lender, in proportion to the portion of the Terminated Lender’s Commitments to be assigned to each Replacement Lender) indicated in the Notice of Termination and shall assign to the Replacement Lender or Replacement Lenders its then outstanding Loans so assigned then outstanding (pro rata as aforesaid), (ii) the Terminated Lender shall endorse its applicable Note(s), payable without recourse, representation or warranty to the order of the Replacement Lender or Replacement Lenders (pro rata as aforesaid), (iii) the Replacement Lender or Replacement Lenders shall purchase the Note(s) held by the Terminated Lender (pro rata as aforesaid) at a price equal to the unpaid principal amount thereof plus interest and fees accrued and unpaid to the Termination Date, (iv) the Company and each Borrower shall, upon request, execute and deliver, at its own expense, new Notes to the Replacement Lenders in accordance with their respective interests, (v) the Company shall, upon request, pay any compensation due to the Terminated Lender hereunder and (vi) the Replacement Lender or Replacement Lenders will thereupon (pro rata as aforesaid) succeed to and be substituted in all respects for the Terminated Lender to the extent of such assignment from and after such date with the like effect as if becoming a Lender pursuant to the terms of Section 13.3. To the extent not in conflict, the terms of Section 13.3 shall supplement the provisions of this Section 5.17.

Section 5.18 Increase of Commitments.

(a) At any time after the date hereof, provided that no Event of Default shall have occurred and be continuing, the Company may request an increase of the Total Commitment by notice thereof to the Agent in writing (such notice, a “Commitment Increase Notice”), in an amount not less than $25,000,000 nor more than $500,000,000 in the aggregate. The Agent will provide the Lenders with notice of such Commitment Increase Notice. Such increase shall be allocated between the Total Floor Plan Loan Commitment and Total Acquisition Loan Commitment as requested by Borrower, provided, following any such increase, the Acquisition Loan Commitment shall not exceed the percentage of the Total Commitment in effect as of the Closing Date. Any such Commitment Increase Notice shall be in a form reasonably satisfactory to the Agent, and must offer each Lender the opportunity to subscribe for its pro rata share of each increased Commitment. If the Company does not receive either telephonic or written notice from the Agent that all of the increased Commitment is subscribed for by the Lenders within fifteen (15) Business Days after the delivery of the Commitment Increase Notice, the Company may, in its sole discretion, but with the consent of the Agent as to any Person that is not at such time a Lender, offer to any existing Lender or to one or more additional banks or financial institutions the opportunity to participate in all or a portion of such unsubscribed portion of the increased Commitments pursuant to Section 5.18(b) or Section 5.18(c), as applicable.

(b) Any additional bank or financial institution that the Company selects to offer participation in the increased Commitments, and that elects to become a party to this Agreement with the Company and the Agent (a “New Lender”), by the execution of an agreement (a “New Lender Agreement”) substantially in the form of Exhibit 5.18(b), shall become a Lender for all purposes and to the same extent as if originally a party hereof and shall be bound by and entitled to the benefits of this Agreement. The Commitment of any such New Lender shall be in an amount not less than $10,000,000, and such Commitment must be comprised of both a Floor Plan Loan Commitment and an Acquisition Loan Commitment, both in the same ratio with respect to the Total Floor Plan Loan Commitment and the Total Acquisition Loan Commitment.

(c) Any Lender that accepts an offer by the Company to increase its Commitment pursuant to this Section 5.18 shall, in each case, execute an agreement whereby it agrees to be bound by, and accept the benefits of, this Agreement and the other Loan Documents (a “Commitment Increase Agreement”) substantially in the form of Exhibit 5.18(c), with the Company and the Agent. Upon delivery to the Agent of one or more Commitment Increase Agreements, the Agent shall enter such New Lender and its Commitment in the Register and distribute a new Schedule 1.1(a) reflecting the Commitment of such New Lender and the Total Commitments, as increased.

(d) The effectiveness of any Commitment Increase Agreement shall be contingent upon receipt by the Agent of such corporate resolutions of the Company and legal opinions of counsel to the Company as the Agent shall reasonably request with respect thereto, in each case in form and substance reasonably satisfactory to the Agent.

(e) Additional Loans made on or after the date that any bank or financial institution becomes a New Lender pursuant to Section 5.18(b) or any Lender’s Commitment is increased pursuant to Section 5.18(c), (the “Re-Allocation Date”) shall be made pro rata based on their respective Floor Plan Loan Commitments in effect on or after such Re-Allocation Date (except to the extent that any such pro rata borrowings would result in any Lender making an aggregate principal amount of Loans in excess of its Commitment, in which case such excess amount will be allocated to, and made by, such New Lender and/or Lenders with such increased Commitments to the extent of, and pro rata based on, their respective Commitments), and continuations of any Loans subject to an Interest Period outstanding on such Re-Allocation Date shall be effected by repayment of such Loans on the last day of the Interest Period applicable thereto and the making of new Loans pro rata based on the respective Commitments in effect on and after such Re-Allocation Date. In the event that on any such Re-Allocation Date there is an unpaid principal amount of any Loans subject to an Interest Period, such Loans shall remain outstanding with the respective holders thereof until the expiration of their respective Interest Periods (unless the Company elects to prepay any thereof in accordance with the applicable provisions of this Agreement), and interest on and repayments of such Loans will be paid thereon to the respective Lenders holding such Loans pro rata based on the respective principal amounts thereof outstanding.

(f) Notwithstanding anything to the contrary in this Section 5.18, (i) no Lender shall have any obligation to increase its Commitment unless it agrees to do so in its sole discretion and (ii) after giving effect to any increase in the Commitments pursuant to this Section 5.18, the aggregate amount of the Commitments shall not exceed $1,850,000,000.

(g) The Company shall execute and deliver a Note or Notes to each New Lender and replacement Notes to Lenders signing a Commitment Increase Agreement in the amount of said Persons’ Commitments.

ARTICLE VI

LETTERS OF CREDIT

Section 6.1 General.

(a) On the terms and conditions set forth herein (i) the Issuing Bank agrees from time to time on any Business Day during the period from the Closing Date to the Business Day which is thirty (30) days prior to the Maturity Date (the “Letter of Credit Termination Date”) to Issue one or more Letter or Letters of Credit for the account of any Borrower; and (ii) the Acquisition Loan Lenders severally agree to participate in such Letters of Credit; provided, that the Issuing Bank shall not be obligated to Issue, and no Lender shall be obligated to participate in, any Letter of Credit if, as of the date of request of such Letter of Credit, after giving effect to the maximum amount payable under such Letter of Credit, (y) the aggregate principal amount of all Letter of Credit Obligations outstanding shall at any time exceed the Letter of Credit Commitment or (z) the aggregate principal amount of Acquisition Loans outstanding, plus the Letter of Credit Obligations outstanding as of such day shall exceed the Acquisition Loan Commitments of all the Lenders. Within the foregoing limits, and subject to the other terms and conditions hereof, the ability of the Borrowers to obtain Letters of Credit shall be fully revolving, and, accordingly, the Borrowers may, prior to the Letter of Credit Termination Date, obtain Letters of Credit to replace Letters of Credit which have expired or which have been drawn upon and reimbursed.

(b) The Issuing Bank is under no obligation to Issue any Letter of Credit if: (i) any order, judgment or decree of any Governmental Authority shall by its terms purport to enjoin or restrain the Issuing Bank from Issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit the Issuing Bank, or request that the Issuing Bank refrain, from the Issuance of Letters of Credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it; (ii) the Issuing Bank has received written notice from any Lender, the Agent or any Borrower, on or before the Business Day prior to the requested date of Issuance of such Letter of Credit, that one or more of the conditions contained in Section 8.3 in respect of Acquisition Loans is not then satisfied; (iii) the expiration date of any requested Letter of Credit is more than one (1) year from the date of Issuance thereof or after the Maturity Date; (iv) any requested Letter of Credit is not in form and substance acceptable to the Issuing Bank, or the Issuance of such Letter of Credit shall violate any applicable policies of the Issuing Bank or, the Issuance of a Letter of Credit is for an amount less than One Hundred Thousand Dollars ($100,000) or to be denominated in a currency other than Dollars.

Section 6.2 Issuance, Amendment and Renewal of Letters of Credit.

(a) Each Letter of Credit shall be issued upon the irrevocable written request of the Company received by the Issuing Bank (with a copy sent by any Borrower to the Agent) at least three (3) days (or such shorter time as the Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed date of Issuance. Each such request for Issuance of a Letter of Credit shall be by facsimile, confirmed immediately in writing, in the form of a Letter of Credit Application. Each Letter of Credit (i) will be for the account of such Borrower, (ii) will be a non-transferable standby letter of credit to support certain payment or performance obligations of such Borrower (iii) will be for purposes reasonably satisfactory to the Issuing Bank and (iv) will contain such terms and provisions as may be customarily required by the Issuing Bank.

(b) Prior to the Issuance of any Letter of Credit, the Issuing Bank will confirm with the Agent (by telephone or in writing) that the Agent has received a copy of the Letter of Credit Application or Letter of Credit Amendment Application from any Borrower and, if not, the Issuing Bank will provide the Agent with a copy thereof. Unless the Issuing Bank has received notice prior to its Issuance of a requested Letter of Credit from the Agent (i) directing the Issuing Bank not to Issue such Letter of Credit because such Issuance is not then permitted under this Section 6.2, or (ii) that one or more conditions specified in Article VIII are not then satisfied or waived; then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, Issue a Letter of Credit for the account of such Borrower in accordance with the Issuing Bank’s usual and customary business practices.

(c) From time to time while a Letter of Credit is outstanding and prior to the Letter of Credit Termination Date, the Issuing Bank will, upon the written request of any Borrower received by the Issuing Bank (with a copy sent by the Borrower to the Agent) at least three (3) days (or such shorter time as the Issuing Bank may agree in particular instance in its sole discretion) prior to the proposed date of amendment or extension, amend any Letter of Credit Issued by it or extend the expiry date. Each such request for amendment or extension of a Letter of Credit shall be made by facsimile, confirmed immediately in an original writing, made in such form as the Issuing Bank shall require. The Issuing Bank shall be under no obligation to amend or extend the expiry date any Letter of Credit if: (i) the Issuing Bank would have no obligation at such time to Issue such Letter of Credit in its amended form under the terms of this Agreement; or (ii) the beneficiary of any such Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(d) Upon receipt of notice from the Issuing Bank, the Agent will promptly notify the Lenders of the Issuance of a Letter of Credit and any amendment or extension thereto.

(e) If any outstanding Letter of Credit shall provide that it shall be automatically renewed unless the beneficiary thereof receives notice from the Issuing Bank that such Letter of Credit shall not be renewed, the Issuing Bank shall be permitted to allow such Letter of Credit to renew, and the Borrowers and the Lenders hereby authorize such renewal. The Issuing Bank shall not be obligated to allow such Letter of Credit to renew if the Issuing Bank would have no obligation at such time to Issue or amend such Letter of Credit under the terms of this Agreement.

(f) The Issuing Bank may, at its election (or as required by the Agent at the direction of the Required Lenders), deliver any notices of termination or other communications to any Letter of Credit beneficiary or transferee, and take any other action as necessary or appropriate, at any time and from time to time, in order to cause the expiration date of any Letter of Credit to be a date not later than the Maturity Date.

(g) This Agreement shall control in the event of any conflict with any Letter of Credit Related Document.

(h) The Issuing Bank will also deliver to the Agent, concurrently or promptly following its delivery of a Letter of Credit, or amendment or extension to a Letter of Credit, to an advising bank or a beneficiary, a true and complete copy of each such Letter of Credit, amendment, or extension to a Letter of Credit.

Section 6.3 Risk Participations, Drawings and Reimbursements.

(a) Immediately upon the Issuance of each Letter of Credit, the Acquisition Loan Lenders hereby irrevocably and unconditionally agree to, and hereby, purchase from the Issuing Bank participation interests in such Letters of Credit and each drawing thereunder, ratably in amounts equal to the product of (i) each such Lender’s Pro Rata Share of Acquisition Loan Commitments, and (ii) the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing respectively. Each Issuance of a Letter of Credit shall be deemed to utilize the Acquisition Loan Commitment of each Acquisition Loan Lender by an amount equal to the amount of such participation (including for the purpose of calculating fees payable pursuant to Section 5.4).

(b) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Bank will promptly notify the Company. In the case of Letters of Credit under which drawings are payable one or more Business Days after the drawing is made, the Issuing Bank will give such notice to the Company at least one Business Day prior to the Honor Date. The Company shall reimburse the Issuing Bank prior to 11:00 a.m., Houston, Texas time, on each date that any amount is paid by the Issuing Bank under any Letter of Credit (each such date, an “Honor Date”) in an amount equal to the amount so paid by the Issuing Bank. In the event the Company fails to reimburse the Issuing Bank for the full amount of any drawing under any Letter of Credit by 11:00 a.m., Houston, Texas time, on the Honor Date, the Issuing Bank will promptly notify the Agent and the Agent will promptly notify each Lender thereof, and the Company shall be deemed to have requested an Alternate Base Rate Loan that is an Acquisition Loan be made by the Lenders to be disbursed on the Honor Date under such Letter of Credit, subject to the amount of the unutilized portion of the Acquisition Loan Commitment. Any notice given by the Issuing Bank or the Agent pursuant to this Section 6.3(b) may be oral if immediately confirmed in writing (including by facsimile); provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(c) The Acquisition Loan Lenders shall, subject to the conditions set forth in Article VII, in accordance with their respective Pro Rata Share of Acquisition Loan Commitments upon any notice pursuant to Section 6.3(b) make available to the Agent for the account of the Issuing Bank an amount in Dollars and in immediately available funds equal to the amount of the drawing, whereupon the Lenders shall each be deemed to have made an Acquisition Loan consisting of an Alternate Base Rate Loan to the applicable Borrower in that amount. If any Acquisition Loan Lender so notified fails to make available to the Agent for the account of the Issuing Bank said amount by no later than 12:00 noon, Houston, Texas time, on the Honor Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Honor Date to the date such Lender makes such payment, at the rate per annum equal to the Federal Funds Rate in effect from time to time during such period. The Agent will promptly give notice to each Lender of the occurrence of any Honor Date, but failure of the Agent to give any such notice on the Honor Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligations under this Section 6.3.

(d) With respect to any unreimbursed drawing that is not converted into an Alternate Base Rate Loan in whole or in part, because of failure of the Company to satisfy the conditions set forth in Article VIII or for any other reason, the Company shall be deemed to have incurred from the Issuing Bank a Letter of Credit Borrowing in the amount of such drawing, which Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at a rate per annum equal to the Alternate Base Rate plus two percent (2%) per annum, and each Lender’s payment to the Issuing Bank pursuant to Section 6.3(b) shall constitute payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a Letter of Credit Advance from such Lender in satisfaction of its participation obligation under this Section 6.3.

(e) Each Acquisition Loan Lender’s obligation in accordance with this Agreement to make Acquisition Loans or Letter of Credit Advances, as contemplated by this Section 6.3, as a result of a drawing under the Letter of Credit, shall be absolute and unconditional and without recourse to the Issuing Bank and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Bank, any Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default, an Event of Default or a Material Adverse Effect, or (iii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

Section 6.4 Repayment of Participation.

(a) When the Agent receives (and only if the Agent receives), for the account of the Issuing Bank, immediately available funds from the Borrowers (i) in respect of which any Acquisition Loan Lender has paid the Agent for the account of the Issuing Bank for such Lender’s participation in the Letter of Credit Advance pursuant to Section 6.3 or (ii) in payment of interest thereon, the Agent will pay to each Lender, in the same funds as those received by the Agent for the account of the Issuing Bank, the amount of such funds attributable to each such Lender and the Issuing Bank shall receive and retain the amount of such funds attributable to any Lender that did not so pay the Agent for the account of the Issuing Bank.

(b) If the Agent or the Issuing Bank is required at any time to return to the Borrowers or to a trustee, receiver, liquidator, custodian, or any official in an Insolvency Proceeding, any portion of the payments made by the Borrowers to the Agent for the account of the Issuing Bank pursuant to Section 6.4(a) in reimbursement of a payment made under the Letter of Credit Advance or interest thereon, each of the Acquisition Loan Lenders shall, on demand of the Agent, in accordance with each Lender’s Pro Rata Share of Acquisition Loan Commitments, forthwith return to the Agent or the Issuing Bank the amount so returned by the Agent or the Issuing Bank plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Agent or the Issuing Bank, at a rate per annum equal to the Federal Funds Rate in effect from time to time.

Section 6.5 Role of the Issuing Bank.

(a) Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and other documents, if any, expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.

(b) Neither the Issuing Bank nor any of its correspondents, participants or assignees shall be liable to any Lender for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders (including the Required Lenders, as applicable); (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any Letter of Credit Related Document.

(c) The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude any Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement or assume risks or losses arising out of the gross negligence, bad faith or willful misconduct of the Issuing Bank. Neither the Issuing Bank, nor any correspondents, participants or assignees of the Issuing Bank, shall be liable or responsible for any of the matters described in clauses (i) through (vii) of Section 6.6; provided, however, that any Borrower may have a claim against the Issuing Bank, and the Issuing Bank may be liable to such Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary damages suffered or incurred by such Borrower(s) which are caused by the Issuing Bank’s willful misconduct or gross negligence (i) in failing to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft, certificate(s) and any other documents, if any, strictly complying with the terms and conditions of such Letter of Credit, (ii) in its paying under a Letter of Credit against presentation of a sight draft, certificate(s) or other documents not complying with the terms of such Letter of Credit or (iii) its failure to comply with the obligations imposed upon it, as an issuing bank, under applicable state law; provided, however, that (y) the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and (z) the Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason, provided that any such instrument appears on its face to be in order.

Section 6.6 Obligations Absolute. The Obligations of the Borrowers under this Agreement and any Letter of Credit Related Document to reimburse the Issuing Bank for a drawing under a Letter of Credit, and to repay any Letter of Credit Borrowing and any drawing under a Letter of Credit converted into an Acquisition Loan, shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement and each such other Letter of Credit Related Document under all circumstances, including the following: (i) any lack of validity or enforceability of this Agreement or any Letter of Credit Related Document; (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of any Borrower in respect of any Letter of Credit; (iii) the existence of any claim, set-off, defense or other right that any Borrower may have at any time against any beneficiary or any such transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the Letter of Credit-Related Documents or any unrelated transaction other than the defense of payment or claims arising out of the gross negligence, bad faith or willful misconduct of the Floor Plan Agent or the Swing Line Bank; (iv) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit; (v) any payment by the Issuing Bank under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of any Letter of Credit or any payment made by the Issuing Bank under any Letter of Credit to any trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of a successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any Insolvency Proceeding; (vi) any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the Obligations of any Borrower in respect of any Letter of Credit; or (vii) any other circumstance that might otherwise constitute a defense available to, or discharge of, any Borrower.

Section 6.7 Letter of Credit Fees.

(a) Letter of Credit Fees. The Company shall pay to the Agent for the account of each of the Acquisition Loan Lenders a letter of credit fee (the “Letter of Credit Fees”) with respect to outstanding Letters of Credit equal to the greater of: (i) $500, or (ii) (A) one and one quarter percent (1.25%) per annum multiplied by the average daily maximum amount potentially available to be drawn on such outstanding Letters of Credit at any time during the term thereof up to an aggregate face amount of $15,000,000, and (B) the Applicable Margin for Eurodollar Loans that are Acquisition Loans for the daily average face amount available in excess of $15,000,000.

(b) Fronting Fees. The Company shall pay to the Issuing Bank for its own account a letter of credit fronting fee (the “Fronting Fees”) for each Letter of Credit Issued by the Issuing Bank equal to one hundred twenty-five-one-thousandths percent (0.125%) per annum multiplied by the maximum amount potentially available to be drawn on such outstanding Letters of Credit at any time during the term thereof.

(c) Calculation of Fees. The Letter of Credit Fees and the Fronting Fees each shall be computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon Letters of Credit outstanding for that quarter as calculated by the Agent (computed on the basis of the actual number of days elapsed over a year of 360 days). Such fees shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter during which Letters of Credit are outstanding, commencing on the first such quarterly date to occur after the Closing Date, through the Maturity Date, with the final payment to be made on the Maturity Date.

(d) Other. The Company shall pay to the Issuing Bank from time to time on demand the normal issuance, presentation, amendment and other processing fees, and other standard costs and charges of the Issuing Bank relating to Letters of Credit as from time to time in effect.

Section 6.8 Cash Collateralization.

(a) If any Event of Default shall occur and be continuing, or the Acquisition Loan Commitment is terminated or reduced to an amount insufficient to fund the outstanding Letter of Credit Obligations, the Company agrees that it shall on the Business Day it receives notice from the Agent, acting upon instructions of the Required Lenders, it will immediately repay in full all Swing Line Overdraft Loans and deposit in an account (the “Cash Collateral Account”) held by the Agent, for the benefits of the Acquisition Loan Lenders, an amount of cash equal to the Letter of Credit Obligations as of such date. Such deposit shall be held by the Agent as Collateral for the payment and performance of the Obligations. The Agent shall have exclusive dominion and control, including exclusive right of withdrawal, over such account. Funds in the Cash Collateral Account shall be held in a blocked, interest-bearing account held by the Agent upon such terms and in such type of account as customary at the depository institution. The Company shall pay any fees charged by the Agent which fees are of the type customarily charged by such institution with respect to such accounts. Moneys in such account shall (i) be applied by the Agent to the payment of outstanding reimbursement Obligations in respect of Letters of Credit and interest thereon, (ii) be held for the satisfaction of future reimbursement Obligations of the Borrowers in respect of Letters of Credit, and (iii) in the event the maturity of the Loans has been accelerated, with the consent of the Required Lenders, be applied to satisfy the Obligations. If the Company shall provide Cash Collateral under this Section 6.8(a) or shall prepay any Letter of Credit and thereafter either (i) drafts or other demands for payment complying with the terms of such Letters of Credit are not made prior to the respective expiration dates thereof, or (ii) such Event of Default shall have been waived or cured, then the Agent, the Floor Plan Agent, the Swing Line Bank and the Lenders agree that the Agent is hereby authorized, without further action by any other Person, to release the Lien in such cash and will direct the Agent to remit to the Company amounts for which the contingent obligations evidenced by such Letters of Credit have ceased.

(b) As security for the payment of all Obligations, each Borrower hereby grants, conveys, assigns, pledges, sets over and transfers to the Agent, and creates in the Agent’s favor a Lien on, and security interest in, all money, instruments and securities at any time held in or acquired in connection with the Cash Collateral Account, together with all proceeds thereof. At any time and from time to time, upon the Agent’s request, each Borrower promptly shall execute and deliver any and all such further instruments and documents as may be reasonably necessary, appropriate or desirable in the Agent’s judgment to obtain the full benefits (including perfection and priority) of the security interest created or intended to be created by this Section 6.8(b) and of the rights and powers herein granted.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

The Company, as to itself and as to each of its Subsidiaries and each of the Borrowers other than the Company, as to itself and its Subsidiaries only, represent and warrant to the Agent, the Floor Plan Agent, the Swing Line Bank and the Lenders as follows:

Section 7.1 Organization; Corporate Powers. The Company and each of its Subsidiaries is duly organized only under the laws of the state (or in the case of Unrestricted Subsidiaries, the country) of its incorporation and each Restricted Subsidiary is validly existing and in good standing under the laws of the state of its respective incorporation or organization, has the requisite power and authority, governmental licenses, consents and approvals to own its property and assets and to carry on its business as now conducted and is qualified to do business in every jurisdiction where such qualification is required and is in compliance with all Requirements of Law except where the failure to so qualify or comply could not reasonably be expected to have a Material Adverse Effect. Each Borrower and each of their Restricted Subsidiaries has the corporate power to execute, deliver and perform its Obligations under this Agreement and the other Loan Documents to which it is a party, to borrow hereunder and to execute and deliver the Notes and the Swing Ling Note.

Section 7.2 Authorization. The execution, delivery and performance of this Agreement and the Loan Documents, the Borrowings hereunder, and the execution and delivery of the Notes and the Swing Line Note by the Borrowers, the issuance of Letters of Credit and Drafting Agreements hereunder and the use of the proceeds of the Borrowings (a) have been duly authorized by all requisite corporate and, if required, stockholder action on the part of the Company and each other Borrower and (b) will not (i) violate (A) any provision of law, statute, rule or regulation or the certificate of incorporation or the bylaws of the Company or any Borrower, (B) any order of any court, or any rule, regulation or order of any other agency of government binding upon the Company or any other Borrower or (C) any provisions of any indenture, agreement or other instrument to which the Company or any other Borrower is a party, or by which the Company or any other Borrower or any of their respective properties or assets are or may be bound which violation could reasonably be expected to have a Material Adverse Effect, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any indenture, agreement or other instrument referred to in (b)(i)(C) above which violation could reasonably be expected to have a Material Adverse Effect or (iii) result in the creation or imposition of any Lien whatsoever upon any property or assets of the Company or any other Borrower other than under the Loan Documents.

Section 7.3 Governmental Approval. No registration with, or consent or approval of, or other action by, any federal, state or other Governmental Authority is or will be required in connection with the execution, delivery and performance of this Agreement, any other Loan Document, the execution and delivery of the Notes and the Swing Line Note or repayment of the Borrowings hereunder.

Section 7.4 Enforceability. This Agreement and each of the Loan Documents have been duly executed and delivered by each of the Borrowers and each of their Subsidiaries which is a party thereto and constitute legal, valid and binding obligations of the Borrowers and such Subsidiaries; and the Notes and the Swing Line Note, when duly executed and delivered by each applicable Borrower, will constitute legal, valid and binding Obligations of such Borrower(s), in each case enforceable in accordance with their respective terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors’ rights generally and general principles of equity).

Section 7.5 Financial Statements.

(a) The audited consolidated financial statement of the Company and its Subsidiaries, as of December 31, 2006, a copy of which has been furnished to the Lenders, has been prepared in conformity with GAAP applied on a basis consistent with that of the preceding fiscal year, and presents fairly in all material respects the financial condition of the Company and its Subsidiaries, as at such date, and the consolidated results of the operations of the Company and its Subsidiaries for the period then ended.

(b) The Form 10-K of the Company for the fiscal year ended December 31, 2006, a copy of which has been furnished to the Lenders, has been prepared in accordance with all applicable rules, regulations and guidelines of the Securities and Exchange Commission and presents fairly in all material respects the financial condition of the Company and its Subsidiaries, as at such date, and the results of their operations for the periods then ended.

Section 7.6 No Material Adverse Change. There has been no material adverse change in the businesses, assets, operations, prospects or condition, financial or otherwise, as determined on a consolidated basis, of the Company or any of its Subsidiaries, since December 31, 2006.

Section 7.7 Title to Properties; Security Documents.

(a) Each Borrower has good and marketable title to, or valid leasehold interests in, all its properties and assets, except for (i) such properties as are no longer used or useful in the conduct of its business or as have been disposed of in the ordinary course of business, (ii) Permitted Liens, and (iii) minor defects in title that do not interfere with the ability of such Borrower to conduct its business as now conducted.

(b) The Security Documents contain descriptions of the Collateral sufficient to grant to the Agent for the benefit of the Lenders, perfected Liens therein pursuant to applicable law and the terms, provisions and conditions of this Agreement.

Section 7.8 Litigation; Compliance with Laws; Etc.

(a) There are no actions, suits or proceedings, except as specified in Schedule 7.8(a), at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of any of the Borrowers, threatened against or affecting any of the Borrowers or the business, assets or rights of any of the Borrowers as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, could, individually or in the aggregate, reasonably to be expected to have a Material Adverse Effect.

(b) (i) None of the Borrowers is in violation of any law, the breach or consequence of which could reasonably be expected to have a Material Adverse Effect, (ii) to the best knowledge of the Borrowers after due investigation, the Borrowers are in material compliance with all statutes and governmental rules and regulations applicable to them, and (iii) none of the Borrowers is in default under any material order, writ, injunction, award or decree of any Governmental Authority binding upon it or its assets or any material indenture, mortgage, contract, agreement or other undertaking or instrument to which it is a party or by which any of its properties may be bound, which default could reasonably be expected to have a Material Adverse Effect. Nothing has occurred which would materially and adversely affect the ability of any Borrower to carry on its business as now conducted or perform its obligations under any such order, writ, injunction, award or decree or any such material indenture, mortgage, contract, agreement or other undertaking or instrument.

Section 7.9 Agreements; No Default.

(a) None of the Borrowers is a party to any agreement or instrument or subject to any corporate restriction reasonably to be expected to have a Material Adverse Effect.

(b) No Event of Default has occurred and is continuing.

Section 7.10 Federal Reserve Regulations.

(a) Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of the Loans will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund Indebtedness originally incurred for such purpose or (ii) for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Regulations of the Board, including Regulations T, U or X; provided, however, the Company may acquire Margin Stock if, upon the acquisition of such Margin Stock, twenty-five percent (25%) or less of the Company’s total assets subject to the restrictions set forth in Section 10.1 would then be composed of Margin Stock, and the Company shall furnish to the Agent upon its request, a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U.

Section 7.11 Taxes. The Company and each of its Subsidiaries has filed all tax returns which are required to have been filed and has paid, or made adequate provisions for the payment of, all of its taxes which are due and payable, except such taxes, if any, as are being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP have been maintained. Neither the Company nor any of its Subsidiaries is aware of any proposed assessment against it for additional taxes (or any basis for any such assessment) which could reasonably be expected to have a Material Adverse Effect.

Section 7.12 Pension and Welfare Plans. Except for matters that could not reasonably be expected to have a Material Adverse Effect: (a) each Plan complies in all respects with all applicable statutes and governmental rules and regulations; (b) no Reportable Event has occurred and is continuing with respect to any Plan; (c) since December 31, 2005, neither the Company nor any ERISA Affiliate has withdrawn from any Plan or instituted steps to do so, except as listed on Schedule 7.12; and (d) since December 31, 2004, no steps have been instituted to terminate any Plan, except as listed on Schedule 7.12. No condition exists or event or transaction has occurred in connection with any Plan which could result in the incurrence by the Company or any ERISA Affiliate of any liability, fine or penalty which could reasonably be expected to have a Material Adverse Effect. Except for circumstances that could not reasonably be expected to have a Material Adverse Effect, neither the Company nor any ERISA Affiliate is a member of, or contributes to, any multiple employer Plan as described in Section 4064 of ERISA. None of the Borrowers has any contingent liability with respect to any post-retirement “welfare benefit plans,” as such term is defined in ERISA which could reasonably be expected to have a Material Adverse Effect. Except for matters that could not reasonably be expected to have a Material Adverse Effect, neither the Company nor any ERISA Affiliate has any liability under Section 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan.

Section 7.13 No Material Misstatements. As of the date hereof, neither this Agreement, the other Loan Documents, the Confidential Information Memorandum nor any other document delivered by or on behalf of the Company or any Subsidiary in connection with any Loan Document or included therein contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 7.14 Investment Company Act. Neither the Company nor any of its Subsidiaries is an “investment company” or company “controlled” by an investment company as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 7.15 Maintenance of Insurance. The Company and each of its Subsidiaries agree to maintain insurance to such extent and against such hazards and liabilities as is commonly maintained by companies similarly situated.

Section 7.16 Existing Liens. None of the assets of the Company or any Borrower is subject to any Lien, except:

(a) Liens for current taxes not delinquent or taxes being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP are being maintained;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, landlord’s and other like statutory or contractual Liens arising in the ordinary course of business securing obligations which are not overdue for a period of more than ninety (90) days or which are being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP are being maintained;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and to secure performance of tenders, statutory obligations, surety and appeal bonds and similar obligations;

(d) deposits to secure the performance of bids, trade contracts, statutory obligations, lease obligations, and other obligations of a like nature incurred in the ordinary course of business, and Liens securing reimbursement obligations created by open letters of credit for the purchase of inventory;

(e) Liens granted by a Subsidiary of the Company to secure such Subsidiary’s Indebtedness to the Company or to any other Subsidiary of the Company;

(f) Liens, if any, disclosed in the financial statements referred to in Section 7.5; and

(g) Liens listed on Schedule 7.16(g) and Liens permitted by Section 10.2; and

(h) Liens arising by virtue of statutory, common law or contractual provisions relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit, brokerage and similar accounts (or funds, securities or other assets maintained therein) with a creditor depository or similar institution.

Section 7.17 Environmental Matters. Each Borrower has complied in all respects with all applicable federal, state, local and other statutes, ordinances, orders, judgments, rulings and regulations relating to environmental pollution or to environmental regulation or control except where the failure to comply could not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Restricted Subsidiaries has received notice of any failure so to comply which alone or together with any other such failure could reasonably be expected to have a Material Adverse Effect. Neither the Company, any of its Restricted Subsidiaries nor any of its facilities manages any hazardous wastes, hazardous substances, hazardous materials, toxic substances or toxic pollutants, as those terms are used in the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Clean Air Act or the Clean Water Act, in violation of any regulations promulgated pursuant thereto or in any other applicable law where such violation could reasonably be expected to have, individually or together with other violations, a Material Adverse Effect.

Section 7.18 Subsidiaries. As of the Closing Date, (i) the Company has no Subsidiaries, and no Subsidiary has a Subsidiary other than those specifically disclosed (and identified as Restricted or Unrestricted) in part (a) of Schedule 7.18, (ii) neither the Company nor any Subsidiary has any equity investments in any other Person other than those specifically disclosed in part (b) of Schedule 7.18, and (iii) all of the Restricted Subsidiaries of the Company (other than those listed in the first sentence of Section 9.16(b)) are parties hereto and fully liable hereunder to the extent set forth herein. The state of incorporation or formation, the address, principal place of business and a list of other business locations where a material portion of its Motor Vehicles are located for each Restricted Subsidiary is specified in part (a) of Schedule 7.18. The Company and/or each of its Restricted Subsidiaries is the owner, directly or indirectly, free and clear of all Liens (except for Liens in favor of the Agent and the Lenders and transfer restrictions contained in the Dealer/Manufacturer Agreements), of all of the issued and outstanding voting stock of each Subsidiary disclosed on Schedule 7.18 (except where ownership of less than one hundred percent (100%) is indicated on Schedule 7.18). All shares of such stock of corporate entities have been validly issued and are fully paid and nonassessable, and no rights to subscribe to additional shares have been granted or exist.

Section 7.19 Engaged in Motor Vehicle Sales. The Floor Plan Borrowers are engaged in the business of selling Motor Vehicles. All such Motor Vehicles consist solely of goods held by the Borrowers for sale; no sales or other transactions involving such Motor Vehicles are and will not become subject to set-off, counterclaim, defense, allowance, or adjustment (other than claims the aggregate amount of which shall not be material). Except as set forth in Schedule 7.16(g), as of the Closing Date, there is no financing statement, or similar statement or instrument of registration under the laws of any jurisdiction, covering or purporting to cover any interest of any kind in all such Motor Vehicles or their proceeds on file or registered in any public office other than a financing statement in favor of the Agent for the benefit of the Lenders covering all such Motor Vehicles. Except as set forth in Schedule 7.16(g), as of the Closing Date, there is no other floor plan or other financing arrangement with any party other than the Agent for the benefit of the Lenders with respect to all such Motor Vehicles; and except as set forth in Schedule 7.16(g), as of the Closing Date, none of the Borrowers has made any other verbal or written contract or arrangement of any kind, the performance of which by the other party thereto would give rise to a Lien against any such Motor Vehicle, or the proceeds thereof. All such Motor Vehicles are free from damage caused by fire or other casualty, unless covered by insurance, subject to customary deductibles. The locations (and addresses) set forth in Schedule 7.18 are the primary locations at which the Company and each other Borrower keep the Motor Vehicles held as inventory, except off-site storage or parking and except when such Motor Vehicles may be in transit between locations, in transit for ‘dealer swaps’ or being test driven by potential customers. The addresses set forth in Schedule 7.18 are each Floor Plan Borrower’s place of business and the Company and each other Borrower is formed or incorporated only in the state shown for it on Schedule 7.18 hereto. All of each Floor Plan Borrower’s books and records with regard to all Motor Vehicles are maintained and kept at the address(es) of such Floor Plan Borrower set forth in Schedule 7.18.

Section 7.20 Dealer Franchise Agreements and Manufacturer Framework Agreements. As of the Closing Date, none of the Borrowers is a party to any dealer franchise agreements, manufacturer framework agreements, or any other similar agreements, including any master agreements between the Borrowers and any Manufacturer (“Dealer/Manufacturer Agreements”) other than those specifically disclosed in Schedule 7.20, which schedule shows the Manufacturer and the Borrower which is a party to each such agreement, the date such agreement was entered into and the expiration date (if any) of each such agreement. Each of the Dealer/Manufacturer Agreements is currently in full force and effect as of the date hereof, and no such agreement has been terminated by a final non-appealable decision by a court of competent jurisdiction. There exists no actual or threatened termination, cancellation, or limitation of, or any modification or change in, the business relationship between any Borrower and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of such Borrower, or with any material Manufacturer, and there exists no present condition or state of facts or circumstances which could reasonably be expected to have a Material Adverse Effect.

Section 7.21 Use of Proceeds. The proceeds of the Loans shall be used to support the issuance of Letters of Credit, for working capital and general corporate purposes and for acquisitions and capital expenditures, all in accordance with the provisions of Section 9.9. Neither Agent nor any Lender shall have any responsibility as to the use of any Letter of Credit or any proceeds of the Loans. The Borrowers represent and warrant to the Lenders and the Agent that all Loans will be for business, commercial, investment or other similar purpose and not primarily for personal, family, household or agricultural use, as such terms are used in the Texas Finance Code.

ARTICLE VIII

CONDITIONS OF LENDING

Section 8.1 Conditions Precedent to Closing Date. The conditions precedent to closing on the Closing Date shall be the execution, where applicable, and delivery to the Agent of the items described in this Section 8.1, each dated (unless otherwise indicated) the Closing Date and, with sufficient copies for each Lender:

(a) From each Borrower:

(i) a counterpart of this Agreement (to which all of the Exhibits and Schedules have been attached) executed by the Borrowers, the Agent, the Floor Plan Agent, the Swing Line Bank, the Issuing Bank and the Lenders; and

(ii) Notes properly executed by the Borrowers to the order of the Lenders, respectively.

(iii) The Swing Line Note properly executed by the Borrowers to the order of the Swing Line Bank

(b) from each Borrower a ratification of all prior liens and security interests granted in the below named documents in a form satisfactory to Agent (the “Ratification Agreements”) or, if any Borrower has not previously executed same, executed originals of the following:

(i) the Security Agreement;

(ii) the Escrow and Security Agreement;

(iii) the GM Borrower Guaranty; and

(iv) any other necessary Security Documents in the form satisfactory to the Agent and its counsel;

each of which, if required by this Agreement, shall be duly executed by the parties thereto.

(c) from each Borrower (i) a certificate of the Secretary or an Assistant Secretary of said Borrower, certifying that (A) attached are true and complete copies of its constituent documents, (B) attached thereto is a true and complete copy of resolutions or unanimous consent duly adopted by its Board of Directors, members or partners authorizing the execution, delivery and performance of this Agreement, the Notes and/or Loan Documents to which it is a party, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, and (C) as to the incumbency and specimen signature of each officer of each Borrower executing this Agreement, the Notes, any of the Loan Documents or other documents delivered in connection herewith or therewith; and (ii) such other documents as the Agent may reasonably request.

(d) from each Borrower a certificate of a President, Senior Vice President, an Executive Vice President or a Vice President of each Borrower certifying (i) the truth of the representations and warranties made by such Borrower in this Agreement, and (ii) the absence of the occurrence and continuance of any Default or Event of Default.

(e) the Agent’s Letter duly executed by the Company.

(f) the Floor Plan Agent’s Letter duly executed by the Company.

(g) an opinion of counsel to the Borrowers and any Subsidiary which signs any of the Loan Documents, addressed to the Agent and the Lenders and in the form of Exhibit 8.1(g) hereto.

(h) an Administrative Questionnaire completed by each Lender and, if required, the tax forms set forth in Section 5.14.

(i) an intercreditor agreement, reasonably satisfactory to the Agent, Floor Plan Agent and Required Lenders (which shall evidence their satisfaction by execution of this Agreement), setting forth the respective rights of each party in the assets of the Company and the Borrowers executed with, and received from, each provider of Permitted New Vehicle Floor Plan Indebtedness.

(j) evidence that the fees and disbursements required to be paid by the Company pursuant to Section 5.4 and Section 13.4 on the Closing Date have been paid.

(k) evidence that all UCC-1 filings and other Liens that are not permitted pursuant to this Agreement and which are existing or reflected in searches performed by the Agent or its counsel as of the Closing Date have been released and/or terminated to the reasonable satisfaction of the Agent and its counsel.

(l) evidence of insurance required by Section 9.3.

(m) all documentation and other information requested by the Agent to satisfy the requirements of bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Act (as defined in Section 13.15).

Section 8.2 Conditions Precedent to Initial Borrowings.

(a) In addition to the conditions listed in Section 8.1 above, the obligation of each Acquisition Loan Lender to make the initial Acquisition Loans, or of the Issuing Bank to issue any Letter of Credit is subject to the further conditions precedent that:

(i) each document (including, without limitation, any UCC financing statement) required by the Security Documents or under law or requested by Agent to be filed, registered or recorded in order to create, in favor of Agent, for the benefit of Lenders, a perfected first Lien (subject to any Permitted Liens) on the Collateral owned by the Company or any other Borrower shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and

(ii) such other and further conditions shall have been fulfilled as the Agent, or its counsel shall have reasonably determined.

(b) In addition to the conditions listed in Section 8.1 above, the obligation of each Floor Plan Lender to make the initial Floor Plan Loans or of the Swing Line Bank to make the initial Swing Line Loan, or of the Floor Plan Agent to execute any Drafting Agreement is subject to the conditions precedent that with respect to the Floor Plan Borrower requesting such Loans:

(i) each document (including, without limitation, any UCC financing statement) required by the Security Documents or under law or requested by Agent or the Floor Plan Agent to be filed, registered or recorded in order to create, in favor of Agent, for the benefit of Lenders, a perfected first Lien (subject to Permitted Liens) on the Collateral owned by such Floor Plan Borrower shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested; and

(ii) such other and further conditions shall have been fulfilled as the Agent, the Floor Plan Agent or its counsel shall have reasonably determined.

Section 8.3 Conditions Precedent to Each Borrowing. The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the initial Acquisition Loan and the initial Floor Plan Loan) and the obligation of the Issuing Bank to issue Letters of Credit and the obligation of the Swing Line Bank to make Swing Line Loans and the obligation of the Floor Plan Agent to execute Drafting Agreements shall be subject to the further conditions precedent that on the Borrowing Date of such Borrowing or Issuance:

(a) the representations and warranties contained in Article VII are correct on and as of the date of such Borrowing, upon giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date (unless expressly limited to an earlier date, in which case, it shall be true as of such date);

(b) no event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, which constitutes (i) a Material Adverse Effect, (ii) in the case of Acquisition Loan Borrowings, a Default or an Event of Default and which has not been waived or amended in accordance with the provisions set forth in Section 13.7 or (iii) in the case of Floor Plan Borrowings (including Swing Line Loans), (A) no Floor Plan Event of Default exists with respect to the Floor Plan Borrower that is requesting the Borrowing, (B) no Floor Plan Event of Default under Section 11.3(c), Section 11.3(f) or Section 11.3(g) exists, (C) no Floor Plan Event of Default under any other subsection of Section 11.3 has continued for sixty (60) days or more, and (D) there are no two concurrent Floor Plan Events of Default under any other subsection of Section 11.3;

(c) each Request for Borrowing (and the acceptance of the proceeds of such Borrowing) shall constitute a certification, representation and warranty by the Company that on the date of such Borrowing the statements contained in this Section 8.3 are true;

(d) following the making of such Borrowing or Issuance of any Letter of Credit and all other Borrowings to be made on the same day under this Agreement, except as may otherwise be permitted hereunder, (i) if such Borrowing is a Floor Plan Loan Borrowing, the aggregate principal amount of all Floor Plan Loans outstanding plus all Swing Line Loans outstanding shall not exceed the Floor Plan Loan Commitments of all the Lenders, such Floor Plan Loan Borrowings shall not exceed the Floor Plan Advance Limit, and the Agent shall have a first priority lien on the Motor Vehicles that are being purchased with such Floor Plan Loan Borrowing after giving effect to such Borrowing, (ii) if such Borrowing is a Acquisition Loan Borrowing, the aggregate principal amount of all Acquisition Loans outstanding plus Letters of Credit Obligations outstanding shall not exceed the Acquisition Loan Advance Limit, (iii) if such Borrowing is a Swing Line Loan Borrowing, the aggregate principal amount of all Swing Line Loans outstanding shall not exceed the applicable Swing Line Commitment, (iv) if a Letter of Credit is issued, the total amount of Letter of Credit Obligations outstanding plus the aggregate principal amount of all Acquisition Loans outstanding shall not exceed the Acquisition Loan Advance Limit, and (v) the aggregate principal amount of all Loans and Letter of Credit Obligations then outstanding shall not exceed the Total Commitments; and

(e) no party (other than the Agent, the Floor Plan Agent or a Lender) to any Intercreditor Agreement executed in connection with any Permitted New Vehicle Floor Plan Indebtedness has disputed or contested the contractual subordination provision thereof in whole or in part or has otherwise breached its material obligations thereunder which dispute, contest or breach involves $1,000,000 or more in collateral, and such dispute, contest or breach has not been waived, resolved or remedied within thirty (30) days after delivery of a notice from the Agent or the Floor Plan Agent to such other party and the Company.

Section 8.4 Conditions Precedent to Conversions and Continuations. The obligation of the Lenders to convert any existing Borrowing into a Eurodollar Borrowing or to continue any existing Borrowing as a Eurodollar Borrowing is subject to the condition precedent that, on the date of such conversion or continuation, each of the conditions to Borrowing set forth in Section 8.3 shall have been satisfied, and neither (a) an Acquisition Event of Default (other than an Acquisition Event of Default under Section 11.1(n)), nor (b) any Floor Plan Event of Default with respect to which the remedies described in Section 11.4(c) may be exercised shall have occurred and be continuing or would result from the making of such conversion or continuation. The acceptance of the benefits of each such conversion and continuation shall constitute a representation and warranty by the Company to each of the Lenders that no Default or Event of Default shall have occurred and be continuing or would result from the making of such conversion or continuation.

ARTICLE IX

AFFIRMATIVE COVENANTS

So long as this Agreement shall remain in effect or the principal of or interest on any Note, the Swing Line Note, any Commitment Fees or any other fee, expense or amount payable hereunder shall be unpaid and until the Commitments of all the Lenders shall expire or terminate, until no Letter of Credit Obligations are outstanding, and until all Drafting Agreements are terminated, the Company, as to itself and each of its Subsidiaries and each of the Borrowers other than the Company, as to itself and its Subsidiaries only, covenant and agree with the Agent, the Floor Plan Agent, the Swing Line Bank and each Lender that:

Section 9.1 Existence. The Company will maintain and preserve, and except as permitted by Section 10.3, will cause each other Borrower to maintain and preserve, its respective existence and good standing under the laws of its state of jurisdiction, as a corporation or other form of business organization, as the case may be, and all rights, privileges, licenses, patents, patent rights, copyrights, trademarks, trade names, franchises and other authority to the extent material and necessary for the conduct of their respective businesses in the ordinary course as conducted from time to time.

Section 9.2 Repair. The Company will maintain, preserve and keep, and will cause each other Borrower to maintain, preserve and keep, all of its properties in good repair, working order and condition (ordinary wear and tear excepted). The Company will make, and will cause each other Borrower to make, all necessary and proper repairs, renewals, replacements, additions, betterments and improvements thereto so that at all times the efficiency thereof shall be fully preserved and maintained; the Company will at all times do or cause to be done all things necessary to preserve, renew and keep in full force and effect, and will cause each other Borrower to do or cause to be done all things necessary to preserve, renew and keep in full force and effect, the rights, licenses, permits, franchises, patents, copyrights, trademarks and trade names material to the conduct of its businesses; the Company and each other Borrower will maintain and operate such businesses in substantially the manner in which they are presently conducted and operated (subject to changes in the ordinary course of business); the Company and each other Borrower will comply with all laws and regulations applicable to the operation of such businesses whether now in effect or hereafter enacted and with all other applicable laws and regulations except where the failure to comply could not reasonably be expected to have a Material Adverse Effect; and the Company and each other Borrower will take all action which may be required to obtain, preserve, renew and extend all licenses, permits and other authorizations which may be material to the operation of such businesses.

Section 9.3 Insurance. The Company will maintain, on a consolidated basis, insurance to such extent and against such hazards and liabilities as is commonly maintained by companies similarly situated or as may be required in the Security Documents including, without limitation with respect to Motor Vehicles owned by Floor Plan Borrowers and financed under this Agreement, naming the Agent, for the benefit of the Lenders, as additional loss payee.

(a) Unless the Company provides the Agent with evidence of the insurance coverage as required by the Agreement or any other Loan Document, the Agent (at its discretion, or acting at the request of the Floor Plan Agent) may purchase insurance at the Company’s expense to protect the Lenders’ interest. This insurance may, but need not, also protect the Company’s interest. If the Collateral becomes damaged, the coverage the Agent purchases may not pay any claim the Company or any of its Subsidiaries makes or any claim made against the Company or any of its Subsidiaries. The Company may later cancel this coverage by providing evidence that the Company has obtained property coverage elsewhere.

(b) The Company is responsible for the cost of any insurance purchased by the Agent. The cost of this insurance may be added to the Obligations. If the cost is added to the Obligations, the interest rate provided in Section 5.3 shall apply to such added amount. The effective date of coverage may be the date the Company’s prior coverage lapsed or the date the Company failed to provide proof of coverage.

(c) The Company acknowledges that the coverage the Agent purchases may be considerably more expensive than insurance the Company can obtain on its own and may not satisfy any need for property damage coverage or any mandatory liability insurance requirements imposed by applicable law.

Section 9.4 Obligations and Taxes. The Company will pay and discharge and will cause each other Borrower to pay and discharge, when due, all taxes, assessments and governmental charges or levies imposed upon the Company or such Borrower, as the case may be, as well as all lawful claims for labor, materials and supplies or otherwise unless and only to the extent that the Company or such Borrower, as the case may be, is contesting such taxes, assessments and governmental charges, levies or claims in good faith and by appropriate proceedings and the Company or such Borrower has set aside on its books such reserves or other appropriate provisions therefor as may be required by GAAP.

Section 9.5 Financial Statements; Reports. The Company will furnish to the Agent and each Lender:

(a) Annual Audit Reports. Within one hundred twenty (120) days after the end of each fiscal year of the Company, to the extent not filed with the Securities and Exchange Commission, a copy of the annual audit report of the Company and its Subsidiaries prepared on a consolidated basis in conformity with GAAP and certified by an independent certified public accountant of recognized national standing and, to the extent any Unrestricted Subsidiaries exist, consolidating financial statements for each of said Unrestricted Subsidiaries.

(b) Quarterly Financial Statements. Within sixty (60) days after the end of each quarter (except the last quarter) of each fiscal year of the Company, to the extent not filed with the Securities and Exchange Commission, a copy of the Form 10 Q of the Company for such quarter, prepared in accordance with the rules, regulations and guidelines of the Securities and Exchange Commission and including therein  the consolidated financial statements of the Company and its Subsidiaries, and, to the extent any Unrestricted Subsidiaries exist, consolidating financial statements for each of such Unrestricted Subsidiaries, subject to normal year end audit adjustments in each case.

(c) Officer’s Certificate. Together with the financial statements furnished by the Company under Section 9.5(a) and Section 9.5(b), a compliance certificate substantially in the form of Exhibit 9.5(c) executed by the Company’s Chief Financial Officer or Treasurer dated the date of such annual audit report or such quarterly financial statement, as the case may be, and including therewith the calculations (and supporting documentation and/or backup in for such calculations) for all financial covenants set forth in Article X hereof, and notices of all Hedging Agreements to which it is a party as of the date of such certificate.

(d) SEC and Other Reports. Copies of each filing and report made by the Company or any of its Subsidiaries with or to any securities exchange or the Securities and Exchange Commission and each communication from the Company or any of its Subsidiaries to shareholders generally, promptly upon the making thereof, to the extent such filings and reports are not available on the Company’s website.

(e) Manufacturer/Dealer Statements. Promptly upon request by the Agent or the Required Lenders, copies of each Manufacturer/Dealer Statement of each Floor Plan Borrower delivered during such month.

(f) Inventory Detail Report. Upon request of the Floor Plan Agent, the Agent or any Lender, copies of the Inventory Detail Report of each Floor Plan Borrower individually and on a consolidated basis.

(g) Permitted New Vehicle Floor Plan Indebtedness Information. Promptly upon the request of any Lender, all floor plan audit reports, summaries and all related information received from auto manufacturer affiliate finance companies in connection with Permitted New Vehicle Floor Plan Indebtedness, and copies of all internal audits prepared by or on behalf of the Company or any Borrower that are related to Permitted New Vehicle Floor Plan Indebtedness; and

(h) Requested Information. Promptly, from time to time, such other reports or information as the Agent, the Floor Plan Agent or any Lender may reasonably request.

Section 9.6 Litigation and Other Notices. The Company will notify the Agent and the Lenders in writing of any of the following immediately upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken by the Person(s) affected with respect thereto:

(a) Judgment. The entry of any judgment or decree against the Company and/or any of its other Restricted Subsidiaries if the aggregate amount of such judgment or decree exceeds Five Million Dollars ($5,000,000) (after deducting the amount with respect to which the Company or such Subsidiary is insured and with respect to which the insurer has assumed responsibility in writing);

(b) Suits and Proceedings. The filing or commencement of any action, suit or proceeding, whether at law or in equity or by or before any court or any Governmental Authority as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(c) Default. The occurrence of any Event of Default or Default, including, without limitation, any notices of default or acceleration received by any Borrower from the provider of any Permitted New Vehicle Floor Plan Indebtedness, together with a written explanation of the facts and circumstances associated therewith;

(d) Material Adverse Change. The occurrence of any event which could reasonably be expected to have a Material Adverse Effect;

(e) Pension and Welfare Plans. The occurrence of a Reportable Event with respect to any Plan; the institution of any steps by the Company, any of its Subsidiaries or any ERISA Affiliate, the PBGC or any other Person to terminate any Plan if such termination could reasonably be expected to result in a Material Adverse Effect; the institution of any steps by the Company, or any of its Subsidiaries or any ERISA Affiliate to withdraw from any Plan if such withdrawal could reasonably be expected to result in a Material Adverse Effect; the incurrence of any material increase in the contingent liability of the Company or any of its Subsidiaries with respect to any post-retirement welfare benefits that could reasonably be expected to have a Material Adverse Effect; or the incurrence by the Company or any ERISA Affiliate of any liability under Section 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect; or

(f) Other Events. The occurrence of such other events as the Agent or the Required Lenders may reasonably specify from time to time.

Section 9.7 ERISA. Each Borrower will comply with the applicable provisions of ERISA except where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

Section 9.8 Books, Records and Access. Each Borrower will maintain complete and accurate books and records in which full and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to the business and activities of such Borrowers. Each Borrower will permit reasonable access by the Agent and each Lender, upon reasonable request, to the books and records relating to such Borrower during normal business hours, to permit or cause to be permitted, the Agent and each Lender to make extracts from such books and records, including, to the extent permissible without the relevant Borrower being in breach thereof, Master Franchise Agreements. Each Borrower will also permit, or cause to be permitted, upon reasonable request, any authorized representative designated by any Lender to discuss the affairs, finances and condition of such Borrower with such Person’s principal financial officers and principal accounting officers and such other officers as such Borrower shall deem appropriate.

Section 9.9 Use of Proceeds. The Borrowers shall use the proceeds of the Loans for only the following purposes:

(a) Floor Plan Loans. The proceeds of the Floor Plan Loans may be used only to finance the purchase of Motor Vehicles for resale in the ordinary course of business of the Floor Plan Borrowers.

(b) Acquisition Loans. The proceeds of the Acquisition Loans may be used only for the following purposes: (i) for working capital and general corporate purposes, including, without limitation, the issuance of Letters of Credit and to pay outstanding Floor Plan Loans; and (ii) to make Permitted Acquisitions; provided, the proceeds of any Acquisition Loan requested in an Alternative Currency shall be used solely in connection with the funding of the Acquisition of or Investment in Unrestricted Subsidiaries.

(c) Swing Line Loans. The proceeds of the Swing Line Loans may be used only to finance the purchase of Motor Vehicles for resale in the ordinary course of business of the Borrowers.

(d) All Loans. No Loans shall be used for any purpose which would be in contravention of any Requirement of Law.

Section 9.10 Nature of Business. The Borrowers will engage in substantially the same field of business as they are engaged in on the date hereof, and except as permitted in Section 10.5(h), will refrain from engaging in, establishing or becoming in any way involved as a lender in the business of automobile financing, sub-prime automobile financing or any other credit transactions related to automobiles other than Retail Loan Guarantees.

Section 9.11 Compliance. The Borrowers will comply with all statutes and governmental rules and regulations applicable to them including all such statutes and government rules and regulations relating to environmental pollution or to environmental regulation and control except where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

Section 9.12 Audits.

(a) Entry on Premises. Each Floor Plan Borrower shall permit a duly authorized representative of the Floor Plan Agent to enter upon such Borrower’s premises during regular business hours to perform audits of Motor Vehicles constituting collateral in a manner satisfactory to the Floor Plan Agent; provided, however, the Floor Plan Agent shall not be required to make more than four (4) such audits in any fiscal year of any Floor Plan Borrower. Each Floor Plan Borrower shall assist the Floor Plan Agent, and its representatives, in whatever way necessary to make the inspections and audits provided for herein.

(b) Overage Amount. If audits performed from time to time by the Floor Plan Agent as provided in Section 9.12(a) reveal that any Motor Vehicles of the Floor Plan Borrowers are for any such calendar month Out of Balance by more than $5,000,000 in the aggregate (the “Overage Amount”), then the Floor Plan Agent shall so notify the Company and, within two (2) Business Days of receipt of such notice, the Company shall deposit, or shall cause other Floor Plan Borrowers to deposit, into an account with the Floor Plan Agent, sufficient funds so as to cause the Borrowings with respect to any such Motor Vehicles and/or Floor Plan Loans which are Out of Balance to be in compliance with the Floor Plan Advance Limits. At such time as the Out of Balance condition is less than $5,000,000 in the aggregate, such deposited amount shall be returned to the Company.

(c) Delivery of Audits. Within thirty (30) days after the end of each fiscal quarter of the Company, the Floor Plan Agent shall deliver to the Agent a summary of the audits of Motor Vehicles of each of the Floor Plan Borrowers performed by the Floor Plan Agent during the fiscal quarter just ended, setting forth therein a spread sheet reflecting for all Floor Plan Borrowers all Motor Vehicles Out of Balance at any time during such fiscal quarter each such Motor Vehicle was Out of Balance. The Agent shall promptly deliver a copy of such report to each Lender.

Section 9.13 Demonstrators and Rental Motor Vehicles. Each Borrower shall maintain records at the premises where the Motor Vehicles are kept evidencing which Motor Vehicles are being used as Demonstrators and Rental Motor Vehicles.

Section 9.14 Disbursement Account. Any or all of the Floor Plan Borrowers and the Floor Plan Agent, at various times, may be parties to a corporate cash management service agreement (the “Service Agreement”) providing for a disbursement account (the “Disbursement Account”) between such Floor Plan Borrower and the Floor Plan Agent. Subject to the terms and conditions of this Agreement, each such Floor Plan Borrower authorizes the Floor Plan Agent to fund the Disbursement Account, on a daily basis if necessary, by advancing Loans under this Agreement to the extent of availability under the aggregate Floor Plan Loan Commitments. Each such Floor Plan Borrower acknowledges and agrees that any requests for funding from the Disbursement Account will not be paid unless funds in an amount sufficient to pay such requests are then available for reborrowing in compliance with the terms and conditions of this Agreement, including Section 2.1 hereof to enable Floor Plan Agent to advance those funds to the Disbursement Account. Floor Plan Agent agrees that any requests to be submitted for payment through the Disbursement Account will not be made unless sufficient funds are available and such request is made in compliance with the terms and conditions of this Agreement to pay all such requests. Each Floor Plan Borrower at all times is responsible for having sufficient available funds in Excess/Payments in Process to pay all requests to be paid through the Disbursement Account, whether these funds are advances under this Agreement or otherwise. Each Floor Plan Borrower acknowledges and agrees that the Service Agreement relating to the Disbursement Account may be canceled by the Floor Plan Agent at any time upon written notice to the applicable Floor Plan Borrower, notwithstanding anything to the contrary in the Service Agreement. A copy of the form of Service Agreement may be attached to this Agreement by the Floor Plan Agent at any time a Service Agreement is in effect between a Floor Plan Borrower and the Floor Plan Agent, although the failure to attach it shall not affect its validity or the effectiveness of this Agreement.

Section 9.15 Further Assurances. The Company shall, and shall cause each of the Borrowers to, to the extent applicable, execute, acknowledge, deliver, and record or file such further instruments, including, without limitation, further security agreements, financing statements, and continuation statements, and do such further acts as may be reasonably necessary, desirable, or proper to carry out more effectively the purposes of this Agreement, including, without limitation, (i) causing any additions, substitutions, replacements, or appurtenances to the Motor Vehicles financed hereunder to be covered by and subject to the Liens created in this Agreement or the Loan Documents to which any Floor Plan Borrower is a party; and (ii) with respect to any Motor Vehicles which are or are required to be subject to Liens created in this Agreement or any other Loan Document to which any Floor Plan Borrower is a party, execute, acknowledge, endorse, deliver, procure, and record or file any document or instrument, including, without limitation, any financing statement, certificate of title, manufacturer’s statement of origin, certificate of origin, and dealer reassignment of any of the foregoing which are evidences of ownership of such Motor Vehicles, deemed advisable by the Agent or the Floor Plan Agent to protect the Liens granted in this Agreement or the Loan Documents to which any of them respectively is a party and against the rights or interests of third persons, and the Company will pay all reasonable costs connected with any of the foregoing.

Section 9.16 Permitted Acquisitions.

(a) Subject to the remaining provisions of this Section 9.16 applicable thereto, the Company may, from time to time after the Closing Date, make Acquisitions, as long as with respect thereto each of the following conditions are satisfied (a “Permitted Acquisition”):

(i) no Default or Event of Default is in existence at the time of the consummation of such proposed Acquisition or would exist after giving effect thereto, and no other agreement, contract or instrument to which any Borrower is a party restricts such proposed Acquisition; and

(ii) for each acquisition involving the acquisition or creation of a direct or indirect Restricted Subsidiary of the Company, (1) such Subsidiary shall be a Wholly-Owned Subsidiary, and (2) the Acquisition will not have the effect of causing or requiring any direct or indirect Subsidiary of the Company to be engaged in the sale of New Motor Vehicles of a different Manufacturer than the Manufacturer whose New Motor Vehicles such Subsidiary was authorized to sell prior to the Acquisition.

(b) The Company shall cause each Restricted Subsidiary (other than (i) GPI Associates Holdings, LLC, (ii) Group 1 Automotive Reinsurance Two, Ltd, (iii) Group 1 Reinsurance Ltd., (iv) any other Subsidiary formed for purposes of reinsurance, and (v) any dormant Subsidiaries having retained equity of less than $50,000) that is created or is otherwise required to execute and deliver an Addendum and updated Schedules of the Agreement, if applicable, and the other applicable Loan Documents, with the documentation to be in form and substance reasonably satisfactory to the Agent. GPI Associates Holdings, LLC shall be excluded from the requirements contained herein only so long as it does not acquire any assets or incur any Indebtedness other than those assets (including additional interests in existing or similar assets) and Indebtedness in place on the date hereof. Each such Restricted Subsidiary shall also grant to the Agent, for the benefit of the Lenders, first priority perfected security interests on all Collateral (as defined in the Security Agreement) owned by such Subsidiary, subject only to Permitted Liens; and such Subsidiary shall take all actions requested by the Agent or the Required Lenders including, without limitation, the obtaining of UCC-1’s and the filing of UCC-1’s in connection with the granting of such security interests. All security interests required to be granted pursuant to this Section 9.16(b) shall be granted pursuant to such security documentation (which shall be substantially similar to the analogous Security Documents already executed and satisfactory in form and substance to the Agent) and shall (except as otherwise consented to by the Agent and the Required Lenders) constitute valid and enforceable perfected security interests prior to the rights of all third Persons and subject to no other Liens, except Liens permitted under Section 10.2. The Security Documents and other instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens, in favor of the Agent for the benefit of the Lenders, required to be granted pursuant to such additional Security Documents and all taxes, fees and other charges payable in connection therewith shall be paid in full by the Company. At the time of the execution and delivery of such additional Security Documents, the Company and the applicable Borrower shall cause to be delivered to the Agent such documents as may be reasonably requested by the Agent to assure that this Section 9.16(b) has been complied with. Notwithstanding the foregoing, the Company shall have a grace period of thirty (30) days from the date the Permitted Acquisition is effected within which to pay off the existing floor plan facility and all other actions required to be taken by this Section 9.16(b) with respect to the additional Collateral shall be completed promptly upon all information necessary to such actions being available to the Company, but in any event no later than forty-five (45) days after the date on which the Permitted Acquisition is effected. Notwithstanding the foregoing, in the event the Dealer/Manufacturer Agreement or other written agreements with Manufacturers to which any Borrower is subject shall prohibit or restrict the Company or any Subsidiary of the Company from entering into the Escrow and Security Agreement, the Company and/or such affected Subsidiary shall not be required to be a party thereto.

Section 9.17 Ford Borrower and GM Borrower Dividends. On or before the last Business Day of each fiscal quarter of the Company, the Company shall cause all GM Borrowers and Ford Borrowers to make cash transfers to the Company or to their respective parent with a view toward making an ultimate and concurrent cash transfers to the Company of all pre-tax profits in excess of working capital reasonably required in the day to day operations of such Borrower or such amounts as may be required pursuant to a Dealer/Manufacturer Agreement or other agreements with Manufacturers to which such Borrower is a party.

Section 9.18 Segregated Bank Accounts. Upon request by the Agent or the Required Lenders following the occurrence of (i) an Acquisition Event of Default (other than an Acquisition Event of Default under Section 11.1(n)) or (ii) any Floor Plan Event of Default with respect to which the remedies described in Section 11.4(c) may be exercised, the Company will immediately establish segregated bank accounts sufficient, in the reasonable judgment of the Agent and the Floor Plan Agent, to separate the proceeds of the Collateral from other sources of cash flow including, without limitation, all cash flow generated from the sale of assets originally purchased by any Borrower with the proceeds of Permitted New Vehicle Floor Plan Indebtedness.

ARTICLE X

NEGATIVE COVENANTS

So long as this Agreement shall remain in effect or the principal of or interest on any Note, any Commitment Fees or any other expense or amount payable hereunder shall be unpaid, and until the Commitments of all the Lenders shall expire or terminate, the Letter of Credit Obligations are paid in full and all Drafting Agreements are terminated, (i) the Company, as to itself and as to each of its Subsidiaries, and (ii) each Borrower other than the Company, as to itself and its Subsidiaries only covenants and agrees with the Agent, the Floor Plan Agent, the Swing Line Bank and each Lender that:

Section 10.1 Indebtedness. Neither the Company nor any Subsidiary will incur, create, assume or suffer to exist any Indebtedness, except:

(a) the Notes and the Indebtedness and Obligations under this Agreement and the other Loan Documents;

(b) Indebtedness of any Borrower existing at the Closing Date which is reflected in Schedule 10.1(b) hereto (and does not fall within any other category in this Section 10.1) and all renewals and extensions thereof on substantially the same terms;

(c) Indebtedness created under leases which, in accordance with GAAP, have been recorded and/or should have been recorded on the books of the applicable Subsidiary as Capital Leases;

(d) Indebtedness in connection with the purchase of personal property other than Motor Vehicles;

(e) Subordinated Indebtedness;

(f) accounts payable (for the deferred purchase price of property or services) which are from time to time incurred in the ordinary course of business and which are not in excess of ninety (90) days past the invoice or billing date;

(g) (A) Permitted Real Estate Debt, (B) any Guarantees by the Company of such Indebtedness, and (C) any Guaranties by any Subsidiary of such Indebtedness incurred by any Restricted Subsidiary;

(h) Indebtedness of any Subsidiary of the Company in existence (but not incurred or created in connection with a Permitted Acquisition) on the date on which such Subsidiary is acquired by the Company, provided (i) neither the Company nor any of its other Subsidiaries has any obligation with respect to such Indebtedness, (ii) none of the properties of the Company or any of its other Subsidiaries is bound with respect to such Indebtedness , (iii) the aggregate amount of all such Subsidiary Indebtedness does not exceed 10% of Stockholders’ Equity, and (iv) such Indebtedness may be prepaid only upon the payment of prepayment penalties or premiums in excess of 5% of the principal amount of such Indebtedness;

(i) Indebtedness secured by Liens upon any property hereafter acquired by the Company or any of its Subsidiaries to secure Indebtedness in existence on the date of a Permitted Acquisition (but not incurred or created in connection with such Permitted Acquisition), which Indebtedness is assumed by such Person simultaneously with such Permitted Acquisition, which Liens extend only to such property so acquired (and not to any after-acquired property) and with respect to which Indebtedness neither the Company nor any of its Subsidiaries (other than the acquiring Person) has any obligation;

(j) Indebtedness owed by the Company or any of its Subsidiaries to the Company or to any other Subsidiary;

(k) any Retail Loan Guarantees; provided that the sum of (i) the aggregate principal amount of all Retail Loan Guarantees plus (ii) Investments in seller financed notes in connection with Motor Vehicles shall not exceed ten percent (10%) of Stockholders’ Equity;

(l) contingent obligations (including Guarantees) by the Company of any Indebtedness of the Restricted Subsidiaries permitted hereunder unless otherwise provided herein;

(m) Indebtedness arising under any Service Agreement as such term is defined in Section 9.14;

(n) Indebtedness of Unrestricted Subsidiaries to non-Affiliated Persons not secured by Liens on any property of, and not Guaranteed by, the Company or any Restricted Subsidiary; and

(o) Indebtedness that constitutes a renewal, refinancing, replacement or extension of Indebtedness of Borrowers otherwise permitted hereunder; provided that the principal amount of any such Indebtedness renewed, refinanced, replaced or extended shall not materially exceed the amount outstanding immediately prior to such renewal, refinancing replacement or extension, and, further provided, in the case of Subordinated Indebtedness, no such renewal, refinancing, replacement or extension may shorten the maturity to a date that is earlier than six (6) months after the Maturity Date or change any of the subordination provisions in a manner adverse to the Lenders without the consent of Required Lenders;

(p) Unsecured debt of the Company in an aggregate amount not to exceed Six Hundred Million and No/100 Dollars ($600,000,000) outstanding at any time, on terms acceptable to the Administrative Agent, provided that no more than One Hundred Million and No/100 Dollars ($100,000,000) of such debt may have a scheduled maturity prior to the Maturity Date;

(q) Indebtedness of the Company or any Restricted Subsidiary consisting of floor plan financing for New Motor Vehicles provided by Manufacturer affiliate finance companies to Floor Plan Subsidiaries (“Permitted New Vehicle Floor Plan Indebtedness”), provided that (i) to the extent same is incurred by any Restricted Subsidiary, such financing applies only to New Motor Vehicles sold to such Subsidiary by the Manufacturer affiliated with said finance company and that have never been and are not subject to a security interest in favor of the Agent other than as contemplated in an intercreditor agreement as described below in this Section 10.1(q), (ii) such Indebtedness is secured solely by a Lien on said New Motor Vehicles sold and the proceeds thereof and one or more cash collateral accounts maintained with a finance company affiliated with the Manufacturer from which said Subsidiary purchases its New Motor Vehicles, (iii) if incurred by a Floor Plan Borrower, (A) such Indebtedness is at dealerships that own Ford and Lincoln Mercury franchises, (B) the above referenced cash collateral account is maintained with Ford Motor Credit Company in an amount not more than $4,000,000, and (C) the Agent shall have executed with said company an intercreditor agreement, reasonably satisfactory to the Agent, the Floor Plan Agent and the Required Lenders, setting forth the respective rights of each party in the assets of the Company and such dealerships;

(r) Indebtedness of any Borrower that is an Auto Dealer and that is not a Floor Plan Borrower as of the Closing Date, provided the Company has given notice to the Agent that (i) the conditions precedent for imposition of the Reserve Commitment exist as of the date of such notice, and requesting therein a reasonable increase in the Floor Plan Loan Commitment, and the Lenders shall not, within twenty (20) Business Days after the date of such notice, have provided for such increase in the Floor Plan Loan Commitment, or (ii) in connection with a Permitted Acquisition, the Floor Plan Loan Commitment will not, in the reasonable determination of the Company, be adequate for the floor plan funding requirements of the Auto Dealer(s) to be acquired and the Lenders shall not, within twenty (20) Business Days after the date of such notice have agreed to increase the Floor Plan Loan Commitments in the amounts reasonably requested by the Company upon closing of the acquisition of such Auto Dealers provided (i) such financing applies only to New Motor Vehicles that have never been and are not subject to a security interest in favor of the Agent other than as contemplated in an intercreditor agreement as described below in this Section 10.1(r), (ii) such Indebtedness is secured solely by a Lien on said New Motor Vehicles and the proceeds thereof and such other Collateral as agreed by Agent and the Required Lenders all as further described in the Intercreditor Agreements, and (iii) the Agent shall have executed with the lender providing such financing an Intercreditor Agreement, reasonably satisfactory to the Agent, the Floor Plan Agent and the Required Lenders, setting forth the respective rights of each party in the assets of such Subsidiary; and

(s) Indebtedness of any Borrower created under a qualified service loaner program with the financial affiliate of the Manufacturer of the Motor Vehicles to be provided to such Borrower under such service loaner program.

Section 10.2 Liens. Neither the Company nor any Restricted Subsidiary will incur, create, assume or permit to exist any Lien on any of its property or assets, whether owned at the date hereof or hereafter acquired, or assign or convey any rights to or security interests in any future revenues, except:

(a) Liens securing payment of the Obligations;

(b) Liens securing Indebtedness permitted by Section 10.1(c), Section 10.1(d) (which Liens extend only to property so purchased), Section 10.1(h), Section 10.1(i), Section 10.1(n), Section 10.1(q), Section 10.1(r) or Section 10.1(s) (which Liens extend only to property under such qualified service loaner program);

(c) Liens referred to in Section 7.16;

(d) Liens securing Permitted Real Estate Debt and permitted guarantees thereof;

(e) extensions, renewals and replacements of Liens referred to in Section 10.2(a), (b), (c), (d) and (f) provided, that any such extension, renewal or replacement Lien shall be limited to the property or assets covered by the Lien being extended, renewed or replaced and that the Indebtedness secured by any such extension, renewal or replacement lien shall be in an amount not greater than the amount of the Indebtedness secured by the Original Lien extended, renewed or replaced;

(f) Certain rights of set-off in favor of a Manufacturer on amounts owing in connection with Motor Vehicles purchased from such Manufacturer and in favor of suppliers and retail finance institutions consistent with the Company’s existing business practices and in the ordinary course of business; and

(g) Liens existing under Qualified Sale/Leaseback Transactions, but only on the Property subject of such transaction.

Section 10.3 Consolidations and Mergers. No Borrower shall merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except:

(a) any Borrower may merge with the Company, provided that the Company shall be the continuing or surviving Person, or with any one or more such Borrowers, provided that if any such transaction shall be between Borrowers, one of which is a Wholly Owned Subsidiary and one Borrower which is not a Wholly Owned Subsidiary, the Wholly Owned Subsidiary shall be the continuing or surviving Person;

(b) any Borrower may sell all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company or a Wholly Owned Subsidiary that is a party to the Security Documents; and

(c) any Borrower may merge or consolidate with another Person (that is not the Company or any of its Subsidiaries) if (x) the Borrower involved in the merger or the consolidation is the surviving Person or the Person who is the survivor becomes a Wholly Owned Subsidiary as a result thereof and (y) immediately prior to and after giving effect to such merger or consolidation, there exists no Default or Event of Default.

Section 10.4 Disposition of Assets. Each Borrower agrees that it shall not permit any Disposition (whether in one or a series of transactions) of any property or assets (including Accounts, notes receivable, and/or chattel paper, with or without recourse) or enter into any agreement so to do, except:

(a) Dispositions of Motor Vehicles and other inventory in the ordinary course of business;

(b) Dispositions of assets, properties or businesses by the Company or any of its Subsidiaries to any other Subsidiary or to the Company provided, however, other than Dispositions to newly created Subsidiaries which become Borrowers for purposes of complying with Dealer/Manufacturer Agreements, any such Disposition made to a Ford Borrower or a GM Borrower shall be made on an arms-length basis for fair market value for cash and only in the ordinary course of business;

(c) Dispositions of equipment and other property which is obsolete, worn out or no longer used in or useful to such Person’s business, all in the ordinary course of business;

(d) Dispositions occurring as the result of a casualty event, condemnation or expropriation;

(e) Dispositions pursuant to Qualified Sale/Leaseback Transactions;

(f) Dispositions of chattel paper to third parties pursuant to arms length transactions for fair value in the ordinary course of business;

(g) Dispositions as permitted in Section 10.3; and

(h) Dispositions in any year of other property, assets (including capital stock of its Subsidiaries and Affiliates) or businesses of the Company not otherwise permitted by clauses (a) through (g) of this Section 10.4; provided, that the proceeds realized from such Disposition in any applicable year in excess of ten percent (10%) of the tangible assets of the Company as of the beginning of such year are either reinvested within one (1) year in similar assets or used to repay the Obligations.

Section 10.5 Investments. Neither the Company nor any Restricted Subsidiary will make or permit to exist any Investment in any Person, except for:

(a) Permitted Acquisitions;

(b) extensions of credit in the nature of Accounts or notes receivable and/or chattel paper arising from the sale of goods and services in the ordinary course of business;

(c) shares of stock, obligations or other securities received in settlement of claims arising in the ordinary course of business;

(d) Investments in securities maturing within two (2) years and issued or fully guaranteed or insured by the United States of America or any state or agency thereof;

(e) Investments in commercial paper maturing two hundred seventy (270) days or less from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least A-1 from S&P and P-1 from Moody’s;

(f) Investments in certificates of deposit, banker’s acceptances and time deposits maturing within two (2) years from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $100,000,000 and whose credit rating is at least A-1 from S&P and P-1 from Moody’s, or any Lender;

(g) Investments in negotiable instruments held by Comerica Securities, Inc. which are acceptable to the Floor Plan Agent not to exceed the amounts required to be invested pursuant to Section 2.3(e);

(h) Investments in seller financed notes in connection with Motor Vehicles; provided that the sum of (i) the aggregate amount of all seller financed notes of the Borrowers in connection with Motor Vehicles plus (ii) the aggregate amount of all Retail Loan Guarantees shall not exceed ten percent (10%) of Stockholders’ Equity;

(i) Investments in Wholly Owned Subsidiaries of the Company;

(j) Investments in less than Wholly Owned Subsidiaries in an aggregate amount of up to ten percent (10%) of Stockholders’ Equity;

(k) Investments in joint ventures in an aggregate amount of up to five percent (5%) of Stockholders’ Equity;

(l) Capital expenditures otherwise permitted hereunder that constitute an Investment; and

(m) Investments existing on the Closing Date.

Section 10.6 Transactions with Affiliates. No Borrower will enter into any transaction with any Affiliate except upon terms no less favorable than the applicable Borrower could obtain in an arm’s-length transaction with a Person which was not an Affiliate.

Section 10.7 Other Agreements. No Borrower will enter into any agreement containing any provision which would be violated or breached by such Borrower’s performance of its Obligations hereunder or under any instrument or document delivered or to be delivered by the Borrowers hereunder or in connection herewith if the effect of such violation or breach could reasonably be expected to have a Material Adverse Effect.

Section 10.8 Fiscal Year; Accounting. No Borrower will change its fiscal year without prior notification to the Agent or change its method of accounting (other than immaterial changes and methods and changes authorized or required by GAAP).

Section 10.9 Credit Standards. No Borrower will modify in any material way and which is inconsistent with normal industry practice, the credit standards and procedures, the collection policies or the loss recognition procedures with respect to the creation or collection of Accounts, notes received and/or chattel paper.

Section 10.10 Pension Plans. No Borrower will engage in, or permit to exist or occur any other condition, event or transaction with respect to any Plan which could reasonably be expected to have a Material Adverse Effect. No Borrower will take any action or fail to take any action the result of which could be a past due liability to a Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect.

Section 10.11 Stockholder’s Equity. The Company will not at any time permit its Stockholders’ Equity to be less than or equal to the sum of (w) $520,000,000 plus (x) fifty percent (50%) of Consolidated Net Income of the Company in accordance with GAAP (but only to the extent such amount is positive) for the period subsequent to December 31, 2006, plus (y) one hundred percent (100%) of the net proceeds (cash or non-cash) realized from the issuance of any equity securities by the Company (or other capital contributions made to the Company) subsequent to December 31, 2006, minus (z) to the extent deducted from Stockholders’ Equity, the amount of any non cash charges related to goodwill or other similar intangible or long lived assets. Calculation of this covenant shall be conducted without giving effect to one-time charges resulting from changes in accounting policies, practices or procedures.

Section 10.12 Restricted Payments. No Borrower will declare or make any Restricted Payment, if, in each case, immediately after giving effect thereto any Default or Event of Default has occurred or would be created thereby.

Section 10.13 Fixed Charge Coverage Ratio. The Company will not permit (as of the end of any fiscal quarter) its Fixed Charge Coverage Ratio to be less than 1.25 to 1.0, such ratio to be calculated as of the end of each fiscal quarter of the Company based upon the four fiscal quarters immediately preceding such date of determination.

Section 10.14 Senior Secured Leverage Ratio and Total Leverage Ratio. The Company shall not, at any time permit (a) its Senior Secured Leverage Ratio to be greater than 2.0 to 1.0 and (b) its Total Leverage Ratio to be greater than 3.75 to 1.0.

Section 10.15 Current Ratio. The Company shall not, at any time, permit its Current Ratio to be less than 1.15 to 1.0.

ARTICLE XI

EVENTS OF DEFAULT AND REMEDIES

Section 11.1 Acquisition Events of Default. The following events shall constitute Acquisition Events of Default (herein called “Acquisition Events of Default”):

(a) any representation or warranty made or deemed made in or in connection with this Agreement, the Notes, any of the Loan Documents or any of the Borrowings hereunder or in any report, certificate, financial statement or other instrument furnished in connection with this Agreement or the execution and delivery of the Notes or any of the Loan Documents or the making of any of the Borrowings hereunder shall prove to have been false or misleading in any material respect when made or deemed made;

(b) default shall be made in the payment of any principal of any Acquisition Loan when and as the same shall become due and payable pursuant to the terms of this Agreement, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Acquisition Loan or any Commitment Fees or any other amount due under this Agreement other than principal of any Acquisition Loan or any amount described in Section 11.3(a) or Section 11.3(b), when and as the same shall become due and payable which shall remain unremedied for a period of five (5) days from the date due;

(d) default shall be made in the due observance or performance of any covenant, condition or agreement contained in Section 9.1, Section 9.6, Section 9.9, Section 9.10, Section 9.12 or in Article X;

(e) except as provided in Section 11.1(a) through Section 11.1(d), inclusive, default shall be made in the due observance or performance of any other covenant, condition or agreement to be observed or performed pursuant to this Agreement or any of the other Loan Documents and such default shall continue unremedied for thirty (30) days after the earlier to occur of (i) any Borrower obtaining knowledge thereof and (ii) written notice thereof having been given to the Company;

(f) the Company or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other federal or state bankruptcy, insolvency, liquidation or similar law, (ii) consent to the institution of, or fail to contravene in a timely and appropriate manner to any such proceeding or the filing of any such petition, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for such Borrower or for a substantial part of such Borrower’s property or assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any corporate or other action for the purpose of effecting any of the foregoing;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Company or any Restricted Subsidiary, or of a substantial part of the property or assets of any such Person, under Title 11 of the United States Code or any other federal or state bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator or similar official for the Company or any Restricted Subsidiary or for a substantial part of the property of any such Person or (iii) the winding-up or liquidation of the Company or any Restricted Subsidiary; and such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for sixty (60) days;

(h) default (other than a default in the payment of principal or interest) shall occur with respect to any Indebtedness of the Company or any Restricted Subsidiary, if the total amount of such Indebtedness in default exceeds in the aggregate, an amount equal to Ten Million Dollars ($10,000,000) and if the effect of any such default shall be to accelerate, or to permit the holder or obligee of any such Indebtedness (or any trustee on behalf of such holder or obligee) to accelerate (with or without notice or lapse of time or both), the maturity of any such Indebtedness; or any payment of principal or interest, regardless of amount, on any Indebtedness of the Company or any Restricted Subsidiary, which Indebtedness exceeds in the aggregate an amount equal to Ten Million Dollars ($10,000,000), shall not be paid when due, whether at maturity, by acceleration or otherwise (after giving effect to any period of grace as specified in the instrument evidencing or governing such Indebtedness);

(i) a Reportable Event or Reportable Events shall have occurred with respect to any Plan or Plans that reasonably could be expected to result in a Material Adverse Effect or the incurrence by the Company or any ERISA Affiliate of any liability under Section 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect;

(j) there shall be entered against the Company or any Restricted Subsidiary one or more judgments or decrees in excess of Ten Million Dollars ($10,000,000) in the aggregate at any one time outstanding for the Company and all Restricted Subsidiaries and all such judgments or decrees in the amount of such excess shall not have been vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof, excluding those judgments or decrees for and to the extent which the Company or any such Restricted Subsidiary is insured and with respect to which the insurer has assumed responsibility in writing (subject to usual deductibles) or for and to the extent which the Company or any such Restricted Subsidiary is otherwise indemnified if the terms of such indemnification are satisfactory to the Required Lenders;

(k) there shall occur any material loss of or change to any Dealer/Manufacturer Agreement between any Borrower and a Manufacturer, which could reasonably be expected to result in a Material Adverse Effect;

(l) any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against any Person other than the Agent or any Lender executing the same in accordance with the respective terms thereof except as permitted by the terms hereof or thereof or shall in any way be terminated or become or be declared ineffective or inoperative or shall in any way whatsoever cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby;

(m) a Change of Control; or

(n) a Floor Plan Event of Default shall occur and be continuing.

Section 11.2 Acquisition Remedies.

(a) Upon the occurrence of any Acquisition Event of Default (other than an event with respect to the Company described in Section 11.1(f) or Section 11.1(g)), and at any time thereafter during the continuance of such event, the Agent may, and at the request of the Required Lenders shall, by written or telegraphic notice to the Company, take any of the following actions at the same or different times: (x) terminate the Total Acquisition Loan Commitments, (y) declare the Acquisition Notes then outstanding to be immediately due and payable, whereupon the principal of the Acquisition Notes, together with accrued and unpaid interest thereon and any unpaid accrued Commitment Fees and all other liabilities of the Borrowers accrued hereunder with respect to the Acquisition Loans, shall become immediately due and payable both as to principal and interest, without presentment, demand, protest, notice of protest, notice of intent to accelerate, notice of acceleration or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any Note or other Loan Document to the contrary notwithstanding, or (z) pursue and enforce any of the rights and remedies of the Agent on behalf of the Lenders as provided in any of the Loan Documents or as otherwise provided in the UCC or other applicable law;

(b) With respect to the events described in Section 11.1(f) or Section 11.1(g), the Total Acquisition Commitment shall automatically terminate (if not theretofore terminated) and the Acquisition Notes shall automatically become due and payable, both as to principal and interest, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any Note or other Loan Document to the contrary notwithstanding, and the Company and the other Borrowers shall immediately deliver cash collateral to the Agent in such amounts as are acceptable to the Agent to be held by the Agent, for the benefit of the Lenders as Collateral for the payment and performance of Drafting Agreements until all such Drafting Agreements are terminated according to their terms; or

(c) Notwithstanding the above, with respect to a Acquisition Event of Default described in Section 11.1(n), if such is caused solely by the occurrence of a single Event of Default occurring under Section 11.3(a), Section 11.3(b), Section 11.3(d), Section 11.3(e), Section 11.3(h), Section 11.3(i), Section 11.3(j), or Section 11.3(k) and affects only one Floor Plan Borrower (other than the Company) and no other Event of Default has occurred and is continuing, the Agent shall not be entitled to accelerate the Acquisition Notes for a period of sixty (60) days from the date of such Floor Plan Event of Default.

Section 11.3 Floor Plan Events of Default. The following events shall constitute Floor Plan Events of Default hereunder in respect of any one or more Floor Plan Borrowers (herein called “Floor Plan Events of Default”):

(a) (i) Default shall be made in the payment of any principal of any Floor Plan Loan (including any Floor Plan Swing Line Loan or Swing Line Overdraft Loan) when and as the same shall become due and payable pursuant to the terms of this Agreement, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise, (ii) the Company shall fail to cure any Out of Balance condition, which condition in each case shall remain unremedied for a period of five (5) days following notice thereof by the Agent to the Company, or (iii) the Company shall fail to deposit or cause to be deposited sufficient funds to comply with the provisions of Section 9.12(b);

(b) Default shall be made in the payment of any interest on any Floor Plan Loan or in the payment of any fees or any other amount payable by any Floor Plan Borrower (other than principal) pursuant to the Loan Documents which default continues until the earlier of: (i) ten (10) days after the due date thereof and (ii) three (3) Business Days following notice thereof by the Agent to the Company;

(c) (i) the Acquisition Loans shall be accelerated, (ii) unless the Acquisition Loans shall have been heretofore accelerated pursuant to clause (i), the Company shall fail to pay the principal or interest on the Acquisition Loans within sixty (60) days of the due date thereof, (iii) Acquisition Loan Commitments shall be terminated pursuant to Section 11.2 and the Acquisition Event of Default that provided the basis for such termination shall continue for sixty (60) days thereafter, or (iv) an event shall occur that would have constituted a Acquisition Event of Default (but for the fact that prior thereto the Total Acquisition Loan Commitment shall have been voluntarily terminated pursuant to Section 5.5) and such event shall continue for sixty (60) days after notice thereof from the Required Lenders to the Company;

(d) such Floor Plan Borrower shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other federal or state bankruptcy, insolvency, liquidation or similar law, (ii) consent to the institution of, or fail to contravene in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for such Floor Plan Borrower or for a substantial part of such Floor Plan Borrower’s property or assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any corporate or other action for the purpose of effecting any of the foregoing;

(e) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of such Floor Plan Borrower, or of a substantial part of the property or assets of such Floor Plan Borrower, under Title 11 of the United States Code or any other federal or state bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator or similar official for such Floor Plan Borrower or for a substantial part of the property of such Floor Plan Borrower or (iii) the winding-up or liquidation of such Floor Plan Borrower; and such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for sixty (60) days;

(f) the Company shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other federal or state bankruptcy, insolvency, liquidation or similar law, (ii) consent to the institution of, or fail to contravene in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for the Company or for a substantial part of its property or assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Company, or of a substantial part of the property or assets of the Company, under Title 11 of the United States Code or any other federal or state bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator or similar official for the Company or for a substantial part of its property or (iii) the winding-up or liquidation of the Company; and such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for sixty (60) days;

(h) default (other than a default in the payment of principal or interest) shall occur with respect to any Indebtedness of such Floor Plan Borrower, if the total amount of such Indebtedness in default exceeds in the aggregate, an amount equal to Ten Million Dollars ($10,000,000) and if the effect of any such default shall be to accelerate, or to permit the holder or obligee of any such Indebtedness (or any trustee on behalf of such holder or obligee) to accelerate (with or without notice or lapse of time or both), the maturity of any such Indebtedness; or any payment of principal or interest, regardless of amount, on any Indebtedness of such Floor Plan Borrower which Indebtedness exceeds in the aggregate, an amount equal to Ten Million Dollars ($10,000,000) shall not be paid when due, whether at maturity, by acceleration or otherwise (after giving effect to any period of grace as specified in the instrument evidencing or governing such Indebtedness);

(i) there shall be entered against such Floor Plan Borrower one or more judgments or decrees in excess of Ten Million Dollars ($10,000,000) in the aggregate at any one time outstanding and all such judgments or decrees in the amount of such excess shall not have been vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof, excluding those judgments or decrees for and to the extent which such Floor Plan Borrower is insured and with respect to which the insurer has assumed responsibility in writing (subject to usual deductibles) or for and to the extent to which such Floor Plan Borrower is otherwise indemnified if the terms of such indemnification are reasonably satisfactory to the Required Lenders;

(j) there shall occur a termination of such Floor Plan Borrower’s Dealer/Manufacturer Agreement with a Manufacturer and the related Floor Plan Loans are not promptly repaid;

(k) any of the Loan Documents or Security Documents in respect of such Floor Plan Borrower shall cease to be in full force and effect or in any way be terminated (excluding termination caused by the Agent or Lenders) or become or be declared ineffective or inoperative or shall in any way whatsoever cease to give or provide the respective first priority Liens, intended to be created thereby, and such cessation or failure to give or provide such first priority Liens continues for ten (10) days after the first to occur of (i) the Company obtaining knowledge thereof and (ii) written notice thereof having been given to the Company;

(l) the aggregate outstanding principal balance of all (i) Floor Plan Loans (including Requests for Borrowings of Floor Plan Loans), plus (ii) Swing Line Loans, plus (iii) Swing Line Overdraft Loans, plus (iv) Drafts presented for payment exceeds (1) one hundred ten percent (110%) of the Total Floor Plan Loan Commitment and such condition exists for two (2) consecutive days or (2) the Total Floor Plan Loan Commitment by any amount for fifteen (15) days out of any thirty (30) day period; or

(m) the Company fails to promptly pay following written demand therefor any payments described in Section 11.3(a) and Section 11.3(b) that are due and payable by a Floor Plan Borrower during the continuance of a Floor Plan Event of Default described in Section 11.3(d) or Section 11.3(e) with respect to such Floor Plan Borrower.

Section 11.4 Floor Plan Remedies.

(a) Upon the occurrence of a Floor Plan Event of Default under Section 11.3(a), Section 11.3(b), Section 11.3(d), Section 11.3(e), Section 11.3(h), Section 11.3(i), Section 11.3(j), Section 11.3(k), or Section 11.3(l) the Agent may, and at the direction of the Required Lenders, shall: (i) (A) make no further Loans to such Floor Plan Borrower during the continuance of such Floor Plan Event of Default, and (B) suspend and terminate the Drafting Agreements with respect to such Floor Plan Borrower during the continuance of such Floor Plan Event of Default. Notwithstanding the foregoing, the Lenders shall continue to make Floor Plan Loans available to all Floor Plan Borrowers with respect to which no Floor Plan Event of Default has occurred until otherwise provided in Section 11.3(c) above.

(b) Upon the occurrence and during the continuance of a Floor Plan Event of Default under Section 11.3(c) above, the Applicable Margin for all Floor Plan Loans made to all Floor Plan Borrowers during the sixty (60) day period referred to therein shall increase by two percent (2%).

(c) Immediately upon the occurrence of a Floor Plan Event of Default under Section 11.3(c), Section 11.3(f), Section 11.3(g) or Section 11.3(m), or sixty (60) days after the occurrence of any Floor Plan Event of Default under Section 11.3(a), Section 11.3(b), Section 11.3(d), Section 11.3(e), Section 11.3(h), Section 11.3(i), Section 11.3(j), or Section 11.3(k), that is continuing and immediately upon the occurrence of a second, concurrent Floor Plan Event of Default under Section 11.3(a), Section 11.3(b), Section 11.3(d), Section 11.3(e), Section 11.3(h), Section 11.3(i), Section 11.3(j), or Section 11.3(k), (i) no further Loans shall be made and the Agent may, and at the request of the Required Lenders shall, by written or facsimile notice to the Company, take any of the following actions at the same or different times: (x) terminate immediately the Total Floor Plan Commitment and the Total Acquisition Commitment hereunder, and any such termination shall automatically terminate the Swing Line Commitment, (y) declare the Acquisition Notes and the Floor Plan Notes then outstanding to be immediately due and payable, whereupon the principal of the Acquisition Notes, the Floor Plan Notes, together with accrued and unpaid interest thereon and any unpaid accrued Commitment Fees and all other liabilities of the Borrowers hereunder and under all of the Loan Documents shall become immediately due and payable both as to principal and interest, without presentment, demand, protest, notice of protest, notice of intent to accelerate, notice of acceleration or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any Note or other Loan Document to the contrary notwithstanding, or (z) pursue and enforce any of the rights and remedies of the Agent on behalf of the Lenders as provided in any of the Loan Documents or as otherwise provided in the UCC or other applicable law and (ii) the Floor Plan Agent in its sole discretion may, and at the request of the Required Lenders shall (and, to the extent the Commitments have been terminated, such request shall be deemed to have been made), suspend and terminate all Drafting Agreements, and the Agent shall have all remedies available to it at law or in equity or as contained in any of the Loan Documents.

Section 11.5 Overdrawing of Floor Plan Loans. If at any time the aggregate outstanding principal amount of all (i) Floor Plan Loans (including Requests for Borrowings of Floor Plan Loans), plus (ii) Swing Line Loans, plus (iii) Swing Line Overdraft Loans, plus (iv) Drafts presented for payment exceeds (a) 110% of the Total Floor Plan Loan Commitment and such condition exists for two (2) consecutive days or (b) the Total Floor Plan Loan Commitment by any amount for fifteen (15) days out of any 30-day period, then, in such event, the Floor Plan Agent acting in its sole discretion may, and upon election of the Required Lenders, shall (y) take any and all actions reasonably necessary to suspend and/or terminate Drafting Agreements and (z) elect by written notice to the Company to terminate the Floor Plan Commitments and to deem such occurrence as constituting a Acquisition Event of Default.

Section 11.6 Application of Collateral.

(a) Upon the exercise of remedies by the Agent in accordance with this Article XI and pursuant to the procedures among the Lenders set forth in Section 11.6(b), the Agent, after giving written notice to the Borrowers and to all Lenders and the Swing Line Bank of the action(s) to be taken, may at any time or times thereafter (i) receive directly, for the benefit of the Lenders and Swing Line Bank and for application to the then outstanding Obligations as provided hereafter in this Section 11.6(a), all payments and proceeds related to the Collateral and/or (ii) in accordance with the Security Documents sell, assign and deliver all of the Collateral or any part thereof, or any substitution therefor or any additions thereto as provided hereafter. Any such sale or assignment may be at any broker’s board or at any public or private sale, at the option of the Agent or of any officer or representative acting on behalf of the Agent, without advertisement or any notice to the Borrowers or any other Person except those required by applicable law (the Borrowers hereby agreeing that ten (10) days’ notice constitutes “reasonable notice”); and each Lender (including the Agent), its officers and assigns, may bid and become purchasers at any such sale, if public, or at any broker’s board if the Collateral is of a type customarily sold in a recognized market or is of a type which is the subject of widely distributed standard price quotations. Sales hereunder may be at such time or times, place or places, for cash or credit, and upon such terms and conditions as the Agent may determine in its sole discretion. Upon the completion of any sale, the Agent shall execute all instruments of transfer necessary to vest in the purchaser(s) title to the property sold, and shall deliver to such purchaser(s) any of the property so sold which may be in the possession of the Agent.

In the case of any sale or other liquidation of Collateral (other than amounts already in the Cash Collateral Account, which amount shall be applied as set forth in Section 6.8), the purchase money proceeds and avails and all other proceeds which then may be held or recovered by the Agent or the Floor Plan Agent for the benefit of the Lenders and the Swing Line Bank, shall be applied in the following order:

(i) First, to the payment of the reasonable costs and expenses of such sale and of the collection or enforcement of such Collateral, and of all reasonable expenses (including attorneys’ fees) and liabilities incurred and advances made by the Lenders in connection therewith;

(ii) Second, to the payment of any amounts due to Swing Line Bank in the form of Swing Line Overdraft Loans;

(iii) Third, to the payment of any amounts due to Swing Line Bank in the form of Swing Line Loans;

(iv) Fourth, to the payment ratably of the amounts due to the Lenders for interest and then principal on all Floor Plan Loans (other than Swing Line Loans) and Swing Line Overdraft Loans then outstanding that were funded from the Reserve Commitment without preference or priority of such Indebtedness owing to one Lender over another;

(v) Fifth, to the payment ratably of the amounts due to the Lenders for interest and then principal on all Floor Plan Loans not paid pursuant to (iii) or (iv) immediately above, without preference or priority of such Indebtedness owing to one Lender over another;

(vi) Sixth, to the payment ratably on actual amounts outstanding of (i) the amounts due to the Lenders for interest and then principal on all Acquisition Loans (which include all unreimbursed drawings under all Letter of Credit Obligations) and (ii) a Cash Collateral Account equal to the aggregate undrawn amount of all outstanding Letters of Credit, which account shall be subject to the provisions of Section 6.8(a);

(vii) Seventh, to the payment ratably of the amounts due to the Lenders, without preference or priority of such Indebtedness owing to one Lender over another, for all Obligations arising under any Hedging Agreement; and

(viii) Eighth, to the payment of the surplus, if any, to the Borrowers, their successors or assigns, or to whomsoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct.

(b) Notwithstanding anything to the contrary contained herein or in the Security Documents, all Lenders making Floor Plan Loans and all Lenders making Acquisition Loans acknowledge that any proceeds resulting from the sale or other realization of any Collateral (other than amounts already in the Cash Collateral Account) shall be applied in the order described in Section 11.6(a), above, such that all Swing Line Overdraft Loans shall be paid before Floor Plan Loans, all Floor Plan Loans shall be paid before Acquisition Loans, and all Acquisition Loans will be paid before any liabilities under any Hedging Agreement Indebtedness conforming to the requirements of Section 12.1(a). Such application will be made by the Agent or the Floor Plan Agent based on either of their calculations of all of such Indebtedness and the various classifications of any Loans made hereunder, which calculations shall be conclusive, absent manifest error. The intent of such classification shall be to create a priority of payments in the order stated notwithstanding that all of said Indebtedness is secured as a group by the Security Documents and the Collateral described therein.

(c) The Agent is not required to act with respect to the Collateral except in accordance with the written procedures as established by the Required Lenders; however, if the Required Lenders fail to agree upon and establish such procedures, and the exigency of the circumstances requires, the Agent, in its sole discretion and in good faith, may (but is not required to) take whatever action it deems necessary to protect and enforce the Collateral or the rights of the Lenders and the Swing Line Bank under the Loan Documents.

(d) No Lender or the Swing Line Bank may enforce, or demand enforcement of, any rights or Liens with respect to the Collateral except upon the terms and conditions elsewhere stated in this Agreement.

ARTICLE XII

THE AGENT, FLOOR PLAN AGENT AND THE COLLATERAL

Section 12.1 Authorization and Action of the Agent; Rights and Duties Regarding Collateral, Priority of Distributions.

(a) In order to expedite the various transactions contemplated by this Agreement, each Lender, the Floor Plan Agent and the Swing Line Bank hereby irrevocably appoints and authorizes JPMorgan Chase Bank, N.A. to act as Agent on its behalf. Each of the Lenders, the Floor Plan Agent and the Swing Line Bank and each subsequent holder of any Note by its acceptance thereof, hereby irrevocably authorizes and directs the Agent to take such action on its behalf and to exercise such powers hereunder as are specifically delegated to or required of the Agent by the terms and provisions hereof, together with such powers as are reasonably incidental thereto. The Agent may perform any of its duties hereunder by or through its agents and employees. The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have, by reason of this Agreement or any other Loan Document, a fiduciary relationship in respect of any Lender, the Floor Plan Agent or the Swing Line Bank; and nothing in this Agreement or any other Loan Document, expressed or implied, is intended to, or shall be so construed as to, impose upon the Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein. The Agent is hereby expressly authorized on behalf of the Lenders, the Floor Plan Agent and the Swing Line Bank, without hereby limiting any implied authority, (i) to receive on behalf of each of the Lenders and the Swing Line Bank any payment of principal of or interest on the Notes outstanding hereunder and all other amounts accrued hereunder paid to the Agent, and promptly to distribute to each Lender its proper share of all payments so received; (ii) to give notice within a reasonable time on behalf of each of the Lenders and the Swing Line Bank to the Borrowers of any Default or Event of Default specified in this Agreement of which the Agent has actual knowledge as provided in Section 12.7; (iii) to distribute to each Lender and the Swing Line Bank copies of all notices, agreements and other material as provided for in this Agreement as received by the Agent; (iv) to distribute to the Borrowers any and all requests, demands and approvals received by the Agent or from the Lenders, and (v) to distribute and receive all notices, agreements and other material as provided in this Agreement with respect to Floor Plan Loans and to deal with the Floor Plan Agent to the fullest extent required or contemplated by the terms of their Agreement or any other Loan Document. As to any matters not expressly provided for by this Agreement, the Notes or the other Loan Documents (including enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes and the Loans, the Floor Plan Agent and the Swing Line Bank; provided, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law.

(b) The Agent shall hold all of the Collateral along with all payments and proceeds arising therefrom, for the benefit of all Lenders and the Swing Line Bank as security for the payment of all the Obligations subject to the provisions of Section 11.6(a). Upon payment in full of all the Obligations and termination of the Commitments, the Agent shall release all of the Collateral to the Borrowers. Except as otherwise expressly provided for in Section 13.5, the Agent, in its own name or in the name of the Borrowers, may enforce any of the rights provided for in the Security Documents and may collect, receive and receipt for all proceeds receivable on account of the Collateral.

(c) All payments and proceeds of every kind from the Collateral, when directly received by the Agent pursuant to Section 11.6(a) (whether from payments on or with respect to the Collateral, from foreclosure and sale to third parties, from sale of Collateral subsequent to a foreclosure at which the Agent or another Lender was the purchaser, or otherwise) shall be held by it as a part of the Collateral and, except as otherwise expressly provided hereinafter, shall be applied to the Obligations in the manner set forth in Section 11.6(a).

Section 12.2 Agent’s Reliance.

(a) Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, the Notes or any of the other Loan Documents (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its or their own gross negligence or willful misconduct (it being the express intention of the parties hereto that the Agent and its directors, officers, agents and employees shall have no liability for actions and omissions under this Section 12.2 resulting from their sole ordinary or contributory negligence).

(b) Without limitation of the generality of the foregoing, the Agent: (i) may treat the payee of each Note, respectively, as the holder of such Note until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (ii) may consult with legal counsel (including counsel for any Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender, the Swing Line Bank, or the Floor Plan Agent and shall not be responsible to any Lender, the Swing Line Bank, or the Floor Plan Agent for any statements, warranties or representations made in or in connection with this Agreement, any Note or any other Loan Document; (iv) except as otherwise expressly provided herein, shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement, any Note or any other Loan Document or to inspect the property (including the books and records) of any Borrower; (v) shall not be responsible to any Lender, the Swing Line Bank or the Floor Plan Agent for the due execution, legality, validity, enforceability, collectability, genuineness, sufficiency or value of this Agreement, any Note, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; (vi) shall not be responsible to any Lender, the Swing Line Bank or the Floor Plan Agent for the perfection or priority of any Lien securing the Loans; and (vii) shall incur no liability under or in respect of this Agreement, any Note or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by facsimile) reasonably believed by it to be genuine and signed or sent by the proper party or parties.

Section 12.3 Agent and Affiliates; JPMorgan Chase and Affiliates. Without limiting the right of any other Lender or the Swing Line Bank to engage in any business transactions with any Borrower or any of its Affiliates, with respect to their Commitments, the Loans, if any, made by them and the Notes, if any, issued to them, JPMorgan Chase Bank, N.A.. shall have the same rights and powers under this Agreement, any Note or any of the other Loan Documents as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include JPMorgan Chase Bank, N.A. in its individual capacity. JPMorgan Chase Bank, N.A. and its Affiliates may be engaged in, or may hereafter engage in, one or more loan, letter of credit, leasing or other financing activities not the subject of the Loan Documents (collectively, the “Other Financings”) with any of the Borrowers or any of their Affiliates, or may act as trustee on behalf of, or depository for, or otherwise engage in other business transactions with any of the Borrowers or any of their Affiliates (all Other Financings and other such business transactions being collectively, the “Other Activities”) with no responsibility to account therefor to the Lenders or the Floor Plan Agent. Without limiting the rights and remedies of the Lenders, the Swing Line Bank, or the Floor Plan Agent specifically set forth in the Loan Documents, no other Lender, the Swing Line Bank, nor the Floor Plan Agent shall have any interest in (a) any Other Activities, (b) any present or future guarantee by or for the account of any Borrower not contemplated or included in the Loan Documents, (c) any present or future offset exercised by the Agent in respect of any such Other Activities, (d) any present or future property taken as security for any such Other Activities or (e) any property now or hereafter in the possession or control of the Agent which may be or become security for the Obligations of any Borrower under the Loan Documents by reason of the general description of indebtedness secured, or of property contained in any other agreements, documents or instruments related to such Other Activities; provided, that if any payment in respect of such guarantees or such property or the proceeds thereof shall be applied to reduction of the Obligations evidenced hereunder and by the Notes, then each Lender, the Swing Line Bank and the Floor Plan Agent shall be entitled to share in such application according to its equitable portion of such Obligations.

Section 12.4 Lenders’ Indemnity of Agent.

(a) The Agent shall not be required to take any action hereunder or to prosecute or defend any suit in respect of this Agreement, the Notes or any other Loan Document unless indemnified to the Agent’s satisfaction by the Lenders and the Swing Line Bank against loss, cost, liability and expense. If any indemnity furnished to the Agent shall become impaired, the Agent may call for additional indemnity and cease to do the acts indemnified against until such additional indemnity is given. In addition, the Lenders and the Swing Line Bank agree to indemnify the Agent (to the extent not reimbursed by the Borrowers), ratably according to the respective Pro Rata Share of Total Commitments, or if no Commitments are outstanding, the respective Pro Rata Share of Total Commitments immediately prior to the time the Total Commitments ceased to be outstanding held by each of them, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent (or either of them) in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement, the Notes and the other Loan Documents (including any action taken or omitted under Article II of this Agreement). Without limitation of the foregoing, each Lender and the Swing Line Bank agrees to reimburse the Agent promptly upon demand for its respective Pro Rata Share of the Total Commitments of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent in connection with the preparation, execution, administration, or enforcement of, or legal advice in respect of rights or responsibilities under, this Agreement, the Notes and the other Loan Documents to the extent that the Agent is not reimbursed for such expenses by the Borrowers. The provisions of this Section 12.4 shall survive the termination of this Agreement, the payment of the Obligations and/or the assignment of any of the Notes.

(b) Notwithstanding the foregoing, no Lender or the Swing Line Bank shall be liable under this Section 12.4 to the Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct as determined in a final, nonappealable judgment by a court of competent jurisdiction. Each Lender and the Swing Line Bank agrees, however, that it expressly intends, under this Section 12.4, to indemnify the Agent ratably as aforesaid for all such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements arising out of or resulting from the Agent’s sole ordinary or contributory negligence.

Section 12.5 Lender Credit Decision. Each Lender and the Swing Line Bank acknowledges that it has, independently and without reliance upon the Agent, the Floor Plan Agent or any other Lender or the Swing Line Bank and based on the financial statements referred to in Section 7.5 or Section 9.5 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Swing Line Bank also acknowledges that it will, independently and without reliance upon the Agent, the Floor Plan Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under or based upon this Agreement, the other Loan Documents, any related agreement or any document furnished hereunder.

Section 12.6 Resignation of Agent; Successor Agent. Subject to the appointment and acceptance of a successor Agent as provided herein the Agent may resign at any time by giving thirty (30) days written notice thereof to the Lenders, the Swing Line Bank, the Floor Plan Agent and the Company. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent, subject to the approval of the Company, prior to the occurrence and continuance of an Event of Default, which approval shall not be unreasonably withheld. If within thirty (30) calendar days after the retiring Agent’s giving of notice of resignation no successor Agent shall have been so appointed by the Required Lenders, approved by the Company, prior to the occurrence and continuance of a Default or an Event of Default and shall have accepted such appointment, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank, organized or licensed under the laws of the United States or of any state thereof and having a combined capital and surplus of at least Five Hundred Million Dollars ($500,000,000). Upon the acceptance of any appointment as Agent by a successor Agent hereunder and under the Notes, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the Notes. After any retiring Agent’s resignation as the Agent hereunder and under the Notes, the provisions of this Article XII and Section 13.4 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the Notes.

Section 12.7 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent shall have received notice from a Lender, the Swing Line Bank, the Floor Plan Agent or the Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default” or “notice of event of default,” as applicable. If the Agent receives such a notice, the Agent shall give notice thereof to the Lenders, the Swing Line Bank and the Floor Plan Agent and, if such notice is received from a Lender, the Swing Line Bank or the Floor Plan Agent, the Agent shall give notice thereof to the other Lenders, the Swing Line Bank and the Company. The Agent shall be entitled to take action or refrain from taking action with respect to such Default or Event of Default as provided in Section 11.2, and Section 11.4.

Section 12.8 Authorization and Action of the Floor Plan Agent.

(a) In order to expedite the various transactions contemplated by this Agreement, each Lender, the Swing Line Bank and the Agent hereby irrevocably appoint and authorize Comerica Bank to act as Floor Plan Agent on its behalf. Each of the Lenders, the Swing Line Bank and the Agent, and each subsequent holder of any Note or the Swing Line Note by its acceptance thereof, hereby irrevocably authorizes and directs the Floor Plan Agent to take such action and to exercise such powers hereunder as are specifically delegated to or required of the Floor Plan Agent by the terms and provisions hereof, together with such powers as are reasonably incidental thereto. The Floor Plan Agent may perform any of its duties hereunder by or through its agents and employees. The duties of the Floor Plan Agent shall be mechanical and administrative in nature; the Floor Plan Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender, the Swing Line Bank or the Agent; and nothing in this Agreement or any other Loan Document, expressed or implied, is intended to, or shall be so construed as to, impose upon the Floor Plan Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein. The Floor Plan Agent is hereby expressly authorized on behalf of the Lenders to (i) receive and distribute funds, (ii) to receive and distribute all Communications and agreements and other material and (iii) to take all actions and perform such duties and make such determinations, all as provided in this Agreement. As to any matters not expressly provided for by this Agreement or any Loan Document, the Floor Plan Agent shall not be required to exercise any discretion or take any action, but shall not be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders, the Swing Line Bank, the Agent and all holders of Notes and the Loans and the Floor Plan Agent; provided, that the Floor Plan Agent shall not be required to take any action which exposes it to personal liability or which is contrary to this Agreement or applicable law.

(b) To the extent that any proceeds of the Motor Vehicles constituting Collateral includes notes or other instruments evidencing any monetary obligation to, or interest of, any Borrower, such Borrower shall deliver or cause to be delivered to the Floor Plan Agent letters, executed by such Borrower and approved by counsel for the Floor Plan Agent, notifying the obligors to make payments directly to the Floor Plan Agent, such letters to be held by the Floor Plan Agent and sent to such obligors at its discretion. All payments and proceeds of every kind from Motor Vehicles constituting Collateral, when directly received by the Floor Plan Agent (whether from payments on or with respect to proceeds of Motor Vehicles constituting Collateral, from foreclosure and sale to third parties, from sale of Motor Vehicles constituting Collateral subsequent to a foreclosure at which the Floor Plan Agent or another Lender was the purchaser, or otherwise) shall be, except as otherwise expressly provided hereinafter, applied to the Obligations in the manner set forth in Section 11.6(a).

Section 12.9 Floor Plan Agent’s Reliance.

(a) Neither the Floor Plan Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement (i) with the consent or at the request of the Required Lenders acting by and through the Agent or (ii) in the absence of its or their own gross negligence or willful misconduct (it being the express intention of the parties hereto that the Floor Plan Agent and its directors, officers, agents and employees shall have no liability for actions and omissions under this Section 12.9 resulting from their sole ordinary or contributory negligence).

(b) Without limitation of the generality of the foregoing, the Floor Plan Agent: (i) may treat the Agent as Agent hereunder until the Floor Plan Agent receives written notice of the appointment of a successor Agent as provided in Section 12.6; (ii) may consult with legal counsel (including counsel for the Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender, the Swing Line Bank or the Agent and shall not be responsible to any Lender, the Swing Line Bank or the Agent for any statements, warranties or representations made in or in connection with this Agreement; (iv) except as otherwise expressly provided herein, shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement, or to inspect the property (including the books and records) of any Borrower; (v) shall not be responsible to any Lender, the Swing Line Bank or the Agent for the due execution, legality, validity, enforceability, collectability, genuineness, sufficiency or value of this Agreement, or any other instrument or document furnished pursuant hereto or thereto; (vi) except as otherwise expressly provided herein shall not be responsible to any Lender, the Swing Line Bank or the Agent for the perfection or priority of any Lien securing the Loans; and (vii) shall incur no liability under or in respect of this Agreement, by acting upon any notice, consent, certificate or other instrument or writing (which may be by facsimile) reasonably believed by it to be genuine and signed or sent by the proper party or parties.

Section 12.10 Floor Plan Agent and Affiliates; Comerica and Affiliates. Without limiting the right of any other Lender, the Swing Line Bank or the Agent to engage in any business transactions with any Borrower or any of its Affiliates, with respect to their Commitments, the Loans, if any, made by them and the Notes, if any, issued to them, Comerica Bank shall have the same rights and powers under this Agreement, any Note or any of the other Loan Documents as any other Lender and may exercise the same as though it were not the Floor Plan Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Comerica Bank in its individual capacity. Unless prohibited hereby, Comerica Bank and its Affiliates may be engaged in, or may hereafter engage in, one or more Other Financings with the Company, any other Borrower or any of their Affiliates, or may act as trustee on behalf of, or depository for, or otherwise engage in Other Activities with no responsibility to account therefor to the Lenders or the Agent. Without limiting the rights and remedies of the Lenders or the Agent specifically set forth in the Loan Documents, no other Lender nor the Agent shall have any interest in (a) any Other Activities, (b) any present or future guarantee by or for the account of any of the Borrowers not contemplated or included in the Loan Documents, (c) any present or future offset exercised by the Floor Plan Agent in respect of any such Other Activities, (d) any present or future property taken as security for any such Other Activities or (e) any property now or hereafter in the possession or control of the Floor Plan Agent which may be or become security for the Obligations of the Borrowers under the Loan Documents by reason of the general description of indebtedness secured, or of property contained in any other agreements, documents or instruments related to such Other Activities; provided, that if any payment in respect of such guarantees or such property or the proceeds thereof shall be applied to reduction of the Obligations evidenced hereunder and by the Notes, then each Lender and the Swing Line Bank shall be entitled to share in such application according to its equitable portion of such Obligations.

Section 12.11 Floor Plan Agent’s Indemnity.

(a) The Floor Plan Agent shall not be required to take any action hereunder or to prosecute or defend any suit in respect of this Agreement, the Notes or any other Loan Document unless indemnified to the Floor Plan Agent’s satisfaction by the Lenders and the Swing Line Bank, against loss, cost, liability and expense. If any indemnity furnished to the Floor Plan Agent shall become impaired, it may call for additional indemnity and cease to do the acts indemnified against until such additional indemnity is given. In addition, the Lenders and the Swing Line Bank agree to indemnify the Floor Plan Agent (to the extent not reimbursed by the Borrowers), ratably according to the respective Pro Rata Share of Total Commitments, or if no Commitments are outstanding, the respective Pro Rata Share of Total Commitments immediately prior to the time the Total Commitments ceased to be outstanding held by each of them, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Floor Plan Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Floor Plan Agent under this Agreement, the Notes and the other Loan Documents (including action taken or omitted under Article II or Article IV of this Agreement). Without limitation of the foregoing, each Lender and the Swing Line Bank agrees to reimburse the Floor Plan Agent promptly upon demand for its respective Pro Rata Share of the Total Commitments of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Floor Plan Agent in connection with the preparation, execution, administration, or enforcement of, or legal advice in respect of rights or responsibilities under, this Agreement, the Notes and the other Loan Documents to the extent that the Floor Plan Agent is not reimbursed for such expenses by the Borrowers. The provisions of this Section 12.11 shall survive the termination of this Agreement, the payment of the Loans and/or the assignment of any of the Notes.

(b) Notwithstanding the foregoing, no Lender nor the Swing Line Bank shall be liable under this Section 12.11 to the Floor Plan Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Floor Plan Agent’s gross negligence or willful misconduct. Each Lender and the Swing Line Bank agrees however, that it expressly intends, under this Section 12.11, to indemnify the Floor Plan Agent ratably as aforesaid for all such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements arising out of or resulting from the Floor Plan Agent’s sole ordinary or contributory negligence.

Section 12.12 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Floor Plan Agent, the Agent or any other Lender and based on the financial statements referred to in Section 7.5 and Section 9.5 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Swing Line Bank also acknowledges that it will, independently and without reliance upon the Floor Plan Agent, the Swing Line Bank, the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under or based upon this Agreement, the other Loan Documents, any related agreement or any document furnished hereunder.

Section 12.13 Resignation of Floor Plan Agent; Successor Floor Plan Agent. Subject to the appointment and acceptance of a successor Floor Plan Agent as provided herein, the Floor Plan Agent may resign at any time by giving thirty (30) days written notice thereof to the Lenders, the Agent and the Company. Prior to the effectiveness of the termination of the existing Floor Plan Agent, the Floor Plan Agent shall also be terminated as Swing Line Bank and all Swing Line Loans, Swing Line Overdraft Loans outstanding as of such date and all amounts funded by the Floor Plan Agent pursuant to Section 2.10 hereof shall be purchased by the successor Floor Plan Agent or the Lenders, and all of the obligations of the Floor Plan Agent pursuant to any drafting agreements issued by the Floor Plan Agent pursuant to Section 2.8 hereof shall have been irrevocably assumed by the successor Floor Plan Agent, and the successor Floor Plan Agent shall have agreed to indemnify the existing Floor Plan Agent in connection with any costs, liabilities or obligations arising out of, or in any way connected with, the transfer of such drafting agreements to the Successor Floor Plan Agent. Upon any such resignation or termination, the Required Lenders shall have the right to appoint a successor Floor Plan Agent, subject to the approval of the Company, which approval shall not be unreasonably withheld. If no successor Floor Plan Agent shall have been so appointed by the Required Lenders, approved by the Company and shall have accepted such appointment, all within thirty (30) calendar days after the resignation or termination of the Floor Plan Agent, then the Agent shall, on behalf of the Lenders, appoint a successor Floor Plan Agent, which shall be a commercial bank organized or licensed under the laws of the United States or of any state thereof and having a combined capital and surplus of at least Five Hundred Million Dollars ($500,000,000). Upon the acceptance of any appointment as Floor Plan Agent hereunder, such successor Floor Plan Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Floor Plan Agent, and the retiring Floor Plan Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Floor Plan Agent’s resignation as the Floor Plan Agent hereunder, the provisions of this Article XII and Section 13.4 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Floor Plan Agent under this Agreement.

Section 12.14 Notice of Default. Neither the Agent nor the Floor Plan Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent and the Floor Plan Agent shall have received notice from a Borrower, a Lender or the Swing Line Bank, stating that such Default or Event of Default has occurred and stating that such notice is a “notice of default or “notice of event of default”, as applicable. If the Floor Plan Agent receives such a notice, the Floor Plan Agent shall give notice thereof to the Lenders, the Swing Line Bank and the Agent. If the Floor Plan Agent receives such a notice, the Floor Plan Agent shall be entitled to take action or refrain from taking action with respect to such Default or Event of Default as provided in Section 12.8 and Section 12.9.

ARTICLE XIII

MISCELLANEOUS

Section 13.1 Notices, Etc. The Agent, any Lender, or the holder of any of the Notes or Loans, the Floor Plan Agent, and the Swing Line Bank giving consent or notice or making any request of the Company or any of the other Borrowers provided for hereunder, shall notify each Lender, the Floor Plan Agent and the Agent thereof. In the event that the holder of any Note (including any Lender) shall transfer such Note, it shall promptly so advise the Agent which shall be entitled to assume conclusively that no transfer of any Note has been made by any holder (including any Lender) unless and until the Agent receives written notice to the contrary. All notices, consents, requests, approvals, demands and other communications (collectively, “Communications”) provided for herein shall be in writing (including facsimile) and mailed, telecopied or delivered:

(a) if to the Company, at 950 Echo Lane, Suite #100, Houston, TX 77024, Attention: the Chief Financial Officer and the Treasurer, Telecopy No. (713) 647-5858, Telephone No. 713-647-5700, with a copy to the General Counsel, Telecopy No. (713) 647-5858, Telephone No. (713) 647-5700;

(b) if to the Borrowers, or any individual Borrower, at the address of the Company specified in Section 13.1(a) above;

(c) if to the Agent, at 712 Main Street, 8 CBBN-78, Houston, TX 77002, Attention: H. David Jones, Vice President, Telecopy No. (713) 216-6004, Telephone No. (713) 216 4940:

with a copy to JPMORGAN CHASE BANK, N.A., 10 South Dearborn, 7th Floor, Chicago, Illinois 60603, Attention: Ms. Marlene Zanoria, Loan Services, Facsimile No. (312) 385-7096, Telephone No. (312) 385-7071; and

with a copy to Andrews Kurth, LLP, 600 Travis, JPMorgan Chase Tower, Suite 4200, Houston, Texas, Attn: Thomas J. Perich, Facsimile No. (713) 238-7175, Telephone No. (713) 220 4268.

(d) if to any Lender, as specified on the signature page for such Lender hereto or, in the case of any Person who becomes a Lender after the date hereof, as specified on the Assignment and Acceptance executed by such Person or in the Administrative Questionnaire delivered by such Person or;

(e) in the case of any party hereto, such other address or telecopy number as such party may hereafter specify for such purpose by notice to the other parties;

(f) if to the Floor Plan Agent, at Comerica Bank National Dealer Services, 411 West Lafayette, Detroit, Michigan 48226, Attention: Dave Garbarz, Telecopy No. (954) 341-2752, Telephone No. (954) 306-4522.

All Communications shall be effective when (i) mailed by certified mail, return receipt requested to any party at its address specified above, on the signature page hereof or on the signature page of such Assignment and Acceptance (or other address designated by such party in a Communication to the other parties hereto), or (ii) telecopied to any party to the telecopy number set forth above, on the signature page hereof or on the signature page of such Assignment and Acceptance (or other telecopy number designated by such party in a Communication to the other parties hereto) and confirmed by a transmission report verifying the correct telecopier number and number of pages and that such transmission was well transmitted, or (iii) delivered personally to any party at its address specified above, on the signature page hereof or on the signature page of such Assignment and Acceptance (or other address designated by such party in a Communication to the other parties hereto); provided, however, provided, however, Communications to the Agent pursuant to Article VI or Article XI shall not be effective until received by the Agent.

Section 13.2 Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrowers herein and in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with this Agreement shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans and the execution and delivery to the Lenders of the Notes evidencing such Loans and shall continue in full force and effect as long as the principal of or any accrued interest on any Note or any Commitment Fees or any other fee or amount payable under the Notes or this Agreement is outstanding and unpaid and as long as the Commitments of the Lenders have not been terminated.

Section 13.3 Successors and Assigns; Participations.

(a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrowers, the Agent, the Floor Plan Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns. Except as permitted by Section 10.3, no Borrower may assign or transfer any of its rights or Obligations hereunder without the prior written consent of all the Lenders.

(b) Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including a portion of its Commitment and the same portion of the Loans at the time owing to it and the Note held by it); provided, that (i) except in the case of an assignment to a Lender or an Affiliate of a Lender, the Company (except during the continuance of an Event of Default) and the Agent must give their prior written consent by countersigning the Assignment and Acceptance (which consent shall not be unreasonably withheld), (ii) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations to this Agreement, and be pro rata between the Acquisition Loan Commitment of such Lender and the Floor Plan Loan Commitment of such Lender, (iii) the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Agent) shall (A) be equal to the entire amount of the Commitment of the assigning Lender or (B) if not equal to the entire amount of the Commitment of the assigning Lender, in no event be less than Five Million Dollars ($5,000,000) and shall be in an amount which is an integral multiple of One Million Dollars ($1,000,000); provided, for purposes of this Section 13.3(b), that the retained Commitment of the assigning Lender may not be less than Five Million Dollars ($5,000,000), (iv) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance substantially in the form of Exhibit 13.3(b) hereto (an “Assignment and Acceptance”), together with any Note subject to such assignment and the assignor shall pay to the Agent a processing and recordation fee of Three Thousand Dollars ($3,000) payable by the Lender’s assignor thereunder, and (v) the assignee shall deliver to the Agent an Administrative Questionnaire. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be no later than five (5) Business Days after the execution thereof unless otherwise agreed to by the assigning Lender, the Eligible Assignee thereunder and the Agent, (x) the assignee thereunder shall become a party hereto and under the other Loan Documents and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and under the other Loan Documents and (y) the Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement.

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than the representation and warranty contained in Section 5.14(f) and that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any of the Borrowers or the performance or observance by any of the Borrowers of any of their Obligations under this Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements most recently delivered under Section 7.5 or Section 9.5 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such Lender’s assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee and can make the representation contained in Section 5.14 and has, to the extent required, complied with the covenants contained therein; (vi) such assignee appoints and authorizes the Agent and the Floor Plan Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent and the Floor Plan Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Agent shall maintain at its address referred to in Section 13.1 a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive, in the absence of demonstrable error, and the Borrowers and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement and the Loan Documents. The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice. Upon request, the Agent will send a copy of the Register to the Company.

(e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Eligible Assignee together with the Note subject to such assignment, the processing and recordation fee referred to in Section 13.3(b) and, if required, the Company’s written consent to such assignment, the Agent shall (subject to the consent of the Company to such assignment, if required), if such Assignment and Acceptance has been completed and is in the form of Exhibit 13.3(b), (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Company and the Lenders. Within five (5) Business Days after receipt of notice, the Company, at its own expense, shall execute and deliver and shall cause each of the other Borrowers to execute and deliver to the Agent in exchange for the surrendered Note a new Note to the order of such Eligible Assignee in an amount equal to the assigning Lender’s Commitment assumed by it pursuant to such Assignment and Acceptance, and a new Note to the order of the assigning Lender in an amount equal to the portion of its Commitment retained by the assigning Lender hereunder. Such new Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit 1.1C or Exhibit 1.1F, as applicable. Each canceled Note shall be promptly returned to the Company.

(f) Each Lender may without the consent of any Borrower or the Agent sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it and the Note held by it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the cost protection provisions and Tax indemnities contained in Article V only to the same extent that the Lender from which such participating bank or other entity acquired its participation would be entitled to the benefit of such cost protection provisions and Tax indemnities and (iv) the Borrowers, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the Obligations of any of the Borrowers relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers with respect to any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loans, or the dates fixed for payments of principal of or interest on the Loans).

(g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 13.3, disclose to the assignee or participant or proposed assignee or participant, any information relating to any Borrower furnished to such Lender by or on behalf of any of the Borrowers; provided that prior to any such disclosure, each such assignee or participant or proposed assignee or participant shall agree (subject to customary exceptions, including without limitation the provisions of Section 13.18) to preserve the confidentiality of any confidential information relating to any Borrower received from such Lender.

(h) Anything in this Section 13.3 to the contrary notwithstanding, any Lender may at any time, without the consent of any Borrower or the Agent, assign and pledge all or any portion of its Commitment and the Loans owing to it to any Federal Reserve Bank (and its transferees) as collateral security pursuant to Regulation A of the Board and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations hereunder.

(i) All transfers of any interest in any Note hereunder shall be in compliance with all federal and state securities laws, if applicable. Notwithstanding the foregoing sentence, however, the parties to this Agreement do not intend that any transfer under this Section 13.13 be construed as a “purchase” or “sale” of a “security” within the meaning of any applicable federal or state securities laws.

Section 13.4 Expenses of the Agents and Lenders; Indemnity.

(a) The Borrowers agree to pay all reasonable out-of-pocket expenses reasonably incurred by the Agent and the Floor Plan Agent in connection with the preparation of this Agreement, the Notes and the other Loan Documents or with any amendments, modifications or waivers of the provisions hereof (whether or not the transactions hereby contemplated shall be consummated) or reasonably incurred by the Agent, the Floor Plan Agent or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement or with the Loans made or the Notes issued hereunder, including the reasonable fees and disbursements of the counsel for the Agent and the Floor Plan Agent, and, in connection with such enforcement or protection, the reasonable fees and disbursements of other counsel for any Lender and costs and fees associated with floor plan audits, to the extent not previously paid by Borrowers. The Borrowers agree to indemnify the Lenders from and hold them harmless against any documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of this Agreement or any of the Notes or other Loan Documents.

(b) THE BORROWERS EACH AGREE TO INDEMNIFY THE AGENT, THE FLOOR PLAN AGENT AND THE LENDERS AND THEIR RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND TO HOLD THE LENDERS AND SUCH OTHER INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING REASONABLE COUNSEL FEES AND EXPENSES, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN ANY WAY CONNECTED WITH, OR AS A RESULT OF (I) THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS CONTEMPLATED HEREBY, THE PERFORMANCE BY THE PARTIES HERETO AND THERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER AND THEREUNDER (INCLUDING THE MAKING OF THE COMMITMENT OF EACH LENDER) AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, (II) THE USE OF PROCEEDS OF THE LOANS OR (III) ANY CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER OR NOT ANY INDEMNITEE IS A PARTY THERETO; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY LENDER, APPLY TO ANY SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES THAT ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE. THE BORROWERS AGREE THAT THEY EXPRESSLY INTEND TO INDEMNIFY EACH INDEMNITEE FROM AND HOLD EACH OF THEM HARMLESS AGAINST ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES OR EXPENSES ARISING OUT OF THE ORDINARY SOLE OR CONTRIBUTORY NEGLIGENCE OF SUCH INDEMNITEE BUT NOT THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR TO ANY OF THE FOREGOING ARISING SOLELY BY REASON OF CLAIMS BETWEEN THE LENDERS OR ANY LENDER AND THE AGENT OR THE FLOOR PLAN AGENT.

(c) The provisions of this Section 13.4 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any Note, or any investigation made by or on behalf of any Lender. All amounts due under this Section 13.4 shall be payable within ten (10) days following receipt by the Company of a detailed invoice or statement setting forth in reasonable detail the basis of such claim and the amounts so expended or lost or the amount of damages so incurred.

(d) No Indemnitee may settle any claim to be indemnified without prior written notice to the Company; provided, however, failure to provide such prior written notice shall in no way affect the settlement of such claims.

(e) In the case of any indemnification hereunder, the Indemnitee shall give notice to the Company of any such claim or demand being made against the Indemnitee and the Company may participate in such proceeding at its own expense if legal counsel to the Company is acceptable to the Agent.

Section 13.5 Right of Setoff. If either (i) an Acquisition Event of Default (other than an Acquisition Event of Default under Section 11.1(n)) or (ii) a Floor Plan Event of Default with respect to which the remedies described in Section 11.4(c) may be exercised shall have occurred and be continuing, each Lender and the Swing Line Bank are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender, the Swing Line Bank or any branch Subsidiary or Affiliate thereof to or for the credit or the account of the Borrowers against any of and all the Obligations of the Borrowers now or hereafter existing under this Agreement and the Note held by such Lender and the Swing Line Bank, respectively, according to their respective rights as otherwise provided herein, irrespective of whether or not such Lender shall have made any demand under this Agreement or such Note and although such Obligations may be unmatured. Each Lender and the Swing Line Bank agree promptly to notify the Borrowers after any such setoff and application, but the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender and the Swing Line Bank under this Section 13.5 are in addition to other rights and remedies (including other rights of setoff) which such Lender and the Swing Line Bank may have under applicable law. Each Lender hereby specifically agrees that in order to ensure that it has control over said deposit accounts (as defined in the UCC), it will act in accordance with the instructions from the Agent in regard to the disposition of the funds in said deposit accounts without further consent from any Borrower. The Lenders agree to indemnify each other (to the extent not reimbursed by the Borrowers), ratably according to their respective Pro Rata Share of Total Commitments, or if no Commitments are outstanding, the respective Pro Rata Share of Total Commitments immediately prior to the time the Total Commitments ceased to be outstanding held by each of them, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against any Lender in any way relating to or arising out of any action taken or omitted by such Lender in connection with its exercise of set off rights for credit to any or all of the Obligations.

Section 13.6 Governing Law; Jurisdiction.

(a) This Agreement, the Notes, the other Loan Documents and all other documents executed in connection herewith, shall be deemed to be contracts and agreements executed by the Borrowers, the Agent, the Floor Plan Agent and the Lenders under the laws of the State of Texas and of the United States of America and for all purposes shall be governed by, and construed and interpreted in accordance with, the laws of said State and of the United States of America. Without limitation of the foregoing, nothing in this Agreement, the Notes or the other Loan Documents shall be deemed to constitute a waiver of any rights which any Lender may have under applicable federal legislation relating to the amount of interest which such Lender may contract for, take, receive, or charge in respect of any Loans, including any right to contract for, take, receive, reserve and charge interest at the rate allowed by the law of the state where such Lender is located. If and to the extent the laws of the State of Texas are applicable for purposes of determining the Highest Lawful Rate, such term shall mean the “weekly ceiling” from time to time in effect under Section 303 of the Texas Finance Code, as amended (the “Act”), or, if permitted by applicable law and effective upon the giving of the notices required by the Act (or effective upon any other date otherwise specified by applicable law), the “monthly”, “quarterly” or “annualized” ceiling from time to time in effect under the Act, whichever Agent shall elect to substitute for the “weekly ceiling,” and vice versa, each such substitution to have the effect provided in the Act, and Agent shall be entitled to make such election from time to time one or more times and, without notice to Borrower, to leave any such substitute rate in effect for subsequent periods in accordance with the Act. The provisions of Chapter 346 of the Texas Finance Code, as amended, do not apply to this Agreement or any Note issued hereunder.

(b) Each Borrower hereby irrevocably submits generally and unconditionally for itself and in respect of its property to the non exclusive jurisdiction of any Texas state court, or any United States federal court, sitting in the City of Houston or County of Harris, Texas, and to the non exclusive jurisdiction of any state or United States federal court sitting in the state in which any of the Collateral is located, over any suit, action or proceeding arising out of or relating to this Agreement or the Obligations. Each Borrower hereby agrees and consents that, in addition to any methods of service of process provided for under applicable law, all service of process in any such suit, action or proceeding in any Texas state court, or any United States federal court, sitting in the City of Houston or County of Harris, Texas may be made by certified or registered mail, return receipt requested, directed to such Borrower at its address stated in Section 13.1, or at a subsequent address of which the Agent received actual notice from such Borrower in accordance with this Agreement, and service so made shall be complete five (5) days after the same shall have been so mailed. Each Borrower, to the extent it is not qualified to do business in Texas, hereby irrevocably designates, appoints and empowers the Company, with offices at 950 Echo Lane, Suite #100, Houston, Texas 77024, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any such action or proceedings.

Section 13.7 Waivers; Amendments.

(a) No failure or delay of the Agent, the Floor Plan Agent, the Swing Line Bank or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent, the Floor Plan Agent, the Swing Line Bank and the Lenders hereunder are cumulative and not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement, the Notes or the other Loan Documents or consent to any departure by the Borrowers therefrom shall in any event be effective unless the same shall be authorized as provided in Section 13.7(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances. Each holder of any Note shall be bound by any amendment, modification, waiver or consent authorized as provided herein, whether or not such Note shall have been marked to indicate such amendment, modification, waiver or consent.

(b) Neither this Agreement, any Note, any Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to a written agreement or agreements entered into by the Borrowers and the Required Lenders; provided, that no such agreement shall (i) change the principal amount of, or extend the maturity of or any date for the payment of any principal of or interest on, any Loan, or waive or excuse any such payment or any part thereof, or, except as provided in this Agreement, decrease the rate of interest on any Loan, or the amount of any fees payable to any Lender without the written consent of each Lender affected thereby, (ii) change the Commitment of any Lender without the written consent of such Lender or change the Commitment Fees payable to any Lender without the written consent of each Lender, or change the amount of the Total Commitment without the consent of each Lender (except in accordance with Section 5.18), (iii) release or defer the granting or perfecting of a Lien in any Collateral or release any Guarantee or similar undertaking provided by any Person or modify any indemnity provided to the Lenders hereunder or under the other Loan Documents without the written consent of each Lender; provided, the Agent or the Floor Plan Agent, as the case may be, shall be entitled to release any Collateral or any Guarantee which a Borrower is permitted to sell or transfer or otherwise release under the terms of this Agreement or any Loan Document without notice to or any further action or consent of the Lenders; or (iv) amend or modify the provisions of this Section 13.7, Section 13.3(a), Section 4.6(b), Section 12.1(c), Section 10.1(q), or Section 11.6(a), the definition of the “Required Lenders” without the written consent of each Lender; and provided further that no such agreement shall amend, modify, waive or otherwise affect the rights or duties of the Agent, the Floor Plan Agent or the Swing Line Bank hereunder without the written consent of the Agent, the Floor Plan Agent or the Swing Line Bank, respectively. Notwithstanding the foregoing, the Agent may execute and deliver to any Borrower releases of chattel paper sold to any provider of Permitted New Vehicle Floor Plan Indebtedness in accordance with the terms of the Intercreditor Agreement executed in connection therewith between the Agent and any such provider. Each Lender and each holder of any Note shall be bound by any modification or amendment authorized by this Section 13.7 regardless of whether its Note shall be marked to make reference thereto, and any consent by any Lender or holder of a Note pursuant to this Section 13.7 shall bind any Person subsequently acquiring a Note from it, whether or not such Note shall be so marked.

Section 13.8 Interest. Each provision in this Agreement and each other Loan Document is expressly limited so that in no event whatsoever shall the amount contracted for, charged, paid, or otherwise agreed to be paid, or received to the Agent or any Lender for the use, forbearance or detention of the money to be loaned under this Agreement or any Loan Document or otherwise (including any sums paid as required by any covenant or obligation contained herein or in any other Loan Document which is for the use, forbearance or detention of such money), exceed that amount of money which would cause the effective rate of interest to exceed the Highest Lawful Rate, and all amounts owed under this Agreement and each other Loan Document shall be held to be subject to reduction to the effect that such amounts so paid or agreed to be paid which are for the use, forbearance or detention of money under this Agreement or such Loan Document shall in no event exceed that amount of money which would cause the effective rate of interest to exceed the Highest Lawful Rate. Anything in this Agreement, any Note or any other Loan Document to the contrary notwithstanding, none of the Borrowers shall ever be required to pay unearned interest on any Note and shall never be required to pay interest on such Note at a rate in excess of the Highest Lawful Rate, and if the effective rate of interest which would otherwise be payable under this Agreement, such Note and the other Loan Documents would exceed the Highest Lawful Rate, or if the holder of such Note shall receive any unearned interest or shall receive monies that are deemed to constitute interest which would increase the effective rate of interest payable by the Borrowers under this Agreement, such Note or Loan Document to a rate in excess of the Highest Lawful Rate, then (a) the amount of interest which would otherwise be payable by the Borrowers under this Agreement, such Note or any Loan Document shall be reduced to the amount allowed under applicable law, and (b) any unearned interest paid by the Borrowers or any interest paid by the Borrowers in excess of the Highest Lawful Rate shall be credited on the principal of such Note (or, if the principal amount of such Note shall have been paid in full, refunded to the Borrowers). It is further agreed that, without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received by any Lender under the Notes held by it, or under this Agreement, are made for the purpose of determining whether such rate exceeds the Highest Lawful Rate applicable to such Lender (such Highest Lawful Rate being such Lender’s “Maximum Permissible Rate”), and shall be made, to the extent permitted by usury laws applicable to such Lender (now or hereafter enacted), by amortizing, prorating and spreading in equal parts during the period of the full stated term of the Loans evidenced by said Notes all interest at any time contracted for, charged or received by such Lender in connection therewith. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at such Lender’s Maximum Permissible Rate pursuant to this Section 13.8 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at such Lender’s Maximum Permissible Rate, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at such Lender’s Maximum Permissible Rate until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 13.8.

Section 13.9 Severability; Conflicts.

(a) In the event any one or more of the provisions contained in this Agreement, the Notes or any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

(b) In the event any of the terms and provisions of any other Loan Document are inconsistent with the terms and provisions set forth in this Agreement, the terms and provisions set forth in this Agreement shall prevail.

Section 13.10 Counterparts. This Agreement may be executed in two or more counterparts, which may be delivered in original, electronic or facsimile form, and each of which shall constitute an original, but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 13.11.

Section 13.11 Binding Effect. This Agreement shall become effective on the Closing Date, and thereafter shall be binding upon and inure to the benefit of each Borrower, the Agent, the Floor Plan Agent and each Lender and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein except as provided in Section 13.3(a).

Section 13.12 Further Assurances. Each Borrower shall make, execute or endorse, and acknowledge and deliver or file or cause the same to be done, all such vouchers, invoices, notices, certifications and additional agreements, undertakings, transfers, assignments, financing statements or other assurances, and take any and all such other action, as the Agent or the Floor Plan Agent may, from time to time, deem reasonably necessary or proper in connection with any of the Loan Documents, the Obligations of the Borrowers thereunder or for better assuring and confirming unto the Lenders all or any part of the security for any of such Obligations.

Section 13.13 Subsidiary Solvency Savings Clause. Each of the Borrowers acknowledges the receipt and acceptance of valuable consideration as of the Closing Date and thereafter in connection with this Agreement; and each Borrower further acknowledges and agrees that the direct benefits and enrichment it derives from being a party to this Agreement constitute a reasonably equivalent value to it in exchange for the liability it has incurred pursuant to this Agreement. Further, each of the Borrowers acknowledge the interdependence by and among the other Borrowers in successfully carrying out their business operations. Each of the Borrowers represents that it is solvent prior to entering into this Agreement and that the transactions completed hereby will not render it insolvent; provided, in the event that the Indebtedness incurred by any Borrower pursuant to this Agreement or the transactions contemplated hereby would constitute a “fraudulent transfer” under Section 548 of the Federal Bankruptcy Code or pursuant to any applicable state law governing “fraudulent transfers” because such Borrower is deemed to have become insolvent as a result of incurring such Indebtedness, then, in such event, the liability of any such Borrower hereunder shall automatically be deemed for all purposes to be equal to one dollar less than that amount of Indebtedness which would not render such Borrower insolvent.

Section 13.14 Joint and Several Liability and Related Matters.

(a) Each of Floor Plan Borrowers other than the Company authorizes the Company with full power and authority as attorney-in-fact, to execute and deliver Requests for Borrowings, requests for issuance of Letters of Credit and each other instrument, certificate and report to be delivered by any Floor Plan Borrower to the Agent, the Floor Plan Agent and the Lenders pursuant to this Agreement or any Loan Document. Each of the Floor Plan Borrowers agrees that it shall be bound by any action taken by the Company on its behalf pursuant to such appointment.

(b) The obligations of each of the Ford Borrowers under this Agreement and the Loan Documents shall be joint and several only with all other Ford Borrowers and the liability of each of the Ford Borrowers shall be limited to an amount equal to the Ford Borrower Liability Amount and the Collateral of all Ford Borrowers granted or pledged to the Agent for the benefit of the Lenders to secure the Obligations shall secure only that portion of the Obligations attributable to all of the Ford Borrowers as hereinabove provided. The obligations of each of the GM Borrowers under this Agreement and the Loan Documents shall be joint and several with all the Borrowers and (except as provided in the GM Borrower Guaranty executed by each of the GM Borrowers) the liability of each of the GM Borrowers shall be limited to an amount equal to the GM Borrower Liability Amount and the Collateral of all GM Borrowers granted or pledged to the Agent for the benefit of the Lenders to secure the Obligations shall secure only that portion of the Obligations attributable to all of the GM Borrowers as hereinabove provided. Subject to Section 13.13, the obligations of all other Borrowers under this Agreement and the other Loan Documents are joint and several and not limited in any way whatsoever.

(c) Except as herein provided, each Borrower acknowledges and agrees that it is the intent of the parties that each Borrower be primarily liable for the Obligations as a joint and several obligor. It is the intention of the parties that, except as herein provided, with respect to liability of any Borrower hereunder arising solely by reason of its being jointly and severally liable for Loans and Letter of Credit Obligations and other extensions of credit taken by other Borrowers, the obligations of such Borrower shall be absolute, unconditional and irrevocable irrespective of:

(i) any lack of validity, legality or enforceability of this Agreement, any Note or any Loan Document as to any other Borrower;

(ii) the failure of any Lender or any holder of any Note:

(A) to enforce any right or remedy against any Borrower or any other Person (including any surety) under the provisions of this Agreement, such Note or otherwise, or

(B) to exercise any right or remedy against any surety of, or Collateral securing, any obligations;

(iii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other extension, compromise or renewal of any Obligations;

(iv) any reduction, limitation, impairment or termination of any Obligations with respect to any other Borrower for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and each Borrower hereby waives any right to or claim of) any defense (other than the defense of payment in full of the Obligations) or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Obligations with respect to any other Borrower;

(v) any addition, exchange, release, surrender or nonperfection of any Collateral, or any amendment to or waiver or release or addition of, or consent to departure from, any guaranty, held by any Lender or any holder of the Notes securing any of the Obligations; or

(vi) any other circumstance which might otherwise constitute a defense (other than the defense of payment in full of the Obligations) available to, or a legal or equitable discharge of, any other Borrower, any surety or any guarantor.

(d) Each Borrower agrees that its liability hereunder and its liability under any of the Loan Documents shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Obligations is rescinded or must be restored by any Lender or any holder of any Note, upon the insolvency, bankruptcy or reorganization of any Borrower as though such payment had not been made.

(e) Each Borrower hereby expressly waives: (i) notice of the Lenders’ acceptance of this Agreement; (ii) notice of the existence or creation or non payment of all or any of the Obligations other than notices expressly provided for in this Agreement; (iii) presentment, demand, notice of dishonor, protest, acceleration and the notice of intent to accelerate and all other notices whatsoever other than notices expressly provided for in this Agreement; and (iv) all diligence in collection or protection of or realization upon the Obligations or any part thereof, any obligation hereunder, or any security for or Guarantee of any of the foregoing, subject, however, in the case of Collateral in the possession of the Agent or a Lender to such Person’s duty to use reasonable care in the custody and preservation of such Collateral.

(f) No delay on any of the Lenders’ part in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by any of the Lenders of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy. No action of any of the Lenders permitted hereunder shall in any way affect or impair any such Lenders’ rights or any Borrower’s Obligations under this Agreement or the other Loan Documents.

(g) Each Borrower hereby represents and warrants to each of the Lenders that it now has and will continue to have independent means of obtaining information concerning the Borrowers’ affairs, financial condition and business. The Lenders shall not have any duty or responsibility to provide any Borrower with any credit or other information concerning the Borrowers’ affairs, financial condition or business which may come into the Lenders’ possession.

Section 13.15 USA Patriot Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrowers and their Subsidiaries, which information includes the name and address of the Borrowers and their Subsidiaries, and other information that will allow such Lender to identify the Borrowers and their Subsidiaries in accordance with the Act.

Section 13.16 Loans Under Prior Credit Agreement. On the Closing Date:

(a) the Company shall pay all accrued and unpaid commitment fees outstanding under the Sixth Amended and Restated Agreement for the account of each “lender” under the Sixth Amended and Restated Agreement;

(b) each Letter of Credit outstanding under the Sixth Amended and Restated Agreement shall be deemed to have been issued under this Agreement without further consideration or any fees under the Sixth Amended and Restated Agreement or this Agreement; and

(c) each Drafting Agreement outstanding under the Prior Agreements shall be deemed to have been issued under this Agreement; and

(d) each of the Borrowers hereto acknowledges and affirms the security interests and Liens granted by it under each of the Security Documents to which it is a party; and

(e) the Sixth Amended and Restated Agreement and the Commitments thereunder shall terminate and be superseded by this Agreement.

(f) The Obligations of the Company hereunder are in restatement, amendment, renewal and extension of the obligations and indebtedness of the Company under the Prior Agreements.

Section 13.17 FINAL AGREEMENT OF THE PARTIES. THIS WRITTEN AGREEMENT (INCLUDING THE EXHIBITS AND SCHEDULES HERETO), THE NOTES, THE AGENT’S LETTER, THE FLOOR PLAN AGENT’S LETTER AND THE OTHER LOAN DOCUMENTS CONSTITUTE A “LOAN AGREEMENT” AS DEFINED IN SECTION 26.2(a) OF THE TEXAS BUSINESS AND COMMERCE CODE, AND REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement. Nothing in this Agreement, expressed or implied, is intended to confer upon any party other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 13.18 Confidentiality. In the event that any of the Borrowers provides to the Agent, the Floor Plan Agent or any Lender, written confidential information belonging to any of the Borrowers that is denominated in writing as “confidential,” the Agent, the Floor Plan Agent, and the Lenders shall thereafter maintain such information in confidence in accordance with the standards of care and diligence that each utilizes in maintaining its own confidential information, including without limitation, non-disclosure of such information to any of such Agent’s, Floor Plan Agent’s or Lender’s Affiliates who may be competitors of any of the Borrowers in the business of acquiring and/or consolidating automotive dealerships. The obligation of confidence under this Section 13.18 shall not apply to such portions of the information which (i) are in the public domain, (ii) hereafter become part of the public domain without the Agent, the Floor Plan Agent or any Lender breaching its obligation of confidence hereunder, (iii) are previously known by such Agent, Floor Plan Agent or Lender from some source other than the Company, (iv) are hereafter obtained by or available to such Agent, Floor Plan Agent or Lender from a third party who owes no obligation of confidence to any of the Borrowers with respect to such information or through any other means other than through disclosure by any of the Borrowers, (v) must be disclosed either pursuant to any requirement of any Governmental Authority or to Persons regulating or claiming regulatory authority over the activities of such Agent, Floor Plan Agent or Lender, or (vi) as may be required by law or regulation or order of any Governmental Authority in any judicial, arbitration, or governmental proceeding. Further, the Agent, the Floor Plan Agent and the Lenders may disclose any such information to any other Lender, participants and prospective assignees and participants who agree to be bound by the terms of this Section 13.18, Affiliates of such Lender who are not competitors of any of the Borrowers in the business of acquiring and/or consolidating automotive dealerships, any independent certified public accountants and any legal counsel employed by such Person in connection with this Agreement or any Security Document, including without limitation, the enforcement or exercise of all rights and remedies thereunder; provided, that the Agent, the Floor Plan Agent or such Lender imposes on the Person to whom such information is disclosed the same obligation to maintain the confidentiality of such information as is imposed upon it hereunder.

Section 13.19 WAIVER OF JURY TRIAL. THE LENDERS, THE AGENT, THE FLOOR PLAN AGENT AND EACH OF THE BORROWERS AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTION OF ANY OF THEM. NEITHER THE LENDERS, THE AGENT, THE FLOOR PLAN AGENT NOR ANY OF THE BORROWERS SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY THE LENDERS, THE AGENT, THE FLOOR PLAN AGENT OR ANY OF THE BORROWERS EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY ALL OF THEM.

* * *

Signatures on Separate Pages

IN WITNESS HEREOF, the Borrowers, the Lenders, the Agent and the Floor Plan Agent have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS:	GROUP 1 AUTOMOTIVE, INC., a Delaware corporation By: /s/ John C. Rickel

John C. Rickel Senior Vice President and CFO

GROUP 1 FUNDING, INC.,
a Delaware corporation;
GROUP 1 REALTY, INC.,
a Delaware corporation;
NY-H, INC.,
a Delaware corporation;
NY-HA, INC.,
a Delaware corporation;
SMC INVESTMENT, INC.,
a Texas corporation
By: /s/ John C. Rickel

John C. Rickel President

BARON DEVELOPMENT COMPANY, LLC,

a Kansas limited liability company

By:	Group 1 Realty, Inc., its Sole Member

	By:	/s/ John C. Rickel

John C. Rickel President

BOHN HOLDINGS, LLC,
a Delaware limited liability company;
By:	Bohn Holdings, Inc.,
its Sole Member

BOHN-FII, LLC,

a Delaware limited liability company;

By:	Bohn Holdings-F, Inc., its Sole Member

GPI KS-SV, LLC,

a Delaware limited liability company

By:	GPI KS-SB, Inc., its Sole Member

GROUP 1 ASSOCIATES HOLDINGS, LLC,

a Delaware limited liability company

By:	Group 1 Associates, Inc., its Sole Member

HARVEY-FLM, LLC,

a Delaware limited liability company;

By:	Bohn Holdings-F, Inc., its Sole Member

HARVEY FORD, LLC,

a Delaware limited liability company;

By:	Bohn-FII, LLC, its Sole Member By:	Bohn Holdings-F, Inc., its Sole Member

HARVEY OPERATIONS-T, LLC,

a Delaware limited liability company

By:	Bohn Holdings, LLC, its Sole Member By:	Bohn Holdings, Inc., its Sole Member

HARVEY SM, LLC,

a Delaware limited liability company

By:	Bohn Holdings-S, Inc., its Sole Member

IRA AUTOMOTIVE GROUP, LLC,

a Delaware limited liability company

By:	Danvers-T, Inc., its Sole Member

	By:	/s/ John C. Rickel

John C. Rickel Vice President

DANVERS-SU, LLC,
a Delaware limited liability company
By:	Group 1 Holdings-S, LLC,
its Sole Member

GROUP 1 HOLDINGS-DC, L.L.C.,
a Delaware limited liability company;
GROUP 1 HOLDINGS-F, L.L.C.,
a Delaware limited liability company;
GROUP 1 HOLDINGS-H, L.L.C.,
a Delaware limited liability company;
GROUP 1 HOLDINGS-N, L.L.C.,
a Delaware limited liability company;
GROUP 1 HOLDINGS-S, L.L.C.,
a Delaware limited liability company;
GROUP 1 HOLDINGS-T, L.L.C.,
a Delaware limited liability company;
HOWARD-DCIII, LLC,
a Delaware limited liability company;

By:	Group 1 Automotive, Inc.,

its Sole Member

	By:	/s/ John C. Rickel

John C. Rickel Senior Vice President and CFO

COURTESY FORD, LLC,

a Delaware limited liability company;
GULF BREEZE FORD, LLC,
a Delaware limited liability company;
KEY FORD, LLC,
a Delaware limited liability company;
KOONS FORD, LLC,
a Delaware limited liability company;

By:	Group 1 FL Holdings, Inc.,

its Sole Member

	By:	/s/ John C. Rickel

John C. Rickel Vice President

DELAWARE ACQUISITION-DC, LLC,
a Delaware limited liability company
By:	Group 1 LP Interests-DC, Inc.,
its Sole Member

DELAWARE ACQUISITION-F, LLC,

a Delaware limited liability company

By:	Group 1 LP Interests-F, Inc., its Sole Member

DELAWARE ACQUISITION-N, LLC,

a Delaware limited liability company

By:	Group 1 LP Interests-N, Inc., its Sole Member

DELAWARE ACQUISITION-T, LLC,

a Delaware limited liability company

By:	Group 1 LP Interests-T, Inc.,

its Sole Member

By:	/s/ Pete Ruiz

Pete Ruiz President and Secretary

GROUP 1 LP INTERESTS-DC, INC.,

a Delaware corporation;
GROUP 1 LP INTERESTS-F, INC.,
a Delaware corporation;
GROUP 1 LP INTERESTS-H, INC.,
a Delaware corporation;
GROUP 1 LP INTERESTS-N, INC.,
a Delaware corporation;
GROUP 1 LP INTERESTS-S, INC.,
a Delaware corporation;
GROUP 1 LP INTERESTS-T, INC.,
a Delaware corporation

By:	/s/ Pete Ruiz

Pete Ruiz President and Secretary

AMARILLO MOTORS-F, LTD.,

a Texas limited partnership;
AMARILLO MOTORS-J, LTD.,
a Texas limited partnership;
AMARILLO MOTORS-SM, LTD.,
a Texas limited partnership;
CHAPERRAL DODGE, LTD.,
a Texas limited partnership;
GPI, LTD.,
a Texas limited partnership ;
KUTZ-N, LTD.,
a Texas limited partnership;
LUBBOCK MOTORS, LTD.,
a Texas limited partnership;
LUBBOCK MOTORS-F, LTD.,
a Texas limited partnership;
LUBBOCK MOTORS-S, LTD.,
a Texas limited partnership;
LUBBOCK MOTORS-SH, LTD.,
a Texas limited partnership;
LUBBOCK MOTORS-T, LTD.,
a Texas limited partnership;
MAXWELL CHRYSLER DODGE JEEP, LTD.,
a Texas limited partnership;
MAXWELL FORD, LTD.,
a Texas limited partnership;
MAXWELL-N, LTD.,
a Texas limited partnership;

MAXWELL-NII, LTD.,
a Texas limited partnership;
MCCALL-H, LTD.,
a Texas limited partnership;
MCCALL-HA, LTD.,
a Texas limited partnership;
MCCALL-N, LTD.,
a Texas limited partnership;
MCCALL-SB, LTD.,
a Texas limited partnership;
MCCALL-SL, LTD.,
a Texas limited partnership;
MCCALL-T, LTD.,
a Texas limited partnership;
MCCALL-TII, LTD.,
a Texas limited partnership;
MCCALL-TL, LTD.,
a Texas limited partnership;
PRESTIGE CHRYSLER NORTHWEST, LTD.,
a Texas limited partnership;
PRESTIGE CHRYSLER SOUTH, LTD.,
a Texas limited partnership;
ROCKWALL AUTOMOTIVE-DCD, LTD.,
a Texas limited partnership;
ROCKWALL AUTOMOTIVE-F, LTD.,
a Texas limited partnership;
WEST CENTRAL MANAGEMENT CO., LTD.,
a Texas limited partnership

By:	Group 1 Associates, Inc.,

its General Partner

	By:	/s/ John C. Rickel

John C. Rickel Vice President

BOB HOWARD DODGE, INC.,

an Oklahoma corporation;
BOB HOWARD MOTORS, INC.,
an Oklahoma corporation;
BOB HOWARD NISSAN, INC.,
an Oklahoma corporation;
BOHN HOLDINGS, INC.,
a Delaware corporation;
BOHN HOLDINGS-F, INC.,
a Delaware corporation;
BOHN HOLDINGS-S, INC.,
a Delaware corporation;
CASA CHRYSLER PLYMOUTH JEEP, INC.,
a New Mexico corporation;
DANVERS-DCII, INC.,
a Delaware corporation;
DANVERS-DCIII, INC.,
a Delaware corporation;
DANVERS-N, INC.,
a Delaware corporation;
DANVERS-NII, INC.,
a Delaware corporation;
DANVERS-S, INC.,
a Delaware corporation;
DANVERS-SB, INC.,
a Delaware corporation;
DANVERS-T, INC.,
a Delaware corporation;
DANVERS-TII, INC.,
a Delaware corporation;
DANVERS-TIII, INC.,
a Delaware corporation;
DANVERS-TL, INC.,
a Delaware corporation;
FMM, INC.,
a California corporation;
GPI AL-N, INC.,
a Delaware corporation;
GPI ATLANTA-F, INC.,
a Georgia corporation;
GPI ATLANTA-FLM, INC.,
a Delaware corporation;
GPI ATLANTA-FLMII, INC.,
a Delaware corporation;
GPI ATLANTA-T, INC.,
a Delaware corporation;

GPI CA-NIII, INC.,
a Delaware corporation;
GPI CA-TII, INC.,
a Delaware corporation;
GPI KS-SB, INC.,
a Delaware corporation;
GPI MS-H, INC.,
a Delaware corporation;
GPI MS-N, INC.,
a Delaware corporation;
GPI MS-SK, INC.,
a Delaware corporation;
GPI NH-T, INC.,
a Delaware corporation;
GPI NH-TL, INC.,
a Delaware corporation;
GPI SAC-SK, INC.,
a Delaware corporation;
GPI SAC-T, INC.,
a Delaware corporation;
GPI SD-DC, INC.,
a Delaware corporation;
GPI SD-IMPORTS, INC.,
a Delaware corporation;
GROUP 1 ASSOCIATES, INC.,
a Delaware corporation;
GROUP 1 FL HOLDINGS, INC.,
a Delaware corporation;
HOWARD-DCII, INC.,
a Delaware corporation;
HOWARD-FLMII, INC.,
a Delaware corporation;
HOWARD-H, INC.,
a Delaware corporation;
HOWARD-HA, INC.,
a Delaware corporation;
HOWARD-SB, INC.,
a Delaware corporation;
HOWARD-SI, INC.,
a Delaware corporation;
HOWARD FORD, INC.,
a Delaware corporation;
JIM TIDWELL FORD, INC.,
a Delaware corporation;
MIKE SMITH AUTOMOTIVE-H, INC.,
a Delaware corporation;

MIKE SMITH AUTOMOTIVE-N, INC.,
a Texas corporation;
MIKE SMITH AUTOPLAZA, INC.,
a Texas corporation;
MIKE SMITH AUTOPLEX DODGE, INC.,
a Texas corporation;
MIKE SMITH AUTOPLEX-GERMAN IMPORTS, INC.,
a Texas corporation;
MIKE SMITH IMPORTS, INC.,
a Texas corporation;
MILLBRO, INC.,
a California corporation;
MILLER AUTOMOTIVE GROUP, INC.,
a California corporation;
MILLER FAMILY COMPANY, INC.,
a California corporation;
MILLER IMPORTS, INC.,
a California corporation;
MILLER INFINITI, INC.,
a California corporation;
MILLER NISSAN, INC.,
a California corporation;
MILLER-DM, INC.,
a Delaware corporation;
MILLER-NII, INC.,
a Delaware corporation;
MILLER-SH, INC.,
a Delaware corporation;
NJ-DM, INC.,
a Delaware corporation;
NJ-H, INC.,
a Delaware corporation;
NJ-HA, INC.,
a Delaware corporation;
NJ-HAII, INC.,
a Delaware corporation;
NJ-HII, INC.,
a Delaware corporation;
NJ-SB, INC.,
a Delaware corporation;
NJ-SV, INC.,
a Delaware corporation;
NY-FV, INC.,
a Delaware corporation;

NY-FVII, INC.,
a Delaware corporation;
NY-SB, INC.,
a Delaware corporation;
NY-SBII, INC.,
a Delaware corporation
PERIMETER FORD, INC.,
a Delaware corporation;

By:	/s/ John C. Rickel

John C. Rickel Vice President

JPMORGAN CHASE BANK, N.A.
By: /s/ Robert L.
Mendoza
AGENT, ISSUING BANK AND	—
LENDER:	Name: Robert L. Mendoza
Title: Vice President

COMERICA BANK
By: /s/ Joseph M.
Darignon
FLOOR PLAN AGENT, SWING	—
LINE BANK AND LENDER:	Name: Joseph M. Darignon
Title: First Vice President

BANK OF AMERICA, N.A.
By: /s	/ M. Patricia
Kay
SYNDICATION AGENT —	—
AND LENDER: Name:	M. Patricia Kay
Title:	Senior Vice President

LENDER: TOYOTA MOTOR CREDIT CORPORATION
By: /s/ Mark Doi

Name: Mark Doi Title: National	Dealer Credit Manager

LENDER: BMW FINANCIAL SERVICES NA, LLC
By: /s/ John Nore

Name: John Nore Title: General M	anager, Retailer Finance

LENDER:	NISSAN MOTOR ACCEPTANCE CORPORATION, a California corporation
By: /s/ Kevin J. Cullum
Name: Kevin J. Cullum
Title: Director, Dealer and Commercial Lending

LENDER: SOVEREIGN BANK
By: /s/ Kyle S. Bourque

Name: Kyle S. Bo Title: Vice Pres	urque ident

LENDER: KEY BANK
By: /s/ Jim Webber

Name: Jim Webber Title: Vice-Pres	ident, Commercial RM

LENDER: BNP PARIBAS
By: /s/ Mike Shryock

Name: Mike Shryo Title: Managing By: /s/ Brad Ellis	ck Director

Name: Brad Ellis Title: Vice Pres	ident

LENDER: WELLS FARGO BANK, NATIONAL ASSOCIATION
By: /s/ Byron Sl	aughter

Name: Byron Slau Title: Designate	ghter d Signer

LENDER:	WACHOVIA BANK, NATIONAL ASSOCIATION
By: /s/ Michael R.
Burkitt
Name: Michael R. Burkitt
Title: Senior Vice President

LENDER: U.S. BANK, N.A.
By: /s/ Jonathan Horton	A.

Name: Jonathan A Title: Senior Vi	. Horton ce President

LENDER: CITIBANK, N.A.
By: /s/ Chris Murphy

Name: Chris Murp Title: Vice-Pres	hy ident

LENDER: BARCLAYS BANK PLC
By: /s/ Nicholas Bell

Name: Nicholas B Title: Director	ell

LENDER: CITIZENS BANK NEW HAMPSHIRE
By: /s/ Mark C. Mazmanian

Name: Mark C. Ma Title: Vice Pres	zmanian ident

LENDER: SUNTRUST BANK
By: /s/ Dan Komitor

Name: Dan Komito Title: Director	r

LENDER: FIFTH THIRD BANK
By: /s/ Mark Olson

Name: Mark Olson Title: Vice Pres	ident

LENDER: NATIONAL CITY BANK
By: /s/ John R. Schofield

Name: John R. Sc Title: Vice Pres	hofield ident

LENDER: DEUTSCHE BANK AG, NEW YORK BRANCH
By: /s/ Scottye	Lindsey

Name: Scottye Li Title: Director	ndsey

By:/s/ Carin Keegan
Name: Carin Keegan
Title: Vice President

LENDER: WORLD OMNI FINANCIAL CORP.
By: /s/ Rebecca Hewitt

Name: Rebecca He Title: Director	witt of Commercial Operations

LENDER: AMARILLO NATIONAL BANK
By: /s/ Cory Ramsey

Name: Cory Ramse Title: Senior Vi	y ce President

LENDER: BANK OF OKLAHOMA, N.A.
By: /s/ Mark A. Fish

Name: Mark A. Fi Title: Senior Vi	sh ce President